Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

FORWARD AIR CORPORATION,

CENTRAL STATES LOGISTICS, INC.,

CLUE OPCO LLC,

OMNI NEWCO, LLC

and

THE OTHER PARTIES HERETO

Dated as of August 10, 2023

i

Exhibits

Exhibit A:	Charter Amendment and Resolutions
Exhibit B:	Opco COF
Exhibit C:	Opco LLCA Terms
Exhibit D:	Securityholder Consent Agreement
Exhibit E-1:	Major Shareholders Agreement
Exhibit E-2:	Major Shareholders Agreement
Exhibit F:	Investor Rights Agreement
Exhibit G:	Surviving Entity COF
Exhibit H:	Surviving Entity LLCA
Exhibit I:	Tax Receivable Agreement
Exhibit J:	Parent D&O Lock-up Agreement
Exhibit K:	Surviving Management Holdings LLCA Terms
Exhibit L:	Key Employee Agreements

AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2023 (this “Agreement”), among

(a)	Forward Air Corporation, a Tennessee corporation (“Parent”);

(b)	Central States Logistics, Inc. an Illinois corporation and wholly owned subsidiary of Parent (“Holdco”);

(c)	Clue Opco LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Opco”) and whose sole manager is Parent;

(d)	Clue Blocker Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Blocker Merger Sub 1”);

(e)	Clue Blocker Merger Sub 2 Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Blocker Merger Sub 2”);

(f)

Clue Blocker Merger Sub 3 Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Blocker Merger Sub 3”; together with Blocker Merger Sub 1 and Blocker Merger Sub 2, collectively, “Blocker Merger Subs”);

(g)	Clue Parent Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Parent Merger Sub”);

(h)	Clue Opco Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Opco (“Opco Merger Sub”);

(i)

Clue Management Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Management Merger Sub”; together with Blocker Merger Subs, Parent Merger Sub and Opco Merger Sub, collectively, “Merger Subs”);

(j)	Omni Newco, LLC, a Delaware limited liability company (the “Company”);

(k)	REP Omni III Blocker, Inc., a Delaware corporation and indirect equityholder of the Company (“Blocker 1”);

(l)	REP Coinvest III-A Blocker Corporation, a Delaware corporation and indirect equityholder of the Company (“Blocker 2”);

(m)	REP Coinvest III-B Blocker Corporation, a Delaware corporation and indirect equityholder of the Company (“Blocker 3”; together with Blocker 1 and Blocker 2, collectively, “Blockers”);

(n)	GN Bondco, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Bondco”); and

(o)	Omni Management Holdings, LLC, a Delaware limited liability company and direct equityholder of the Company (“Management Holdings”).

Each of Parent, Holdco, Opco and each Merger Sub is referred to herein as a “Parent Party” and collectively as the “Parent Parties”. Each of the Company, Bondco, each Blocker and Management Holdings is referred to herein as a “Company Party” and collectively as the “Company Parties”. Each party hereto referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, upon the terms and subject to the conditions of this Agreement, prior to the Closing, the Parties shall complete the Pre-Closing Up-C Restructuring and the Blocker Restructuring;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL and the DLLCA, each Party has agreed to enter into a business combination transaction pursuant to which:

(a)	Blocker Merger Sub 1 will merge with and into Blocker 1, with Blocker 1 continuing as the surviving corporation in such merger (the “Blocker Merger 1”);

(b)	Blocker Merger Sub 2 will merge with and into Blocker 2, with Blocker 2 continuing as the surviving corporation in such merger (the “Blocker Merger 2”);

(c)

Blocker Merger Sub 3 will merge with and into Blocker 3, with Blocker 3 continuing as the surviving corporation in such merger (the “Blocker Merger 3”; together with Blocker Merger 1 and Blocker Merger 2, collectively, the “Blocker Mergers”);

(d)

following the consummation of Blocker Merger 1, Blocker Merger 2 and Blocker Merger 3, each of Surviving Blocker 1, Surviving Blocker 2 and Surviving Blocker 3 will merge with and into Parent Merger Sub, with Parent Merger Sub continuing as the surviving limited liability company in such merger (the “Parent Merger Sub Merger”);

(e)	Opco Merger Sub will merge with and into the Company, with the Company continuing as the surviving limited liability company in such merger (the “Company Merger”);

(f)	Bondco will merge with and into Opco, with Opco continuing as the surviving limited liability company in such merger (the “Bondco Merger”); and

(g)

Management Merger Sub will merge with and into Management Holdings, with Management Holdings continuing as the surviving limited liability company in such merger (the “Management Holdings Merger”; together with the Blocker Mergers, the Parent Merger Sub Merger, the Company Merger and the Bondco Merger, collectively, the “Mergers” and each, a “Merger”);

WHEREAS, at the Closing, immediately following the Company Merger Effective Time, (a) Parent will continue as the sole manager of Opco and (b) Parent, Holdco, Parent Merger Sub and, subject to Section 7.22(a)(i), certain other Persons shall enter into the Opco LLCA (including by delivering a Letter of Transmittal following the Closing);

WHEREAS, the Parent Board has (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders; and (b) approved this Agreement and the Transactions;

WHEREAS, the board of directors of Holdco has unanimously (a) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders; and (b) approved this Agreement and the Transactions;

WHEREAS, (a) the board of directors (or equivalent governing body) of each Merger Sub (other than Opco Merger Sub, Parent Merger Sub and Management Merger Sub) has (i) approved this Agreement (including the Transactions) and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the applicable sole stockholder of each such Merger Sub and (b) (i) Parent, as the sole stockholder of each such Merger Sub (other than Opco Merger Sub, Parent Merger Sub and Management Merger Sub) and (ii) Opco, as the sole member of Opco Merger Sub, in each case, has adopted this Agreement by written consent in accordance with the provisions of the DGCL or the DLLCA as applicable;

WHEREAS, Parent, as the sole member of each of Opco, Parent Merger Sub and Management Merger Sub, has (i) approved this Agreement (including the Transactions) and declared its advisability and (ii) adopted, authorized and approved of this Agreement and the Transactions by written consent in accordance with the provisions of the DLLCA;

WHEREAS, the board of managers of the Company has unanimously approved this Agreement (including the Transactions);

WHEREAS, the board of directors of each Blocker has (a) approved this Agreement (including the Transactions) and declared its advisability and (b) resolved to recommend the adoption of this Agreement by the applicable stockholders of each Blocker;

WHEREAS, (a) the board of directors (or equivalent governing body) of Bondco has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the sole member of Bondco and (b) the Company, as the sole member of Bondco, has adopted this Agreement by written consent in accordance with the provisions of the DLLCA;

WHEREAS, the Company, as the “Manager” (as defined in the Management Holdings LLCA) of Management Holdings, has unanimously approved this Agreement (including the Transactions);

WHEREAS, as of the date hereof, each of the Major Shareholders has delivered to Parent a written consent in the form of a Securityholder Consent Agreement;

WHEREAS, with respect to each Blocker, this Agreement will be adopted, and the Transactions will be approved, by the written consent of the applicable Blocker Securityholders representing the Required Blocker Securityholders Approval of such Blocker (with respect to Blocker 1, the “Consenting Blocker 1 Securityholders”, with respect to Blocker 2, the “Consenting Blocker 2 Securityholders” and, with respect to Blocker 3, the “Consenting Blocker 3 Securityholders”; collectively, the “Consenting Blocker Securityholders”) in accordance with the applicable provisions of the DGCL and the Organizational Documents of each Blocker as promptly as practicable but not later than 24 hours following the execution and delivery of this Agreement by all the Parties by delivering to Parent their irrevocable written consents (collectively, the “Blocker Securityholders Written Consents”), each in the form of a Securityholder Consent Agreement;

WHEREAS, at the Closing, (a) Parent and the applicable Securityholders shall enter into each Shareholders Agreement and (b) Parent, Holdco and the Securityholders as of immediately prior to the Closing as further described therein shall enter into the Tax Receivable Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to each of the Parent Party’s and each of the Company Party’s willingness to enter into this Agreement, certain of the officers and directors of Parent have executed and delivered a lock-up agreement substantially in the form attached hereto as Exhibit J (collectively, the “Lock-up Agreements”), in each case to be effective as of and contingent upon the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to each of the Parent Party’s and each of the Company Party’s willingness to enter into this Agreement, Parent and (i) John J. Schickel, Jr. has executed and delivered to Parent the employment agreement and restrictive covenant agreement for John J. Schickel, Jr. and (ii) Matthew Carlton has executed and delivered to Parent the restrictive covenant agreement for Matthew Carlton, in each case in the corresponding form attached hereto as Exhibit L (collectively, the “Key Employee Agreements”);

WHEREAS, at the Closing, subject to Section 7.22(a)(i), pursuant to the Opco LLCA, Opco will be structured as an umbrella partnership C corporation (Up-C), with the following initial capitalization: (a) Opco Class A Units held directly by Parent and Parent Merger Sub; (b) Opco Class B Units held by the holders of Company Securities (for the avoidance of doubt, excluding the Blockers and Parent Merger Sub); (c) Opco Series C-1 Preferred Units held by Parent Merger Sub; and (d) Opco Series C-2 Preferred Units held by the holders of Company Securities (for the avoidance of doubt, excluding the Blockers and Parent Merger Sub); and

WHEREAS, at the Closing, subject to Section 7.22(a)(ii), pursuant to the Surviving Management Holdings LLCA, Surviving Management Holdings will be structured such that each Management Holdings Securityholder owns Surviving Management Holdings Class B Units and Surviving Management Holdings Series C-2 Preferred Units which will, subject to the terms of the Surviving Management Holdings LLCA and the Opco LLCA, convert into or be exchangeable for a corresponding number of Opco Class B Units and Opco Series C-2 Preferred Units received by Surviving Management Holdings in the Company Merger, respectively.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

Defined Terms

Section 1.01    Certain Defined Terms. For purposes of this Agreement:

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Notwithstanding the foregoing, for purposes of Section 4.21, Article VI, Section 7.01 and Section 7.14, the “portfolio companies” of Ridgemont Equity Partners, EVE Partners and their respective affiliated funds shall be deemed not to be an Affiliate of the Company and its Subsidiaries.

“Aggregate Blocked Stock Consideration (Parent Common)” means that number of shares of Parent Common Stock allocated to all Blocker Securityholders on the Closing Capitalization Schedule (i.e., the total number of all Parent Common Stock reflected on the Closing Capitalization Schedule), subject to adjustment in accordance with Section 3.05.

“Aggregate Blocked Stock Consideration (Parent Preferred)” means that number of Parent Series C Preferred Units allocated to all Blocker Securityholders on the Closing Capitalization Schedule (i.e., the total number of all Parent Series C Preferred Units reflected on the Closing Capitalization Schedule), subject to adjustment in accordance with Section 3.05.

“Aggregate Cash Consideration” means the Aggregate Gross Cash Consideration, minus the Designated Representative Expense Amount, minus the Participation Payment Amount (including the employer-paid portion of any payroll Taxes thereon), minus the Transaction Bonus Amount (including the employer-paid portion of any payroll Taxes thereon).

“Aggregate Company Unblocked Opco Class B Unit Consideration” means, subject to adjustment in accordance with Section 3.05, that number of Opco Class B Units equal to the difference of (i) 5,135,008 minus (ii) the aggregate number of shares of Parent Common Stock constituting the Aggregate Blocked Stock Consideration (Parent Common), subject to adjustment in accordance with Section 3.05.

“Aggregate Company Unblocked Opco Series C-2 Unit Consideration” means that number of Opco Series C-2 Preferred Units equal to the difference of (i) 10,615,418 minus (ii) the aggregate number of Parent Series C Preferred Units constituting the Aggregate Blocked Stock Consideration (Parent Preferred), subject to adjustment in accordance with Section 3.05.

“Aggregate Company Unblocked Parent Series B Preferred Stock Consideration” means that number of Parent Series B Preferred Units equal to that number of Opco Class B Units constituting the Aggregate Company Unblocked Opco Class B Unit Consideration, subject to adjustment in accordance with Section 3.05.

“Aggregate Company Unblocked Stock Consideration” means (a) the Aggregate Company Unblocked Parent Series B Preferred Stock Consideration; (b) the Aggregate Company Unblocked Opco Class B Unit Consideration; and (c) the Aggregate Company Unblocked Opco Series C-2 Unit Consideration.

“Aggregate Gross Cash Consideration” means $150,000,000.

“Aggregate Management Unblocked Stock Consideration” means (a) that number of Surviving Management Holdings Class B Units equal to the number of Opco Class B Units allocated to Management Holdings on the Closing Capitalization Schedule; and (b) that number of Surviving Management Holdings Series C-2 Preferred Units equal to the number of Opco Series C-2 Preferred Units allocated to Management Holdings on the Closing Capitalization Schedule, subject to adjustment in accordance with Section 3.05.

“Applicable Blocker Cash Consideration” means, with respect to each Blocker Securityholder, the portion of the Aggregate Cash Consideration that is allocated to such Blocker Securityholder on the Closing Capitalization Schedule under the heading Applicable Blocker Cash Consideration.

“Applicable Blocker Stock Consideration” means, with respect to each Blocker Securityholder, the portion of (a) the Aggregate Blocked Stock Consideration (Parent Common) and (b) the Aggregate Blocked Stock Consideration (Parent Preferred), in each case, that is allocated to such Blocker Securityholder on the Closing Capitalization Schedule under the heading Applicable Blocker Stock Consideration (Parent Common) and Applicable Blocker Stock Consideration (Parent Preferred), respectively.

“Applicable Securities” means Parent Common Stock, Parent Series B Preferred Units, Parent Series C Preferred Units, Opco Class B Units, Opco Series C-2 Preferred Units, Surviving Management Holdings Class B Units and Surviving Management Holdings Series C-2 Preferred Units as applicable.

“Applicable Unblocked Cash Consideration” means, with respect to each Company Securityholder and Management Holdings Securityholder, the portion of the Aggregate Cash Consideration that is allocated to such Securityholder on the Closing Capitalization Schedule under the heading Applicable Unblocked Cash Consideration.

“Applicable Unblocked Stock Consideration” means, with respect to each Company Securityholder, the portion of (a) the Aggregate Company Unblocked Opco Class B Unit Consideration that is allocated to such Securityholder on the Closing Capitalization Schedule under the heading Applicable Unblocked Stock Consideration (Class B Units), (b) that number of Parent Series B Preferred Units as is equal to portion of the Aggregate Company Unblocked Opco Class B Unit Consideration that is allocated to such Securityholder as described in the preceding clause (a) and (c) the Aggregate Company Unblocked Opco Series C-2 Unit Consideration that is allocated to such Securityholder on the Closing Capitalization Schedule under the heading Applicable Unblocked Stock Consideration (Opco Series C-2 Preferred Units).

“Audit Subsidiary” means Omni Parent, LLC.

“beneficial owner”, with respect to any shares, units or series of Blocker Securities or Company Securities, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blocker 1 Securities” means each share of capital stock of Blocker 1.

“Blocker 2 Securities” means each share of capital stock of Blocker 2.

“Blocker 3 Securities” means each share of capital stock of Blocker 3.

“Blocker Securities” means, collectively, the Blocker 1 Securities, the Blocker 2 Securities and the Blocker 3 Securities.

“Blocker Securityholders” means, collectively, all holders of Blocker Securities.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Charter Amendment and Resolutions” means the amendment to the Organizational Documents of Parent in the form attached hereto as Exhibit A and the resolutions or consent accompanied therewith.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combined Audit Group” means the Company and the Blockers as a consolidated group (and specifically excluding Management Holdings).

“Commercial Tax Agreement” means any (a) agreement solely between the Company Parties and their respective Subsidiaries, (b) customary commercial agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes (such as loan or lease agreements) or (c) allocations, tax distributions, or provisions relating to Tax audits under an entity’s Organizational Documents.

“Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by the Company Parties to Parent simultaneously with the signing of this Agreement.

“Company Equity Incentive Plan” means that certain Equity Incentive Plan of the Company, dated as of March 26, 2021.

“Company IP” means all Company Owned IP together with all Intellectual Property licensed by the Company Parties or any of their respective Subsidiaries and used, held for use or planned for use in the Company’s business.

“Company IP Agreements” means any and all contracts relating in whole or in part to the Company IP or IT Assets, to which the Company Parties or any of their respective Subsidiaries is a party or beneficiary or by which the Company Parties or any of their respective Subsidiaries, or any Company IP or IT Assets may be bound, which contracts are used, held for use or planned for use in the Company’s business, including all (a) licenses or covenants, including covenants not to sue, to Intellectual Property granted by the Company Parties or any of their respective Subsidiaries to any third party; (b) licenses or covenants, including covenants not to sue, to Intellectual Property granted to the Company Parties or any of their respective Subsidiaries by any third party; (c) other contracts between the Company Parties or any of their respective Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets; and (d) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company LLCA” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 26, 2021, as amended by that certain first amendment, dated as of December 30, 2021, and without any further amendment thereto.

“Company Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Parties and their respective Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (a) any failure, in and of itself, to meet internal projections or forecasts for any period ending on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect has occurred unless otherwise excluded pursuant to the exclusions described herein); (b) changes in general economic or political conditions, or in the financial, credit or securities markets in general; (c) changes in applicable Law or GAAP or in any interpretation thereof; (d) changes in the industries in which the Company Parties and their respective Subsidiaries operate (including legal and regulatory changes); (e) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic (including the COVID-19 pandemic); (g) the public announcement, pendency or consummation of the Transactions, including the effect on the relationships with employees, regulators, customers and suppliers of the Company and its Subsidiaries; or (h) any Burdensome Effect; provided that any events, occurrences, state of facts, developments, circumstances, changes and effects referred to in clauses (b) through (f) may be taken into account in determining whether or not there has been a Company Material Adverse Effect to the extent such events, occurrences, state of facts, developments, circumstances, changes and effects have a disproportionate adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole, relative to other participants in the Company Parties’ and their respective Subsidiaries’ industries in the geographic regions in which the Company Parties and their respective Subsidiaries operate (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether or not a Company Material Adverse Effect has occurred).

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company Parties or any of their respective Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

“Company Participation Unit Plan” means that certain Participation Unit Plan of the Company, dated as of November 22, 2022.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, endorsements, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals, accounts, credentials, and orders of any Governmental Authority necessary for each of the Company Parties and their respective Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Securities” means the Existing Company Class A Units and the Existing Company Class B Units.

“Company Securityholder” means each holder of Company Securities.

“Compliant” shall mean, with respect to the Required Company Financial Information, that (a) such Required Company Financial Information, as applicable, does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Company Financial Information, in the light of the circumstances under which the Required Company Financial Information was provided, not materially misleading; (b) such Required Company Financial Information, as applicable, is, and remains throughout the Marketing Period, compliant in all material respects with the requirements of Regulation S-K and Regulation S-X under the Securities Act applicable to offerings of debt securities on a registration statement on Form S-1 for a non-reporting company, subject to usual and customary exceptions for an offering of debt securities pursuant to Rule 144A, including, without limitation, information required by Section 3-10 or 3-16 of Regulation S-X, compensation information and the preparation of pro forma financial statements; (c) the independent auditors for the Audit Subsidiary have not withdrawn any audit opinion with respect to any financial statements contained in the Required Company Financial Information (unless a new unqualified audit opinion has been received in respect thereof from a nationally recognized independent registered accounting firm (so long as such new audit opinion is not subsequently withdrawn)); (d) with respect to any interim financial statements, such interim financial statements have been reviewed by the independent auditors for the Audit Subsidiary as required by the Association of International Certified Professional Accountants; and (e) such Required Company Financial Information is, and remains throughout the Marketing Period, of a date sufficient to permit (i) a registration statement on Form S-1 using such Required Company Financial Information, as applicable, to be declared effective by the SEC on the last day of the Marketing Period; and (ii) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the independent auditors for the Audit Subsidiary on the financial statements and financial information contained in any offering memoranda and provided by the Company, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the last day of the Marketing Period.

“Confidentiality Agreement” means, collectively, (a) the Mutual Nondisclosure Agreement, dated as of March 31, 2023 between the Omni Logistics, LLC and Parent and (b) the Clean Team Confidentiality Agreement, dated as of April 17, 2023 (as amended as of June 27, 2023), by and between Omni Logistics, LLC and Parent, in each case as amended from time to time.

“Contract” means any written or oral loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, license agreement or other contract, agreement, obligation, commitment or instrument that is intended by the parties thereto to be legally binding, in each case, including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Debt Commitment Letter” means the executed debt commitment letter, dated as of the date of this Agreement, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide the Debt Financing in the amounts set forth therein for purposes of financing, in whole or in part, the payment of the Aggregate Gross Cash Consideration or any of the other amounts payable by Parent or any of its Affiliates under this Agreement or the refinancing of any Indebtedness contemplated by the Debt Commitment Letter or this Agreement.

“Debt Fee Letter” means the executed debt fee letter, dated as of the date of this Agreement, delivered in connection with the Debt Commitment Letter.

“Debt Financing” means the debt financing contemplated by the Debt Financing Letters (including one or more offerings of debt securities to be issued or incurred in lieu of or supplemental to any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions in the Debt Fee Letter).

“Debt Financing Letters” means, collectively, the Debt Commitment Letter and the Debt Fee Letter.

“Designated Representative” means the Person designated from time to time as the “Designated Representative” pursuant to and in accordance with the Tax Receivable Agreement entered into at Closing pursuant to this Agreement.

“Designated Representative Expense Amount” means $1,000,000.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Limited Liability Company Act of the State of Delaware.

“E Investor” means Omni Investor Holdings, LLC, a Delaware limited liability company.

“Encumbrances” means mortgages, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims to title of third parties or restrictions on ownership or use of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“Equity Plans” means the Company Equity Incentive Plan and the Company Participation Unit Plan, as amended through the date hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with any of the Company Parties or any of their respective Subsidiaries as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Company Class A Units” has the meaning set forth in the Company LLCA with respect to “Class A Units”.

“Existing Company Class B Participation Units” means the “Class B Participation Units” granted pursuant to the Equity Plans, whether subject to service-based or performance-based vesting criteria.

“Existing Company Class B Units” means the Class B Units under the Company LLCA granted pursuant to the Equity Plans, whether subject to service- or performance-based vesting criteria.

“Existing Securities” means, collectively, Company Securities, Blocker Securities and Management Holdings Securities.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a Party and its Affiliates and the Major Shareholders and their respective Affiliates) actually incurred or accrued by a Party or its Affiliates or on its or their behalf or for which it or they are liable in connection with, arising from, or related to the authorization, preparation, negotiation, execution and performance of the Transactions (including the Mergers), the preparation, negotiation and the execution of the Transaction Agreements, the solicitation of stockholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Transactions, including the Mergers; provided, however, that neither the Participation Payment Amount in respect of the holders of Existing Company Class B Participation Units nor the Transaction Bonus Amount paid pursuant to Section 2.05(b) shall be an “Expense” for purposes of this Agreement.

“Filing Fees” means any HSR Act filing fees and any filing fees or similar expenses applicable to any filings or consents under any other Antitrust Laws.

“Final Determination” means a “determination” within the meaning of Section 1313(a) of the Code (or similar state, local or foreign Tax Law).

“Financing Documents” means the Debt Commitment Letter, any other commitment letter, engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case, entered into by any Financing Source, on the one hand, and the Parent or any of its Affiliates, on the other, in connection with any Debt Financing.

“Financing Sources” means the lenders party to the Debt Commitment Letter (including any lender that becomes party thereto after the date of this Agreement), and shall also include each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Debt Financing, or has otherwise entered into any agreement with Parent or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing and the respective successors and permitted assigns of the foregoing.

“Financing Sources Related Parties” means the Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees and Representatives of any of such Financing Sources or any such Affiliates.

“Flow-Through Tax Return” means any Tax Return filed by or with respect to the Company Parties or any Subsidiaries of the Company Parties if (a) such entity is treated as a partnership, disregarded entity or other “flow-through entity” for purposes of such Tax Return, (b) the results of operations reflected on such Tax Return are also reflected on the Tax Returns of a Company Party or any beneficial owner thereof or (c) any items reflected on such Tax Return could impact the Tax liability of a Company Party (or any beneficial owner thereof), including, for the avoidance of doubt, any IRS Forms 1065 (and any similar state, local or foreign Tax Returns).

“Fraud” means a claim for intentional Delaware common law fraud brought in respect of the making of a representation or warranty in Article IV and Article V or any certificate delivered pursuant to Section 8.02(d) or Section 8.03(d) of this Agreement. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.18, the term “Governmental Authority” shall also include any entity owned or controlled by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, medical wastes, asbestos, polychlorinated biphenyls, per- or poly-fluoridated substances, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or that forms the basis of liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, on a consolidated basis and without duplication, with respect to any Person, all obligations or undertakings by such Person (a) for borrowed money (including deposits or advances of any kind to such Person); (b) evidenced by bonds, debentures, notes or similar instruments; (c) for operating leases, capitalized leases or to pay the deferred and unpaid purchase price of property, equipment or services; (d) pursuant to securitization or factoring programs or arrangements; (e) pursuant to guarantees and arrangements having the economic effect of a guarantee of any Indebtedness; (f) earn-out liabilities with respect to past acquisitions which are or could in the future be due and owing by the Company or any of its Subsidiaries; (g) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (h) letters of credit, bank guarantees, and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; and (i) all Indebtedness of a type referred to in clauses (a) through (h) above of any Person secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any Encumbrance on any property or assets owned by the Company Parties or any of their respective Subsidiaries. Notwithstanding the foregoing, “Indebtedness” of the Company Parties or their respective Subsidiaries shall not include (1) inter-company indebtedness (x) exclusively among any of the Company or one or more of its Subsidiaries, on the one hand, and one or more of the Company’s Subsidiaries, on the other hand, and/or (y) exclusively among any of the Company or one or more of its Subsidiaries, on the one hand, and any equityholder of the Company or any of its Affiliates, on the other hand, which are eliminated and terminated as of the Closing, as set forth in Section 1.01(a) of the Company Disclosure Letter, (2) any deferred revenue or customer deposits, (3) any indebtedness arranged by Parent or any of its Affiliates, including, for the avoidance of doubt, any indebtedness incurred by Bondco in connection with the Debt Financing, (4) any letter of credit, surety bond or performance bond to the extent undrawn or for which a funding claim has not been made that is pending, (5) any trade payables or accrued expenses, or (6) any prepayment premiums or penalties or breakage costs or similar amounts to the extent not with respect to indebtedness to be repaid in connection with the Closing pursuant to this Agreement.

“Intellectual Property” means all worldwide rights in or to (a) patents, utility models, statutory invention registrations, registered designs and equivalent thereof, and all applications and pre-grant and post-grant forms of any of the foregoing, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction; (b) registered or unregistered trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) copyrightable works (including copyrights in Software and Internet websites), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof; (d) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (e) trade secrets, know-how (including all ideas, concepts, research and development) and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes, results, data in any jurisdiction with respect to the foregoing, in each case, that derives economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); (f) Software; (g) information (including scientific, technical, or regulatory information) and business, financial, sales and marketing plans, compilations, processes, methods, compositions, formulae, designs, drawings, tolerances, comparisons, specifications, techniques, and know-how and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, prototypes, samples, studies and summaries); and (h) any and all other similar or equivalent intellectual property rights anywhere in the world.

“Investor Rights Agreement” means the Investor Rights Agreement substantially in the form attached hereto as Exhibit F, by and among Parent, R Investors, E Investor, the other investors set forth therein, to be entered into at the Closing pursuant to Section 7.22(b).

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all (a) computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware (whether general or special purpose), networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services; and (b) any business systems software or applications (including, CRM, ERP, HR, IT support, and accounting systems), whether hosted in “on prem” or in the cloud, or provided as a service (e.g., “Software-as-a-Service”), in each case of both (a) and (b), owned, licensed or used by the Company Parties or any of their respective Subsidiaries and the documentation, reference and resource materials relating thereto and all Contracts and contractual rights required in connection with the foregoing.

“knowledge of Parent” means the actual knowledge of the individuals listed in Section 1.01(b) of the Parent Disclosure Letter.

“knowledge of the Company” means the actual knowledge of the individuals listed in Section 1.01(c) of the Company Disclosure Letter.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Major Shareholders” means the (i) REP Omni Holdings, L.P., (ii) REP III B Feeder, L.P., (iii) REP III C Feeder, L.P., (iv) REP Coinvest III-A Omni, L.P., (v) REP Coinvest III-B Omni, L.P. and (vi) Omni Investor Holdings, LLC.

“Management Holdings Class A Units” has the meaning set forth in the Management Holdings LLCA with respect to “Class A Units”.

“Management Holdings Class B Units” has the meaning set forth in the Management Holdings LLCA with respect to “Class B Units”.

“Management Holdings LLCA” means that certain Limited Liability Company Agreement of Management Holdings, dated as of December 30, 2020, and without any amendment thereto.

“Management Holdings Securities” means, collectively, the Management Holdings Class A Units and the Management Holdings Class B Units.

“Management Holdings Securityholders” means each holder of Management Holdings Securities.

“Marketing Period” means the first period of 20 consecutive Business Days commencing on the first Business Day after (a) the satisfaction or written waiver (where permissible) of the conditions set forth in Section 8.01 and Section 8.02 (other than those conditions that by their terms or nature are to be satisfied at the Closing) and (b) the Required Company Financial Information that is Compliant being delivered to Parent; provided that (i) such period shall be deemed not to have commenced earlier than September 5, 2023; (ii) the days from November 22, 2023 through November 24, 2023 shall not be included when counting the 20 consecutive Business Days (and the Marketing Period need not be consecutive to the extent it would have otherwise included any of those days); and (iii) if such period has not ended on or before December 19, 2023, such period shall be deemed not to have commenced earlier than January 2, 2024. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such 20 consecutive Business Day period, (x) the Company shall have announced any intention to restate any financial statements or financial information included in the Required Company Financial Information, or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the Required Company Financial Information has been amended or the Company has announced that it has concluded that no such restatement shall be required, and in such case a new 20 consecutive Business Day period would commence at such time and the requirements described in the immediately preceding sentence must be satisfied on the first day, throughout and on the last day of such new 20 consecutive Business Day period, (y) the independent auditors for the Audit Subsidiary shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Company Financial Information, in which case the Marketing Period shall be deemed not to commence unless and until a new unqualified audit opinion has been received in respect thereof from a nationally recognized independent registered accounting firm (so long as such new audit opinion is not subsequently withdrawn), and in such case a new 20 consecutive Business Day period would commence at such time and the requirements described in the immediately preceding sentence must be satisfied on the first day, throughout and on the last day of such new 20 consecutive Business Day period, or (z) the Required Company Financial Information is not Compliant on the first day, throughout and on the last day of such 20 consecutive Business Day period, in which case a new 20 consecutive Business Day period shall commence upon Parent receiving updated Required Company Financial Information that is Compliant, and satisfying the other requirements described in the immediately preceding sentence (for the avoidance of doubt, it being understood that if at any time during the Marketing Period the Required Company Financial Information provided at the initiation of the Marketing Period ceases to be Compliant, then the Marketing Period shall be deemed not to have commenced until new or additional Required Company Financial Information that is Compliant is delivered). Notwithstanding anything to the contrary, the Marketing Period shall end on any earlier date that is the date on which the Parent Parties receive proceeds from the Debt Financing sufficient to pay the Aggregate Gross Cash Consideration and other amounts payable by a Parent Party under this Agreement and to finance the refinancing of Indebtedness contemplated by the Debt Commitment Letter and this Agreement. If the Company in good faith reasonably believes that it has delivered the Required Company Financial Information that is Compliant, it may deliver to Parent written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered such Required Company Financial Information on the date such notice is received by Parent and the Marketing Period shall be deemed to have commenced on the date such notice is received, unless Parent in good faith reasonably believes that the Company has not completed delivery of such Required Company Financial Information and, within four business days after their receipt of such notice from the Company, Parent delivers a written notice to the Company to that effect (stating with specificity what Required Company Financial Information it has not delivered); provided that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Company Financial Information has in fact been delivered.

“Merger Consideration” means the Aggregate Gross Cash Consideration, the Aggregate Blocked Stock Consideration (Parent Common), the Aggregate Blocked Stock Consideration (Parent Preferred), the Aggregate Company Unblocked Stock Consideration and the Aggregate Management Unblocked Stock Consideration.

“NASDAQ” means The NASDAQ Global Select Market.

“Non-U.S. Benefit Plan” means a Plan that is not subject exclusively to United States Law.

“Opco Class A Units” means the units of Opco designated as “Class A Units” pursuant to the Opco LLCA.

“Opco Class B Units” means the units of Opco designated as “Class B Units” pursuant to the Opco LLCA.

“Opco COF” means the amended and restated certificate of formation of Opco substantially in the form of Exhibit B.

“Opco LLCA” means, subject to the terms of Section 7.22(a)(i), the amended and restated limited liability company agreement of Opco; provided, that for so long as the definitive agreement constituting the amended and restated limited liability company agreement of Opco contemplated by Section 7.22(a)(i) is not in effect, “Opco LLCA” shall refer to the terms and conditions set forth on Exhibit C.

“Opco Series C-1 Preferred Units” means the units of Opco designated as “Series C-1 Preferred Units” pursuant to the Opco LLCA.

“Opco Series C-2 Preferred Units” means the units of Opco designated as “Series C-2 Preferred Units” pursuant to the Opco LLCA.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Organizational Documents” means, as applicable; (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles or certificate of formation and limited liability company agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing. The Organizational Documents of Parent, Holdco and Opco shall include, from and after the Closing, the Shareholders Agreements.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by Parent to the Company simultaneously with the signing of this Agreement.

“Parent Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Parent Parties and their respective Subsidiaries taken as a whole;

provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (a) any change in the market price or trading volume of the Parent Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Parent Material Adverse Effect has occurred unless otherwise excluded pursuant to the exclusions described herein); (b) changes in general economic or political conditions, or in the financial, credit or securities markets in general; (c) changes in applicable Law or GAAP or in any interpretation thereof; (d) changes in the industries in which Parent Parties and their respective Subsidiaries operate (including legal and regulatory changes); (e) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (f) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic (including the COVID-19 pandemic); (g) the public announcement, pendency or consummation of the Transactions, including the effect on the relationships with employees, regulators, customers and suppliers of the Parent Parties and their respective Subsidiaries; and (h) any Burdensome Effect; provided that any events, occurrences, state of facts, developments, circumstances, changes and effects referred to in clauses (b) through (f) may be taken into account in determining whether or not there has been a Parent Material Adverse Effect to the extent such events, occurrences, state of facts, developments, circumstances, changes and effects have a disproportionate adverse effect on the Parent Parties and their respective Subsidiaries, taken as a whole, relative to other participants in the Parent Parties’ and their respective Subsidiaries’ industries in the geographic regions in which the Parent Parties and their respective Subsidiaries operate (in which case only the incremental disproportionate effect or effects may be taken into account in determining whether or not a Parent Material Adverse Effect has occurred).

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Parent Series B Preferred Stock” means the shares of preferred stock of Parent designated as “Series B Preferred Stock” pursuant to the Charter Amendment and Resolutions.

“Parent Series B Preferred Unit” means a fractional unit of oneone-thousandth (1/1,000) of one share of Parent Series B Preferred Stock, with the rights, privileges and powers set forth in the Charter Amendment and Resolutions (which, for the avoidance of doubt, will include one vote per unit equivalent to one share of Parent Common Stock).

“Parent Series C Preferred Stock” means the shares of preferred stock of Parent designated as “Series C Preferred Stock” pursuant to the Charter Amendment and Resolutions.

“Parent Series C Preferred Unit” means a fractional unit of oneone-thousandth (1/1,000) of one share of Parent Series C Preferred Stock, with the rights, privileges and powers set forth in the Charter Amendment and Resolutions (which, for the avoidance of doubt, will include a $110.00 liquidation preference per unit and provide that, upon the Conversion Approval, each unit will be initially convertible into one share of Parent Common Stock (subject to adjustment as described in Section 3.04)).

“Participation Hurdle Amount” means the Participation Hurdle Amount as defined in the relevant Equity Plan or award agreement, as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Encumbrances arising or incurred in the ordinary course of business; (c) Encumbrances over any Leased Real Property which are not violated in any material respect by the current use and operation of such Leased Real Property; (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Laws; (e) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to, but not adversely affecting current occupancy or use of, the Leased Real Property in any material respect; (f) restrictions on the transfer of securities arising under federal and state securities Laws; (g) any Encumbrances caused by state statutes or specific provisions of Real Property Leases, in each case, with respect to tenant’s personal property, fixtures or leasehold improvements at the subject Leased Real Property; (h) other Encumbrances incurred in the ordinary course of business and which would not reasonably be expected to have an adverse impact on the use of the property so encumbered, including Encumbrances on goods in transit incurred in the ordinary course of business; (i) Encumbrances securing obligations under the Indebtedness that will be released at Closing; (j) Encumbrances arising as a result of or in connection with the Debt Financing or the Alternative Financing; and (k) Encumbrances listed in Section 1.01(d) of the Company Disclosure Letter, which includes any Encumbrances securing obligations under Indebtedness that will be assumed at Closing.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Personal Data” means (a) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement; and (b) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, physical address, telephone number, email address, financial account number, password or PIN, device identifier or unique identification number, government-issued identifier (including Social Security number or driver’s license number), biometric, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations or marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person). Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Plan” means each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employment, individual independent contractor (including individuals engaged through a corporate alter ego), consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust or fund or Contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company Parties or any of their respective Subsidiaries or ERISA Affiliates, to which the Company Parties or any of their respective Subsidiaries is a party or with respect to which the Company Parties or any of their respective Subsidiaries has any obligation or liability, whether actual or contingent; provided, however, that the term “Plan” shall not include any plan, program or arrangement that is mandated and maintained by a Governmental Authority to the extent funded by employment Taxes, social or national insurance contributions or similar obligations.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Privacy and Data Security Requirements” means, with respect to a Company Party or Subsidiary of a Company Party, (a) any Laws regulating the Processing of Personal Data, (b) obligations under all Contracts to which such Company Party or Subsidiary is a party or is otherwise bound that relate to Personal Data or protection of the IT Assets and (c) all of the Company’s and its Subsidiaries’ internal and publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products and services) regarding the Processing of Personal Data.

“Process” or “Processing” or “Processed” means, with respect to Personal Data, the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Software” means (a) any Software that is distributed as “free software” (as defined by the Free Software Foundation), as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Initiative’s Open Source Initiative (www.opensource.org/osd) and (b) any other Software that is distributed as freeware, or under similar licensing or distribution models.

“R Investors” means (i) REP Omni Holdings, L.P., a Delaware limited partnership, (ii) REP III B Feeder, L.P., a Delaware limited partnership, (iii) REP III C Feeder, L.P., a Delaware limited partnership, (iv) REP Coinvest III-A Omni, L.P., a Delaware limited partnership, and (v) REP Coinvest III-B Omni, L.P., a Delaware limited partnership.

“Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which the Company Parties or any of their respective Subsidiaries uses or occupies or has the right to use or occupy, any real property (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto).

“Registered Company IP” means all Intellectual Property: (a) included in the Company Owned IP or (b) that is exclusively licensed to the Company, in each case (a) and (b), that is the subject of an application, certificate, filing, registration, or other document issued, filed with or recorded by any Governmental Authority or Internet domain name registrar.

“Related Party” means, with respect to any Person, any Affiliate, Subsidiary, or any director, officer or beneficial owner of more than five percent of the equity of such Person or Affiliate or Subsidiary (provided that, with respect a Company Party or its Subsidiaries, Related Party also means any employees of such Person), and with respect to any Person who is an individual, such individual’s spouse, direct relatives up to the second degree, any Affiliate of such individual or his/her spouse, or any trust in which such individual or his/her relatives up to the second degree or his/her spouse is a party to as trust beneficiaries.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“Required Blocker Securityholders Approval” means, with respect to each Blocker, the affirmative vote (at a meeting or by written consent) of holders of not less than 100% in voting power of the issued and outstanding Blocker Securities of such Blocker.

“Required Company Financial Information” shall mean (a) the following financial statements and other pertinent information with respect to the Company of the type required by a non-reporting company in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type (and with usual and customary exceptions for an offering of debt securities pursuant to Rule 144A, including, without limitation, information required by Section 3-10 or 3-16 of Regulation S-X, compensation information and the preparation of pro forma financial statements) customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents (other than the portions thereof that are customarily provided by financing sources, including a description of the securities) to consummate a Rule 144A offering of senior notes, including, in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (i) the audited consolidated balance sheets and related statements of operations and comprehensive income, members’ equity and cash flows of the Audit Subsidiary and its consolidated Subsidiaries for the fiscal years ended December 31, 2022 and 2021, together with an audit report, without qualification or exception thereto, on such financial statements from nationally recognized independent accountants engaged by the Company for the Audit Subsidiary, together with the notes thereto; (ii) the unaudited interim condensed consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Company and its consolidated Subsidiaries for the elapsed portion of the fiscal year ended June 30, 2023 (and the corresponding period for the prior fiscal year), together with the notes thereto; (iii) if the Closing Date occurs after November 14, 2023, the unaudited interim condensed consolidated balance sheets and related statements of operations and comprehensive income and cash flow of the Company and its consolidated Subsidiaries for the elapsed portion of the fiscal year ending

September 30, 2023 (and the corresponding period for the prior fiscal year), together with the notes thereto; and (iv) if the Closing Date occurs after February 12, 2024, audited consolidated balance sheet and statements of operations and comprehensive income, members’ equity and cash flow of the Audit Subsidiary and its consolidated Subsidiaries for the fiscal year ending December 31, 2023, together with an audit report, without qualification or exception thereto, on such financial statements from nationally recognized independent accountants engaged by the Company for the Audit Subsidiary, together with the notes thereto; and (b) any other historic information with respect to the Company and its Affiliates as may be reasonably necessary in order for Parent to prepare customary “Article 11” pro forma consolidated balance sheets and related pro forma consolidated statements of income for historical periods; provided that the Required Company Financial Information shall exclude (1) any financial information (other than the financial statements described above) concerning the business of the Company Parties that cannot be provided without unreasonable burden or expense, (2) any information to the extent that the provision thereof would violate any Law or any obligation of confidentiality (not created in contemplation hereof) binding upon, or waive any privilege that may be asserted by, any Company Party or its Affiliates (provided that (A) in the case of information withheld in reliance on the exclusion in this clause (2) related to confidentiality obligations, the Company Parties and their Subsidiaries shall use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality) and (B) in the case of information proposed to be withheld in reliance on the exclusion in this clause (2) related to violations of Law or waiver of privilege, the Company Parties and their Subsidiaries shall use commercially reasonable efforts to provide such information in a manner that would not violate such Law or waive such privilege), (3) a description of the Debt Financing or any component thereof, including amounts, interest rates, dividends, fees and expenses related thereto, (4) risk factors relating solely to the Debt Financing or any component thereof, (5) separate subsidiary financial statements or any other information of the type required by Rule 3-05, Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X or “segment reporting”, (6) Compensation Discussion and Analysis required by Item 402 of Regulation S-K, or (7) any post-Closing or pro forma assumed cost savings, synergies or similar adjustments (and the assumptions relating thereto); in each case unless any such information would be required to ensure that any offering document would not contain any untrue statement of a material fact or omit a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securityholder Consent Agreement” means a consent agreement in the form attached hereto as Exhibit D.

“Securityholders” means, collectively, the Company Securityholders, the Blocker Securityholders and the Management Holdings Securityholders.

“Service Provider” means each of the directors, officers, employees and individual independent contractors (including individuals engaged through a corporate alter ego) of the Company and each of its Subsidiaries.

“Shareholders Agreements” means, collectively, (a) the Major Shareholders Agreement substantially in the form attached hereto as Exhibit E-1, by and among, among others, Parent and E Investor and (b) the Major Shareholders Agreement substantially in the form attached hereto as Exhibit E-2, by and among Parent and the R Investors, in each case, to be entered into at the Closing pursuant to Section 7.22(b).

“Software” means all computer software, programs (whether in source code, object code, human readable form or other form), applications, user interfaces, application programming interfaces (APIs), diagnostic tools, software development tools and kits, templates, menus, analytics and tracking tools, compilers, library functions, version control systems, operating system virtualization environments, databases, database structures, and compilations, including data and collections of data, whether machine-readable or otherwise, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation, including user manuals and training materials, related to any of the foregoing, and any related cloud storage.

“Specified Tax Return” means the IRS Form 1065 and IRS Form 1120, as applicable (and corresponding or similar state and local Tax Returns) of the Company, the Blockers and Management Holdings (i) with respect to the 2022 taxable year and (ii) with respect to any administrative adjustment request for Pre-Closing Tax Period years or amended Tax Returns with respect thereto.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” of any specified Person means any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity.

“Surviving Entity COF” means a certificate of formation substantially in the form of Exhibit G.

“Surviving Entity LLCA” means a limited liability company agreement substantially in the form of Exhibit H.

“Surviving Management Holdings Class B Units” means the units of Surviving Management Holdings designated as “Class B Units” pursuant to the Surviving Management Holdings LLCA.

“Surviving Management Holdings LLCA” means, subject to the terms of Section 7.22(a)(ii), that certain limited liability company agreement of Surviving Management Holdings;

provided, that for so long as the definitive agreement constituting the limited liability company agreement of Surviving Management Holdings contemplated by Section 7.22(a)(ii) is not in effect, “Surviving Management Holdings LLCA” shall refer to the terms and conditions set forth on Exhibit K.

“Surviving Management Holdings Series C-2 Preferred Units” means the units of Surviving Management Holdings designated as “Series C-2 Preferred Units” pursuant to the Surviving Management Holdings LLCA.

“Tax Contest” means any suit, claim, action, investigation, proceeding or audit (in each case with respect to Taxes).

“Tax Receivable Agreement” means a tax receivable agreement substantially in the form of Exhibit I to be entered into at Closing pursuant to Section 7.22(b).

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing and binding agreements or arrangements (whether or not written) the primary purpose of which is to provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability.

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, including with respect to sales, use, highway use, fuel and vehicle registration, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Third Party” means a Person that is not a Related Party of any Parent Party, Company Party or Securityholder.

“Transaction Agreements” means, collectively, this Agreement, the Opco LLCA, the Surviving Entity LLCA, the Surviving Management Holdings LLCA, the Certificates of Merger, the Shareholders Agreements, the Investor Rights Agreement, the Tax Receivable Agreement, the Lock-up Agreements, the Key Employee Agreements and all other Contracts delivered or required to be delivered by any Party at or prior to the Closing pursuant to this Agreement.

“Transactions” means the transactions contemplated by the Transaction Agreements, including the transactions contemplated by the Charter Amendment and Resolutions, the Pre-Closing Up-C Restructuring, the Blocker Restructuring and the Mergers.

“Unreturned Built-In Value Amount” means the Unreturned Built-In Value Amount as defined in the relevant Equity Plan or award agreement, as applicable.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
2022 Bonuses and Commissions	Section 4.10(c)
Access Limitations	Section 7.03(a)
Affiliate Agreement	Section 4.21(a)
Agreement	Preamble
Alternative Financing	Section 7.14(b)
Alternative Financing Commitment Letter	Section 7.14(b)
Alternative Transaction	Section 7.02(a)
Anti-Corruption Laws	Section 4.18(a)
Antitrust Laws	Section 7.01(a)
Appraisal Shares	Section 3.03(a)
Blocker 1	Preamble
Blocker 1 Certificate of Merger	Section 2.03(a)
Blocker 2	Preamble
Blocker 2 Certificate of Merger	Section 2.03(a)
Blocker 3	Preamble
Blocker 3 Certificate of Merger	Section 2.03(a)
Blocker Merger 1	Recitals
Blocker Merger 1 Effective Time	Section 2.03(a)
Blocker Merger 2	Recitals
Blocker Merger 2 Effective Time	Section 2.03(a)
Blocker Merger 3	Recitals
Blocker Merger 3 Effective Time	Section 2.03(a)
Blocker Merger Sub 1	Preamble
Blocker Merger Sub 2	Preamble
Blocker Merger Sub 3	Preamble
Blocker Merger Subs	Preamble
Blocker Mergers	Recitals
Blocker Mergers Effective Time	Section 2.03(a)
Blocker Restructuring	Section 7.18(d)
Blocker Securityholders Written Consents	Recitals
Blockers	Preamble
Bondco	Preamble
Bondco Certificate of Merger	Section 2.03(d)
Bondco Merger	Recitals
Bondco Merger Effective Time	Section 2.03(d)
Burdensome Effect	Section 7.01(a)
Capitalization Schedule Assumptions	Section 2.01(a)
Carrier Selection Requirements	Section 4.22(b)
Certificates of Merger	Section 2.03(e)
Claims	Section 10.01(b)
Closing	Section 2.03

Closing Capitalization Schedule	Section 2.01(a)
Company	Preamble
Company Certificate of Merger	Section 2.03(c)
Company Merger	Recitals
Company Merger Effective Time	Section 2.03(c)
Company Parties	Recitals
Company Party	Recitals
Company Pre-Closing Up-C Restructuring	Section 7.18(b)
Conditional	Section 4.22(a)
Consenting Blocker 1 Securityholders	Recitals
Consenting Blocker 2 Securityholders	Recitals
Consenting Blocker 3 Securityholders	Recitals
Consenting Blocker Securityholders	Recitals
Continuing Employees	Section 7.05(a)
Contracting Party	Section 10.12
Conversion Approval	Section 7.08(a)
Corporate Co-Issuer	Section 7.14(c)(viii)
CSA Scores	Section 4.22(a)
Debt Financing	Section 7.14(b)
Debt Financing Documents	Section 7.14(a)
Debt Financing Letters	Section 7.14(b)
DOT	Section 4.22(a)
Effective Times	Section 2.03(e)
Employee Census	Section 4.10(b)
Exchange Agent	Section 3.01(a)
Exchange Fund	Section 3.01(a)
Existing Financial Statements	Section 4.06(a)
Export Control Laws	Section 4.18(d)
Filed Parent SEC Reports	Article V
Financing Documents	Section 7.14(b)
Financing Related Action	Section 10.10(a)
Holdco	Preamble
Illustrative Closing Capitalization Schedule	Section 2.01(a)
Independent Accounting Firm	Section 7.11(c)(iii)
Intended Tax Treatment	Section 7.11(g)(ii)
Key Employee Agreements	Recitals
Leased Real Property	Section 4.11(b)
Letter of Transmittal	Section 3.01(a)
Loanco	Section 7.14(c)(ix)
Lock-up Agreements	Recitals
Luhansk Peoples Republic	Section 4.18(c)
Management Holdings	Preamble
Management Holdings Certificate of Merger	Section 2.03(e)
Management Holdings Merger	Recitals

Management Holdings Merger Effective Time	Section 2.03(e)
Management Merger Sub	Preamble
Manager	Recitals
Material Contracts	Section 4.15(a)
Material Customers	Section 4.15(c)
Material Real Property Leases	Section 4.11(b)
Material Suppliers	Section 4.15(d)
Merger	Recitals
Merger Subs	Preamble
Mergers	Recitals
Money Laundering Laws	Section 4.18(b)
New Plans	Section 7.05(b)
Next Annual Meeting	Section 7.08(a)
Nonparty Affiliates	Section 10.12
Nonrecourse Matters	Section 10.12
Opco	Preamble
Opco Merger Sub	Preamble
Outside Date	Section 9.01(b)(i)
Parent	Preamble
Parent Excluded Claims	Section 10.01(c)
Parent Merger Sub	Section 2.02(b)
Parent Merger Sub Certificate of Merger	Section 2.03(b)
Parent Merger Sub Merger	Recitals
Parent Merger Sub Merger Effective Time	Section 2.03(b)
Parent Parties	Recitals
Parent Party	Recitals
Parent Pre-Closing Up-C Restructuring	Section 7.18(a)
Parent Released Parties	Section 10.01(b)
Parent Releasing Parties	Section 10.01(c)
Parent SEC Reports	Section 5.07(a)
Participation Payment Amount	Section 2.01(a)(ii)(D)
Parties	Recitals
Party	Recitals
Payoff Amount	Section 7.17
Payoff Debt	Section 7.17
Payoff Letters	Section 7.17
Pre-Closing Seller Returns	Section 7.11(c)(i)
Pre-Closing Tax Contest	Section 7.11(f)
Pre-Closing Tax Returns	Section 7.11(b)(i)(A)
Pre-Closing Up-C Restructuring	Section 7.18(b)
R&D Sponsor	Section 4.12(j)
Regulation S-X	Section 7.16(a)(iii)
Regulation S-X Consent	Section 7.16(b)
Released Claims	Section 10.01(b)

Restraint	Section 8.01(a)
Sanctioned Person	Section 4.18(c)
Sanctions	Section 4.18(c)
Satisfactory	Section 4.22(a)
Securityholder Excluded Claims	Section 10.01(b)
Securityholder Released Parties	Section 10.01(c)
Securityholder Releasing Parties	Section 10.01(b)
Solvent	Section 5.13
Specified Income Tax Payment	Section 4.13(m)
Stock Cap	Section 3.05
Stock Shortfall	Section 3.05
Straddle Period Returns	Section 7.11(c)(ii)
Surviving Blocker	Section 2.02(a)
Surviving Blocker 1	Section 2.02(a)
Surviving Blocker 2	Section 2.02(a)
Surviving Blocker 3	Section 2.02(a)
Surviving Company	Section 2.02(c)
Surviving Covenants	Section 10.01(a)
Surviving Entities	Section 2.02(e)
Surviving Management Holdings	Section 2.02(e)
Surviving Parent Merger Sub	Section 2.02(b)
Tax Allocation	Section 7.11(d)
Tax Forms	Section 7.11(i)
Tax Principles	Section 7.11(b)(i)(A)
Transaction Bonus Amount	Section 2.05(b)(iii)
Transaction Bonuses	Section 2.05(b)(iii)
Transaction Litigation	Section 7.21
Transfer Taxes	Section 7.11(a)

Section 1.03 Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. The phrase “date hereof” means the date that this Agreement is entered into. The word “or” is not exclusive (i.e., it means “and/or”). Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means, unless otherwise expressly set forth herein, such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. The phrase “to the extent” shall mean the degree to which a subject or other matter extends, and such phrase shall not simply mean “if”. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. The words “stock”, “shares” or “units” (or similar designations of interests in a Person, and including references to the holders thereof), when used in this Agreement, as the context requires, refer broadly to stock, shares, units (or similar designations of interests in a Person) or any class or series thereof, including in references to the holders thereof. The phrases “delivered”, “provided to”, “made available” and “furnished to” and phrases of similar import when used herein, unless the context otherwise requires, mean, with respect to any statement to the effect that any information, document or other material has been “delivered”, “provided to”, “made available to” or “furnished to” any Parent Party prior to the date hereof, that such information, document or material was made available for review no later than 24 hours prior to the date hereof in the virtual data room established by the Company in connection with this Agreement (including, for the avoidance of doubt, any “clean room” or similar subfolder thereof). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

ARTICLE II

THE TRANSACTIONS; CONSIDERATION; CONVERSION OF SECURITIES

Section 2.01 Pre-Closing Deliveries.

(a) No less than seven Business Days prior to the Closing, the Company (on behalf of itself, the Blockers, Bondco and Management Holdings) shall deliver to Parent a statement prepared in good faith, substantially in the form of Section 2.01 of the Company Disclosure Letter (which has been illustratively prepared as if (i) the Pre-Closing Up-C Restructuring has occurred; (ii) the Blocker Restructuring has not occurred, (iii) the Existing Company Class B Units and Existing Company Class B Participation Units outstanding on the date hereof are vested, (iv) that the Participation Payment Amount is as set forth on such Illustrative Closing Capitalization Schedule, (v) the Transaction Bonus Amount and the Designated Representative Expense Amount are each zero, (vi) no tax distributions have been made to Securityholders, (vii) as if all Merger Consideration was paid in cash, Parent Common Stock and Parent Series C Preferred Units (i.e., illustratively as if Merger Consideration consisting of (x) Opco Class B Units and Surviving Management Holdings Class B Units were instead issued as Parent Common Stock and (y) Opco Series C-2 Preferred Units and Management Holdings

Series C-2 Preferred Units were instead issued as Parent Series C Preferred Units), and disregarding all Parent Series B Preferred Units, (viii) showing the aggregate value of cash, Parent Common Stock and Parent Series C Preferred Units based on a per share price of Parent Common Stock equal to $110 and (ix) no payments are being made under the Tax Receivable Agreement (collectively, the “Capitalization Schedule Assumptions”), but otherwise based on the capitalization of the Company Parties as of the date hereof , the “Illustrative Closing Capitalization Schedule”) but without giving effect to any of the Capitalization Schedule Assumptions and disregarding any payments under the Tax Receivable Agreement (as may be updated pursuant to Section 2.01(c) from time to time, the “Closing Capitalization Schedule”), setting forth, in each case, as of immediately prior to the Blocker Mergers Effective Time:

(i) a list of all holders of Existing Securities and Existing Company Class B Participation Units and, to the extent available in the Company’s records or available following the commercially reasonable efforts of the Company, each such holder’s address or email address;

(ii) the number of:

(A) with respect to each Blocker, the shares comprising the Blocker Securities of such Blocker and the amount of any declared or accrued but unpaid dividends or other distributions, if any;

(B) Existing Company Class A Units held by each holder of record;

(C) Existing Company Class B Units, to the extent vested or that shall become vested in connection with the Transactions, held by each holder of record, along with the applicable Unreturned Built-In Value Amount for each such Existing Company Class B Unit;

(D) Existing Company Class B Participation Units, to the extent vested or that shall become vested in connection with the Transactions, held by each holder of record and, with respect thereto, the applicable Participation Hurdle Amount and the cash payment owed to such holder under such awarded as a result of the Transactions (collectively for all such holders of Existing Company Class B Participation Units, the “Participation Payment Amount”);

(E) Management Holdings Class A Units held by each holder of record; and

(F) Management Holdings Class B Units, to the extent vested or that shall become vested in connection with the Transactions, held by each holder of record, along with the applicable Unreturned Built-in Value Amount for each such Management Holdings Class B Unit;

(iii) the Aggregate Cash Consideration (including reasonable supporting detail of the calculation thereof (i.e., the Designated Representative Expense Amount, the Participation Payment Amount (including the employer-paid portion of any payroll Taxes thereon), and the Transaction Bonus Amount (including the employer-paid portion of any payroll Taxes thereon))); and

(iv) the portion (in each case represented as a dollar amount, share amount or unit amount, as the case may be) of the Merger Consideration payable to each Company Securityholder (excluding the Company Securities held directly or indirectly by Parent after the Blocker Mergers), Blocker Securityholder and Management Holdings Securityholder, which will (A) be calculated in accordance with the terms and conditions of the Transaction Agreements and any Contract, Organizational Documents and applicable Plan, and (B) specifically identify the amount of Applicable Blocker Cash Consideration and Applicable Unblocked Cash Consideration and the number of shares or units of each Applicable Security payable to each such Company Securityholder, Blocker Securityholder and Management Holdings Securityholder, as the case may be.

(b) For the avoidance of doubt, the calculations set forth in the Closing Capitalization Schedule shall exclude the effect of Parent’s direct or indirect ownership of the Company after the Blocker Mergers Effective Time.

(c) Parent shall be entitled to review and comment on the Closing Capitalization Schedule, and the Company shall provide any reasonably requested supporting information related thereto, consider any such comments (to the extent received no later than five Business Days following delivery of the Closing Capitalization Schedule) in good faith and update and redeliver, to the extent agreed following such good faith consideration, the Closing Capitalization Schedule reflecting any such comments not later than the Business Day immediately prior to the Closing Date. Prior to the Closing, the Company and Parent shall seek in good faith to resolve any differences that they may have with respect to the computation of any of the items in the Closing Capitalization Schedule; provided that if the Company and Parent are unable to resolve all such differences prior to the Closing, the Closing Capitalization Schedule as delivered by the Company shall be used for purposes of the allocation of consideration on the Closing Date. Parent and its Representatives, including the Exchange Agent, shall be entitled to conclusively rely on the amounts and calculations set forth in the Closing Capitalization Schedule and no Company Party or Securityholder may make any claim, and by executing this Agreement or delivering a written consent in the form of the Securityholder Consent Agreements, the Blocker Securityholders Written Consents or the Letter of Transmittal, as applicable, each Company Party and Securityholder irrevocably waives, on behalf of itself and its direct and indirect equityholders and their respective Affiliates, any right to make any claim, against the Parent Parties or any of their respective Affiliates or Representatives, including the Exchange Agent (including, following the Closing, the Surviving Entities and any of their respective Subsidiaries) for any mathematical errors contained in the Closing Capitalization Schedule or the delivery of the Merger Consideration in accordance therewith.

Section 2.02 The Mergers. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, the DLLCA and this Agreement, as applicable:

(a) at the Blocker Mergers Effective Time, (i) Blocker Merger Sub 1 shall be merged with and into Blocker 1, the separate corporate existence of Blocker Merger Sub 1 shall cease and Blocker 1 shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Surviving Blocker 1”), (ii) Blocker Merger Sub 2 shall be merged with and into

Blocker 2, the separate corporate existence of Blocker Merger Sub 2 shall cease and Blocker 2 shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Surviving Blocker 2”) and (iii) Blocker Merger Sub 3 shall be merged with and into Blocker 3, the separate corporate existence of Blocker Merger Sub 3 shall cease and Blocker 3 shall continue as the surviving corporation and as a wholly-owned Subsidiary of Parent (the “Surviving Blocker 3”; together with Surviving Blocker 1 and Surviving Blocker 2, each a “Surviving Blocker”);

(b) at the Parent Merger Sub Merger Effective Time, each of Surviving Blocker 1, Surviving Blocker 2 and Surviving Blocker 3 shall be merged with and into Parent Merger Sub, the separate corporate existence of each of Surviving Blocker 1, Surviving Blocker 2 and Surviving Blocker 3 shall cease and the Parent Merger Sub shall continue as the surviving limited liability company and as a wholly-owned Subsidiary of Parent (the “Surviving Parent Merger Sub”, and also referred to as “Parent Merger Sub”, as the context may require);

(c) at the Company Merger Effective Time, Opco Merger Sub shall be merged with and into the Company, the separate existence of Opco Merger Sub shall cease and the Company shall continue as the surviving limited liability company and as a wholly-owned Subsidiary of Opco (the “Surviving Company”, and also referred to as the “Company”, as the context may require) and, as a result of the issuance of Opco units in the Company Merger, Opco will become wholly owned by Parent, the Parent Merger Sub, the Company Securityholders and Management Holdings as of immediately prior to the Company Merger, and Parent shall be appointed as the manager thereof;

(d) at the Bondco Merger Effective Time, Bondco shall be merged with and into Opco, the separate existence of Bondco shall cease and the ownership of Opco shall remain unchanged (such surviving company continuing to be referred to herein as Opco); and

(e) at the Management Holdings Merger Effective Time, Management Merger Sub shall be merged with and into Management Holdings, the separate existence of Management Merger Sub shall cease and Management Holdings shall continue as the surviving limited liability company, wholly-owned by the Management Holdings Securityholders as of immediately prior to the Management Holdings Merger and the Parent shall be appointed as the manager thereof as set forth in the Surviving Management Holdings LLCA (the “Surviving Management Holdings”; together with the Surviving Blocker 1, the Surviving Blocker 2, the Surviving Blocker 3, the Surviving Parent Merger Sub, the Surviving Company and Opco, collectively, the “Surviving Entities”).

Section 2.03 Closing; Effective Time. The closing of the Transactions (the “Closing”) shall take place on (a) the second Business Day after the later of (i) the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing) and (ii) the earlier of (A) a date during the Marketing Period specified by Parent to the Company in writing and (B) the final day of the Marketing Period (subject, in the case of each of subclauses (A) and (B) of this clause (ii), to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing)); or (b) such other date and time as is mutually agreed to in writing by Parent and the Company. The Closing shall be held at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, or remotely by exchange of documents and signatures (or their electronic counterparts) or such other date, time and place or manner as Parent and the Company shall agree. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the Parties shall cause:

(a) (i) the Blocker Merger 1 to be consummated by filing a certificate of merger (the “Blocker 1 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 1 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 1 Effective Time”), (ii) the Blocker Merger 2 to be consummated by filing a certificate of merger (the “Blocker 2 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 2 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 2 Effective Time”) and (iii) the Blocker Merger 3 to be consummated by filing a certificate of merger (the “Blocker 3 Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Blocker 3 Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Blocker Merger 3 Effective Time”; together with the Blocker Merger 1 Effective Time and the Blocker Merger 2 Effective Time, the “Blocker Mergers Effective Time”);

(b) the Parent Merger Sub Merger to be consummated by filing a certificate of merger (the “Parent Merger Sub Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Parent Merger Sub Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Parent Merger Sub Merger Effective Time”);

(c) the Company Merger to be consummated by filing a certificate of merger (the “Company Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Company Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Company Merger Effective Time”);

(d) the Bondco Merger to be consummated by filing a certificate of merger (the “Bondco Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Bondco Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Bondco Merger Effective Time”);

(e) the Management Holdings Merger to be consummated by filing a certificate of merger (the “Management Holdings Certificate of Merger”; together with the Blocker 1 Certificate of Merger, the Blocker 2 Certificate of Merger, the Blocker 3 Certificate of Merger, the Parent Merger Sub Certificate of Merger, the Company Certificate of Merger and the Bondco Certificate of Merger, collectively, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DLLCA (the date and time of acceptance by the Secretary of State of the State of Delaware of such filing of the Management Holdings Certificate of Merger, or, if another date and time is specified in such filing, such specified date and time, being the “Management Holdings Merger Effective Time”; together with the Blocker Mergers Effective Time, the Parent Merger Sub Merger Effective Time, the Company Merger Effective Time and the Bondco Merger Effective Time, as applicable, the “Effective Times”); and

(f) all such other actions as may be required by applicable Laws in connection with the filing of each of the Certificates of Merger (e.g., payment of franchise Taxes) to make each of the Mergers effective as promptly as practicable on the Closing Date.

Section 2.04 Effect of the Mergers. At the applicable Effective Time, the effect of each Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL or the DLLCA, as applicable. Without limiting the generality of the foregoing, and subject thereto:

(a) (i) at the Blocker Mergers Effective Time, all the property, assets, rights, privileges, powers and franchises of Blocker 1 and Blocker Merger Sub 1 shall vest in the Surviving Blocker 1, and all debts, liabilities, duties and obligations of Blocker 1 and Blocker Merger Sub 1 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 1; (ii) at the Blocker Mergers Effective Time, all the property, assets, rights, privileges, powers and franchises of Blocker 2 and Blocker Merger Sub 2 shall vest in the Surviving Blocker 2, and all debts, liabilities, duties and obligations of Blocker 2 and Blocker Merger Sub 2 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 2; and (iii) at the Blocker Mergers Effective Time, all the property, assets, rights, privileges, powers and franchises of Blocker 3 and Blocker Merger Sub 3 shall vest in the Surviving Blocker 3, and all debts, liabilities, duties and obligations of Blocker 3 and Blocker Merger Sub 3 shall become the debts, liabilities, duties and obligations of the Surviving Blocker 3;

(b) at the Parent Merger Sub Merger Effective Time, all the property, assets, rights, privileges, powers and franchises of Surviving Blocker 1, Surviving Blocker 2, Surviving Blocker 3 and Parent Merger Sub shall vest in the Surviving Parent Merger Sub, and all debts, liabilities, duties and obligations of Surviving Blocker 1, Surviving Blocker 2, Surviving Blocker 3 and Parent Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Parent Merger Sub;

(c) at the Company Merger Effective Time, all the property, assets, rights, privileges, powers and franchises of Opco Merger Sub and the Company shall vest in the Surviving Company, and all debts, liabilities, duties and obligations of Opco Merger Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Company;

(d) at the Bondco Merger Effective Time, all the property, assets, rights, privileges, powers and franchises of Bondco and Opco shall vest in Opco, and all debts, liabilities, duties and obligations of Bondco and Opco shall become the debts, liabilities, duties and obligations of Opco; and

(e) at the Management Holdings Merger Effective Time, all the property, assets, rights, privileges, powers and franchises of Management Merger Sub and Management Holdings shall vest in the Surviving Management Holdings, and all debts, liabilities, duties and obligations of Management Merger Sub and Management Holdings shall become the debts, liabilities, duties and obligations of the Surviving Management Holdings.

Section 2.05 Consideration; Conversion of Securities.

(a) By virtue of the Transactions (including the applicable Merger) and without any action on the part of any Party or any other Person:

(i) at the Blocker Mergers Effective Time, except for Appraisal Shares:

(A) except as set forth in Section 2.05(a)(i)(B), each share of Blocker Securities issued and outstanding immediately prior to the Blocker Mergers Effective Time shall be converted automatically into the right to receive the portions of the Applicable Blocker Cash Consideration and Applicable Blocker Stock Consideration, in each case allocated in respect thereof in accordance with the Closing Capitalization Schedule;

(B) each share of Blocker Securities held in the treasury of any of the Blockers immediately prior to the Blocker Mergers Effective Time shall be automatically cancelled and extinguished without any conversion thereof, and no payment shall be made or payable with respect thereto; and

(C) each holder of shares of Blocker Securities outstanding immediately prior to the Blocker Mergers Effective Time shall thereafter automatically cease to have any rights with respect to such shares of Blocker Securities except, with respect to each such share of Blocker Securities, (x) as provided in this Agreement or (y) as provided by Law;

(ii) at the Blocker Mergers Effective Time:

(A) each share of capital stock of Blocker Merger Sub 1 issued and outstanding immediately prior to the Blocker Mergers Effective Time shall be converted automatically into and exchanged for one share of capital stock of the Surviving Blocker 1, which shall constitute all of the shares of capital stock of Surviving Blocker 1 outstanding immediately following such merger;

(B) each share of capital stock of Blocker Merger Sub 2 issued and outstanding immediately prior to the Blocker Mergers Effective Time shall be converted automatically into and exchanged for one share of capital stock of the Surviving Blocker 2, which shall constitute all of the shares of capital stock of Surviving Blocker 2 outstanding immediately following such merger; and

(C) each share of capital stock of Blocker Merger Sub 3 issued and outstanding immediately prior to the Blocker Mergers Effective Time shall be converted automatically into and exchanged for one share of capital stock of the Surviving Blocker 3, which shall constitute all of the shares of capital stock of Surviving Blocker 3 outstanding immediately following such merger;

(iii) at the Parent Merger Sub Merger Effective Time, each share of capital stock of Surviving Blocker 1, Surviving Blocker 2 and Surviving Blocker 3, in each case issued and outstanding immediately prior to the Parent Merger Sub Merger Effective Time, collectively shall be automatically cancelled and extinguished for no consideration, the equity interests of Parent Merger Sub shall remain outstanding and Parent will continue to own 100% of the membership interests of the Surviving Parent Merger Sub immediately thereafter;

(iv) at the Company Merger Effective Time:

(A) except as set forth in Section 2.05(a)(iv)(B) and Section 2.05(a)(iv)(C), each share of Company Securities issued and outstanding immediately prior to the Company Merger Effective Time (for the avoidance of doubt, after the Blocker Mergers Effective Time and excluding any share of Company Securities held by Surviving Parent Merger Sub) shall be converted into the right to receive the portions of the Applicable Unblocked Cash Consideration and Applicable Unblocked Stock Consideration, in each case allocated in respect thereof in accordance with the Closing Capitalization Schedule;

(B) the Company Securities issued and outstanding immediately prior to the Company Merger Effective Time held by Surviving Parent Merger Sub shall be converted into, in the aggregate: (I) a number of Opco Class A Units equal to the number of shares comprising the Aggregate Blocked Stock Consideration (Parent Common), plus (II) a number of Opco Series C-1 Preferred Units equal to the number of units comprising the Aggregate Blocked Stock Consideration (Parent Preferred);

(C) each share of Company Securities held in the treasury of the Company immediately prior to the Company Merger Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made or payable with respect thereto;

(D) each holder of shares of Company Securities outstanding immediately prior to the Company Merger Effective Time shall thereafter automatically cease to have any rights with respect to such Company Securities except, with respect to each such unit of Company Securities, (x) as provided in this Agreement or (y) as provided by Law;

(v) at the Company Merger Effective Time, each share of capital stock of Opco Merger Sub issued and outstanding immediately prior to the Company Merger Effective Time shall be converted automatically into and exchanged for 100% of the membership interests of the Surviving Company;

(vi) at the Bondco Merger Effective Time, each membership interest of Bondco shall be automatically cancelled and extinguished for no consideration and cease to be outstanding and the equity interests of Opco shall remain outstanding and will continue to be owned by the existing holders thereof; and

(vii) at the Management Holdings Merger Effective Time:

(A) except as set forth in Section 2.05(a)(vii)(C), each unit of Management Holdings Securities issued and outstanding immediately prior to the Management Holdings Merger Effective Time shall be converted into the right to receive the portions of the Applicable Unblocked Cash Consideration and recapitalized into the Aggregate Management Unblocked Stock Consideration as reflected in the Surviving Management Holdings LLCA, in each case, allocated in respect thereof in accordance with the Closing Capitalization Schedule (for the avoidance of doubt, without double counting the portion of the Merger Consideration allocated to Management Holdings pursuant to Section 2.05(a)(iv));

(B) each holder of Management Holdings Securities outstanding immediately prior to the Management Holdings Merger Effective Time shall thereafter automatically cease to have any rights with respect to such Management Holdings Securities except, with respect to each such unit of Management Holdings Securities, (x) as provided in this Agreement or (y) as provided by Law;

(C) each unit of Management Holdings Securities held in the treasury of any of the Management Holdings immediately prior to the Management Holdings Mergers Effective Time shall be automatically cancelled and extinguished without any conversion thereof, and no payment shall be made or payable with respect thereto; and

(D) each unit of Management Merger Sub issued and outstanding immediately prior to the Management Holdings Merger Effective Time shall be automatically cancelled and extinguished for no consideration.

(viii) All Applicable Securities will, upon issuance, be validly issued, fully paid and non-assessable and free of Encumbrances (other than restrictions on the transfer of securities arising under federal and state securities Laws or as set forth in the Organizational Documents of Parent, Opco or Surviving Management Holdings).

(b) At the Closing, Parent shall pay, or cause to be paid:

(i) on behalf of the Company Parties and their respective Subsidiaries, to the account designated in the applicable Payoff Letter, the outstanding balance of the Payoff Debt in accordance with the Payoff Letters furnished to Parent pursuant to Section 7.17 by wire transfer of immediately available funds;

(ii) to the Persons owed Expenses of the Company Parties, the amount of such Expenses owed thereto, in each case to the extent set forth on a schedule of Company Party Expenses provided by the Company to Parent, accompanied by reasonable supporting documentation, not less than five Business Days prior to the Closing Date, together the instructions for delivery thereof and a validly completed and duly executed W-9 or W-8BEN for each such Person owed Expenses;

(iii) to Surviving Company (or its applicable employing Subsidiary), (A) the Participation Payment Amount, to be distributed to the holders of Existing Company Class B Participation Units as set forth in Section 2.05(c), and (B) the aggregate amount of transaction bonuses granted by the Company following the date hereof (any such bonuses, the “Transaction Bonuses” and the aggregate amount thereof the “Transaction Bonus Amount”) and payable in connection with the Transactions, in each case to the extent set forth on a schedule provided by the Company to Parent not less than five Business Days prior to the Closing Date, to be distributed to the recipients thereof as set forth in Section 2.05(c); and

(iv) to the Designated Representative, a wire transfer of immediately available funds in an aggregate amount equal to the Designated Representative Expense Amount, pursuant to the instructions for delivery thereof specified by the Designated Representative not less than five Business Days prior to the Closing Date.

(c) Parent will take all actions necessary so that as soon as administratively practicable after the Closing (but in any event no later than the first payroll run of the Surviving Company (or its applicable employing Subsidiary) after the Closing), Parent (or its applicable employing Subsidiary) shall pay or cause to be paid, in each case through Parent’s or its applicable Subsidiary’s payroll or accounts payable system, as applicable, and less any applicable Tax withholding, (i) to each holder of Existing Company Class B Participation Units, the Participation Payment Amount to which such holder is entitled as set forth in the Closing Capitalization Schedule and (ii) to each Service Provider owed a Transaction Bonus Amount pursuant to Section 2.05(b)(iii), the Transaction Bonus Amount to which such Service Provider is entitled as set forth in Section 2.05(b)(iii); provided, in each case, Parent shall timely remit, or cause the Surviving Company or the applicable employing Subsidiary to timely remit, such withheld Taxes to the appropriate Governmental Authority on behalf of the applicable holder of Existing Company Class B Participation Unit or Person designated as being owed a transaction bonus.

Section 2.06 Organizational Documents.

(a) At the Blocker Mergers Effective Time, the certificate of incorporation of each Blocker and the bylaws of each Blocker shall be the certificate of incorporation and bylaws, respectively, of each Surviving Blocker until amended in accordance with applicable Law and the terms thereof.

(b) At the Parent Merger Sub Merger Effective Time, the Surviving Entity COF and the Surviving Entity LLCA shall be the certificate of formation and the limited liability company agreement, respectively, of the Surviving Parent Merger Sub until amended in accordance with applicable Law and the terms thereof.

(c) At the Company Merger Effective Time, (i) the certificate of formation of the Surviving Company shall be the certificate of formation of the Company as of immediately prior to the Company Merger Effective Time, (ii) the limited liability company agreement of the Surviving Company shall be amended to read in its entirety as set forth in the Surviving Entity LLCA, and (iii) Parent shall cause the certificate of formation and the limited liability company agreement of Opco to be amended to read in its entirety as set forth in the Opco COF and Opco LLCA, respectively, in each case, until amended in accordance with applicable Law and the terms thereof.

(d) At the Bondco Merger Effective Time, (i) the Opco COF shall remain the certificate of formation of Opco and (ii) the Opco LLCA shall remain the limited liability company agreement of Opco, in each case, until amended in accordance with applicable Law and the terms thereof.

(e) At the Management Holdings Merger Effective Time, the Surviving Management Holdings certificate of formation and the Surviving Management Holdings LLCA shall be the certificate of formation and the limited liability company agreement, respectively, of the Surviving Management Holdings, in each case, until amended in accordance with applicable Law and the terms thereof.

Section 2.07 Directors and Officers.

(a) At the Blocker Mergers Effective Time, the directors and officers of Blocker Merger Sub 1, Blocker Merger Sub 2 and Blocker Merger Sub 3 shall be the initial directors and officers, respectively, of the Surviving Blocker 1, Surviving Blocker 2 and Surviving Blocker 3, respectively, each to serve in accordance with applicable Organizational Documents.

(b) At the Parent Merger Sub Merger Effective Time, the managers and officers of Parent Merger Sub shall be the initial managers and officers, respectively, of the Surviving Parent Merger Sub, each to serve in accordance with the Organizational Documents of the Surviving Parent Merger Sub.

(c) At the Company Merger Effective Time, the sole managing member and officers of Opco Merger Sub shall continue as the sole managing member and officers, respectively, of the Surviving Company, each to serve in accordance with the Organizational Documents of the Surviving Company.

(d) At the Bondco Merger Effective Time, the sole manager and officers of Opco shall continue as the sole manager and officers, respectively, of Opco, each to serve in accordance with the Organizational Documents of Opco.

(e) At the Management Holdings Merger Effective Time, the sole manager and officers of Management Merger Sub shall be the initial sole manager and officers, respectively, of the Surviving Management Holdings, each to serve in accordance with the Organizational Documents of the Surviving Management Holdings.

(f) At the Closing, Parent shall take all necessary actions (including to the extent necessary increasing the size of the Parent Board) to appoint to the Parent Board the John J. Schickel, Jr. and three other individuals designated by the Company Securityholders that are set forth on Section 2.07(f) of the Company Disclosure Letter; provided that in lieu of any of such individuals (other than John J. Schickel, Jr.), another individual may be designated by the Company prior to Closing by written notice from the Company to Parent so long as such replacement individual is reasonably acceptable to Parent.

(g) At the Closing, Parent shall take all necessary action to appoint Mr. John J. Schickel, Jr. as the President of Parent.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01 Exchange.

(a) Exchange Agent. Prior to the Blocker Mergers Effective Time, Parent shall designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the payment of the Merger Consideration in accordance with this Article III pursuant to a customary exchange agent agreement reasonably acceptable to the Company. At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Securityholders as of immediately prior to the Blocker Mergers Effective Time, for exchange in accordance with this Article III at or prior to the applicable Effective Time, (i) book-entry shares or units representing the Applicable Securities constituting a portion, if any, of the Merger Consideration and (ii) cash in an amount sufficient to pay the Aggregate Cash Consideration, in each case, excluding any portion of the Merger Consideration in respect of shares of Company Securities owned directly or indirectly by Parent and pursuant to Section 2.05(a). In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time at or after the Closing any dividends or distributions payable pursuant to Section 3.01(c) or as may be required in accordance with Section 3.03. All shares or units of Applicable Securities and cash, together with any dividends or distributions with respect thereto pursuant to Section 3.01(c), deposited with or provided to the Exchange Agent by or on behalf of Parent, shall be referred to in this Agreement as the “Exchange Fund”. Parent shall cause the Exchange Agent to, upon delivery to the Exchange Agent of a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Securities, Management Holdings Securities and Blocker Securities shall be deemed to pass, only upon proper transfer of the shares to the Exchange Agent, and shall be in a customary form and have such other provisions as are reasonably acceptable to the Company and Parent, including a customary release of claims, consent to the Closing Capitalization Schedule as provided in the Securityholder Consent Agreement and an agreement (effective as of the Closing or, if later, the date of delivery thereof) to join in, be bound by and be a party to the Investor Rights Agreement, Tax Receivables Agreement, Opco LLCA (in the case of Company Securityholders other than the Blocker Securityholders and Management Holdings Securityholders), the Surviving Management Holdings LLCA (in the case of Management Holdings Securityholders) and, if listed as a party to therein, a Shareholders Agreement, but which, for the avoidance of doubt, shall not include any other material obligations other than effecting the transfer of Company Securities, Blocker Securities or Management Holdings Securities, as applicable, or as set forth in the Securityholder Consent Agreement) (a “Letter of Transmittal”) properly completed and validly executed in accordance with the instructions thereto, deliver the Merger Consideration out of the Exchange Fund to recipients thereof as set forth in the Closing Capitalization Schedule. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in (w) obligations issued or guaranteed by the United States of America or any agency or instrumentality thereof, (x) money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of investment or in deposit accounts, short-term negotiable certificates of deposit or short-term negotiable banker’s acceptances of one or more commercial banks, each of which has capital, surplus and undivided profits aggregating more than $10.0 billion (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise), (y) a money market mutual fund investing only in short term U.S. Treasury obligations or obligations backed by short term U.S. Treasury obligations or (z) as otherwise agreed to in writing by the Company (prior to the Closing) or the Designated Representative (following the Closing), as applicable. Any interest or other income from such investments shall be paid to and become income of Opco and to the extent Parent receives any such amounts it shall contribute such funds to Opco for no additional equity. To the extent that there are any losses with respect to any such investments, or such cash diminishes for any reason below the level required for the Exchange Agent to make prompt cash payment of amounts under this Section 3.01, Parent shall cause Opco to promptly replace or restore the cash so as to ensure that there is sufficient cash for the Exchange Agent to make all such payments. Except as contemplated by Section 3.01(f) and Section 3.01(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures.

(i) As promptly as practicable after the date hereof, Parent shall cause the Exchange Agent to mail to each Securityholder as of immediately prior to the applicable Effective Time who is entitled to receive the Merger Consideration pursuant to Section 2.05(a), as set forth on the Illustrative Closing Capitalization Schedule or as otherwise identified to Parent and Exchange Agent in writing following the date hereof, a Letter of Transmittal.

(ii) Upon delivery to the Company or the Exchange Agent of a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto, following the Closing on the Closing Date (if such Letter of Transmittal is delivered at least two Business Days prior to the Closing Date) or within two Business Days following delivery of such Letter of Transmittal (if delivered less than two Business

Days prior to or following the Closing Date), Parent shall cause the Exchange Agent to pay and transfer, as applicable, to the holder of such shares of Existing Securities in exchange therefor, as applicable (I) cash in the amount equal to the portion of the Aggregate Cash Consideration allocable thereto in accordance with the terms of this Agreement; (II) book-entry shares or units representing Applicable Securities, in each case, constituting the portion of the Merger Consideration allocable thereto in accordance with the terms of this Agreement; and (III) any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c); and the shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Existing Securities, which is not registered in the transfer records of the Company, Management Holdings or the Blockers, as applicable (I) cash in the amount equal to the Aggregate Cash Consideration allocable thereto in accordance with the terms of this Agreement; (II) book-entry shares or units representing Applicable Securities, in each case, constituting a portion of the Merger Consideration allocable thereto in accordance with the terms of this Agreement; and (III) any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee if such shares of Existing Securities are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by Section 2.05(a) and this Section 3.01, the Existing Securities shall be deemed at all times after the Closing to represent only the right to receive upon such surrender, in each case, without interest, the applicable portion of the Merger Consideration determined in accordance with this Agreement and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(iii) Notwithstanding anything to the contrary herein, Parent shall use reasonable best efforts to cause Exchange Agent to pay and transfer, to each Securityholder that at least two Business Days prior to the Closing Date delivers a properly completed Letter of Transmittal to Parent or the Exchange Agent, such Securityholder’s Merger Consideration on the Closing Date and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with a record date after the Blocker Mergers Effective Time with respect to the Applicable Securities shall be paid to the holder of any Existing Securities as of immediately prior to the Blocker Mergers Effective Time until the holder of such Existing Securities shall deliver to the Exchange Agent a Letter of Transmittal properly completed and validly executed in accordance with the instructions thereto in accordance with Section 3.01(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Existing Securities in accordance with Section 3.02(b), Parent shall cause to be paid to the record holder of shares or units of Applicable Securities issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Blocker Mergers Effective Time but prior to surrender payable with respect to such shares or units of Applicable Securities.

(d) No Further Rights in Company Stock. All Merger Consideration issued or paid upon surrender of Existing Securities in accordance with the terms of Article II and this Article III (including any cash paid pursuant to Section 3.01(c), if any) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of such Existing Securities outstanding as of immediately prior to the Blocker Mergers Effective Time.

(e) No Fractional Shares. Notwithstanding anything to the contrary contained herein, no fraction of a share or unit of any Applicable Security, Opco Class A Unit or Opco Series C-1 Preferred Unit will be issued, in any form, by virtue of this Agreement, the Mergers or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share or unit of Applicable Securities, Opco Class A Units or Opco Series C-1 Preferred Units (after aggregating all fractional shares of the same class of Applicable Securities, Opco Class A Units or Opco Series C-1 Preferred Units, as applicable, that would otherwise be received by such Person) shall instead have the number of shares of such class of Applicable Securities, Opco Class A Units or Opco Series C-1 Preferred Units issued to such Person rounded up or down to the nearest whole share or unit of such Applicable Securities, Opco Class A Units or Opco Series C-1 Preferred Units. No cash settlements shall be made with respect to fractional shares or units eliminated by rounding. Notwithstanding the foregoing, the Parties acknowledge and agree that, pursuant to and in accordance with the terms hereof and the Charter Amendment and Resolutions, the Parent Series B Preferred Stock and the Parent Series C Preferred Stock will be issued in fractional shares in the form of the Parent Series B Preferred Units and Parent Series C Preferred Units, respectively.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to any Securityholders on the first anniversary of the Closing shall be delivered to Parent or its designee, upon demand, and any Securityholders who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), and any dividends or other distributions with respect to the Applicable Securities to which they are entitled pursuant to Section 3.01(c).

(g) No Liability. Neither the Exchange Agent nor any Surviving Entity shall be liable to any Securityholders for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to any Applicable Securities) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by Securityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(h) Withholding Rights. Each of the Exchange Agent, Parent and the Surviving Entities shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Law. Before making any such deduction or withholding, the payor shall use commercially reasonable efforts to give the payee advance written notice of at least three days of its intention to make such deduction or withholding and shall work in good faith with the payee to obtain any available reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted or withheld and timely paid to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. To the extent the payor deducts or withholds any amount that was not required to be deducted or withheld under applicable Law, and provided that such amount was not remitted to any Governmental Authority, such deducted or withheld amount shall be promptly returned to the applicable payee within 10 days of a reasonable good faith determination by the payor that such amount was improperly deducted or withheld.

Section 3.02 Stock Transfer Books. At the applicable Effective Time, the stock transfer (or equivalent) books of the Blockers, Management Holdings and the Company shall be closed and there shall be no further registration of transfers of Existing Securities thereafter on the records of the Blockers, Management Holdings or the Company. On or after such applicable Effective Time, any Existing Securities outstanding immediately prior to the Blocker Mergers Effective Time and presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Existing Securities formerly represented by such Existing Securities to which the holders thereof are entitled pursuant to Section 2.05(a) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).

Section 3.03 Appraisal Rights.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Blocker Securities that are outstanding immediately prior to the Blocker Mergers Effective Time and that are held by any Blocker Securityholder who has not voted in favor of the applicable Blocker Merger or consented thereto in writing, has not waived appraisal rights in connection with the applicable Blocker Merger, and properly demands appraisal of such shares pursuant to, and in accordance with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the applicable portion of the Merger Consideration as provided in Section 2.05(a), but instead shall be entitled to only those rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then such shares shall cease to be “Appraisal Shares” and the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such former Appraisal Shares shall thereupon be treated as if they were Blocker Securities pursuant to Section 2.05(a)(i)(A) at the time of the Blocker Mergers and shall be deemed to have been converted as of the Blocker Mergers Effective Time into, and shall represent only the right to receive, the applicable portion of the Merger Consideration as provided in Section 2.05(a)(i)(A), any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c), in each case, as if such Blocker Securities were never Appraisal Shares, and Parent shall cause Opco to deposit such Merger Consideration with the Exchange Agent.

(b) The Blockers shall give prompt notice to Parent of any demands received by the Blockers for appraisal of any shares of Blocker Securities, any attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to be paid the “fair value” of the Appraisal Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Blocker Mergers Effective Time, the Blockers shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Blockers, require the Blockers to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.04 Adjustments. Without limiting the obligations of Parent pursuant to Section 6.02 and Section 6.03, if, at any time on or after the date hereof and prior to the Closing, Parent makes (or any record date occurs with respect thereto) (a) any subdivision, stock dividend or split of any Parent Common Stock or (b) combination, recapitalization, exchange of shares, reclassification or similar transaction of Parent Common Stock into a different number of shares of Parent Common Stock or different class, then the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted to reflect such event and provide the same economic effect for the Securityholders as contemplated by this Agreement prior to such event, including, for the avoidance of doubt, to provide for the receipt by the Securityholders the same amount of cash. Further, if anything occurs following the date of this Agreement until the Closing that would have resulted in an adjustment to the Parent Series C Preferred Stock or its Conversion Price (as defined in the Charter Amendment and Resolutions) or to the Parent Series C Preferred Units thereof pursuant to the Charter Amendment and Resolutions had the Parent Series C Preferred Stock or the Parent Series C Preferred Units thereof been issued and outstanding since the date of this Agreement, the Merger Consideration issued pursuant to this Agreement consisting of Parent Series C Preferred Units shall be adjusted in the same manner as would have been required by the Charter Amendment and Resolutions and corresponding adjustments likewise shall be made to the Opco Series C-2 Preferred Units to the extent applicable in connection with such event as would have been required pursuant to the Opco LLCA as if then in effect.

Section 3.05 Stock Cap. Notwithstanding anything to the contrary herein, in no event shall the aggregate number of (a) shares of Parent Common Stock and (b) Parent Series B Preferred Units, in each case, constituting a portion of the Merger Consideration, exceed 19.99% of the total number of shares of Parent Common Stock (and any other securities of Parent having the right to vote generally in any election of directors of the Parent Board) outstanding immediately prior to the Blocker Mergers Effective Time (the “Stock Cap”). In the event the issuance of the Aggregate Blocked Stock Consideration (Parent Common) and the Aggregate Company Unblocked Parent Series B Preferred Stock Consideration would result in, immediately following Closing, an aggregate amount of Parent Common Stock and Parent Series B Preferred Units, in each case, constituting a portion of the Merger Consideration, that exceeds the Stock Cap, the aggregate number of Parent Common Stock and Parent Series B Preferred Units (and corresponding Opco Class B Units), in each case, constituting a portion of the Merger Consideration, shall be reduced such that the aggregate number of shares of Parent Common Stock and Parent Series B Preferred Units (and corresponding Opco Class B Units) in each case, constituting a portion of the Merger Consideration, equals but does not exceed the Stock Cap, with such reduction allocated between such shares of Parent Common Stock and Parent Series B Preferred Units (and corresponding Opco Class B Units) on a pro rata basis based on the aggregate number of such shares of Parent Common Stock and Parent Series B Preferred Units (and corresponding Opco Class B Units) prior to such reduction (the number of shares of Parent Common Stock and Parent Series B Preferred Units (and corresponding Opco Class B Units) in excess of the Stock Cap so limited by this sentence, the “Stock Shortfall”). In the event of a Stock Shortfall, (i) the Aggregate Blocked Stock Consideration (Parent Preferred) (i.e., the number of Parent Series C Preferred Units issued to the Blocker Securityholders in the Blocker Mergers) shall be increased on a one-for-one basis by the number of shares of Parent Common Stock so limited by the Stock Shortfall and (ii) the Aggregate Company Unblocked Opco Series C-2 Unit Consideration (i.e., the number of Opco Series C-2 Preferred Units issued to the Company Securityholders in the Company Merger) shall be increased on a one-for-one basis by the number of Opco Class B Units (and corresponding Parent Series B Preferred Units) so limited by the Stock Shortfall (and there shall be a corresponding increase to the number of Surviving Management Holdings Series C-2 Preferred Units issued to the Management Holdings Securityholders in the Management Holdings Merger by virtue of the Opco Series C-2 Preferred Units issued Surviving Management Holdings).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

As an inducement to the Parent Parties entering into this Agreement, except as disclosed in the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevant of such disclosure is reasonably apparent on its face), each Company Party represents and warrants to each Parent Party as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company Parties and each of their respective Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company Parties and each of their respective Subsidiaries has the requisite corporate, limited liability company or similar power and authority and all necessary governmental authorizations and approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(b) Section 4.01(b) of the Company Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company Parties, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of the Company Parties and any third parties in each such Subsidiary.

(c) Each Company Party and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)

(i) The Company Parties have made available to Parent, prior to the execution of this Agreement, a true, complete and correct copy of each Company Party’s Organizational Documents, in each case, as amended to the date of this Agreement. Such Organizational Documents are in full force and effect. No Company Party is in violation of any of the provisions of its Organizational Documents in any material respect.

(ii) The Company Parties have made available to Parent, prior to the execution of this Agreement, a true, complete and correct copy of the Organizational Documents of each Subsidiary of each Company Party, in each case, as amended to the date of this Agreement. Such Organizational Documents are in full force and effect. No Subsidiary of any Company Party is in violation of any of the provisions of its Organizational Documents in any material respect.

Section 4.02 Capitalization.

(a) Section 4.02(a) of the Company Disclosure Letter sets forth a true and correct list of the aggregate number of issued and outstanding ownership interests of each Company Party (excluding the forfeiture of any Existing Company Class B Units, Existing Company Class B Participation Units or Management Holdings Class B Units). All shares of Existing Securities are issued in book-entry form (i.e., uncertificated form).

(b) Other than as set forth on Section 4.02(a) of the Company Disclosure Letter or Section 4.02(b) of the Company Disclosure Letter, there are no other ownership interests or equity securities of any Company Party authorized, issued, reserved for issuance, held as treasury shares or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, calls, or commitments of any character whatsoever, relating to the ownership interests of, or other equity or voting interest in, any Company Party to which any Company Party or any Subsidiary of any Company Party is a party or is bound requiring the issuance, delivery or sale of units of equity interests of any Company Party. Other than pursuant to the Company LLCA and the Management Holdings LLCA, no ownership interests are subject to preemptive rights, rights of first refusal, rights of first offer, rights of first negotiation or similar rights. Other than the Existing Company Class B Units, Existing Company Class B Participation Units and Management Holdings Class B Units, there are no outstanding or authorized options, unit appreciation, phantom unit, profit participation or similar rights with respect to any ownership interests of, or other equity or voting interest in, any Company Party to which any Company Party or Subsidiary of any Company Party is a party or is bound. No Company Party has any authorized, issued or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote or consent (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of any Company Party on any matter except, for the sake of clarity, any actions taken following the date hereof pursuant to Section 7.14. Except as set forth in the Company LLCA and the Management Holdings LLCA, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which any Company Party is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any ownership interests of, or other equity or voting interest in, any Company Party or (ii) vote, consent or dispose of any ownership interests of, or other equity or voting interest in, any Company Party. All of the issued and outstanding ownership interests of each Company Party are duly authorized, validly issued, fully paid, non-assessable and uncertificated.

(c) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of each Company Party is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by such Company Party or another wholly owned Subsidiary of a Company Party free and clear of all Encumbrances (other than Permitted Encumbrances (excluding encumbrances described in clause (k) of such definition)) and restrictions on the transfer of securities arising under federal and state securities Laws or the Organizational Documents of the Company Parties, and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (other than restrictions on the transfer of securities arising under federal and state securities Laws or the Organizational Documents of the Company Parties); and each such share or interest was not issued in violation of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the Organizational Documents of any applicable Subsidiary or any agreement to which any Company Party or Subsidiary of any Company Party is a party or otherwise bound. Except for the capital stock of, or other equity interest in, Subsidiaries of the Company Parties, no Company Party owns, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(d) The Closing Capitalization Schedule will be, as of the Closing Date, true, complete and correct in all respects and the allocation of the Merger Consideration attributable to the Securityholders set forth in the Closing Capitalization Schedule will be, as of the Closing Date, calculated pursuant to and in accordance with the Transaction Agreements, and any Contract, Organizational Documents and applicable Plan. As of the Closing, (i) the number of shares of Existing Securities set forth in the Closing Capitalization Schedule as being owned by a Person will constitute the entire interest of record of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, any of the Company Parties, as applicable, and record ownership of such shares of Existing Securities set forth in the Closing Capitalization Schedule is held by such Person and (ii) no Person not disclosed in the Closing Capitalization Schedule will be the record owner or have a right to acquire from any Company Party any shares of capital stock of, or any other equity or ownership interests in, any Company Party or options in respect of the foregoing.

(e) The Illustrative Closing Capitalization Schedule is, as of the date hereof, true, complete and correct in all material respects and the allocation of the Merger Consideration attributable to the Securityholders set forth in the Illustrative Closing Capitalization Schedule is, as of the date hereof, calculated in all material respects pursuant to and in accordance with the Transaction Agreements, and any Contract, Organizational Documents and applicable Plan, in each case, subject to the Capitalization Schedule Assumptions.

Section 4.03 Authority; Vote Required.

(a) Each Company Party has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of the Transaction Agreements by each of the Company Parties party thereto and the consummation by each of the Company Parties of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of such Company Party are necessary to authorize, the Transaction Agreements or to consummate the Transactions (other than, with respect to the Mergers, obtaining the Required Blocker Securityholders Approval and filing the applicable Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL or DLLCA, as applicable, or with such other jurisdiction as necessary to consummate the Transactions). This Agreement has been and each other Transaction Agreement will be duly and validly executed and delivered by each Company Party thereto and, assuming the due authorization, execution and delivery by each Parent Party, constitutes or, in the case of the other Transaction Agreements will constitute, as a legal, valid and binding obligation of each Company Party, enforceable against the applicable Company Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Consenting Blocker 1 Securityholders are the record and beneficial owners of, in the aggregate, shares of capital stock of Blocker 1 entitled to cast votes constituting at least 100% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 1 Securities outstanding on the date hereof, voting together as a single class, and 100%, of the aggregate economic value of Blocker 1 Securities. The Blocker Securityholders Written Consents of the Consenting Blocker 1 Securityholders constitute, alone and without any other vote or consent of any other Blocker Securityholders, the Required Blocker Securityholders Approval.

(c) The Consenting Blocker 2 Securityholders are the record and beneficial owners of, in the aggregate, shares of capital stock of Blocker 2 entitled to cast votes constituting at least 100% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 2 Securities outstanding on the date hereof, voting together as a single class, and 100% of the aggregate economic value of Blocker 2 Securities. The Blocker Securityholders Written Consents of the Consenting Blocker 2 Securityholders constitute, alone and without any other vote or consent of any other Blocker Securityholders, the Required Blocker Securityholders Approval.

(d) The Consenting Blocker 3 Securityholders are the record and beneficial owners of, in the aggregate, shares of capital stock of Blocker 3 entitled to cast votes constituting at least 100% of the votes entitled to be cast on the adoption of this Agreement by holders of Blocker 3 Securities outstanding on the date hereof, voting together as a single class, and at least 100% of the aggregate economic value of Blocker 3 Securities. The Blocker Securityholders Written Consents of the Consenting Blocker 3 Securityholders constitute, alone and without any other vote or consent of any other Blocker Securityholders, the Required Blocker Securityholders Approval.

(e) The written consent of the sole unitholder of Bondco satisfies any and all approvals required from the holders of any class or series of equity securities of any Company Party necessary to adopt this Agreement and approve the Transactions, whether pursuant to the Organizational Documents of the Company Parties, applicable Law or otherwise.

(f) No vote of the Securityholders is required by Law, the applicable Organizational Documents or otherwise in order for each of the Company and Management Holdings to consummate the Transactions. No approval of the Company Parties or their Affiliates is required to consummate the Company Merger and the Management Holdings Merger other than approval of this Agreement (including the Transactions) by the board of managers of the Company and the Company, as the “Manager” (as defined in the Management Holdings LLCA) of Management Holdings, respectively. No Company Securityholder or Management Holdings Securityholder will be entitled to dissenters or appraisal rights as a result of the Transactions.

Section 4.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Transaction Agreements by each applicable Company Party thereto does not, and the performance of the Transaction Agreements by each applicable Company Party thereto, and the consummation of the Transactions, will not, (i) conflict with or violate the Organizational Documents of (A) any Company Party or (B) any Subsidiary of any applicable Company Party; (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained or taken and all filings and obligations described in Section 4.04(b) have been made or satisfied, conflict with or violate any Law applicable to any Company Party or Subsidiary of any Company Party or by which any property or asset of any Company Party or Subsidiary of any Company Party is bound; or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of any Company Party or Subsidiary of any Company Party pursuant to, any Contract, Company Permit or other instrument or obligation to which any Company Party or Subsidiary of any Company Party is a party or by which any Company Party or Subsidiary of any Company Party or any of their respective assets or properties is bound, except with respect to clauses (i), (ii) and (iii) or this Section 4.04(a), for any such conflicts, violations, breaches, defaults, required consents, loss of benefit, creation of Encumbrance or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole or (y) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by the Company Parties or otherwise prevent any Company Party from performing its obligations under this Agreement.

(b) The execution and delivery of the Transaction Agreements by each applicable Company Party thereto do not, and the performance of the Transaction Agreements by each applicable Company Party thereto and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the rules and regulations of NASDAQ, the pre-merger notification requirements of the HSR Act, the requirements of the Antitrust Laws listed on Section 8.01(b) of the Company Disclosure Letter, (ii) for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL or the DLLCA, as applicable and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by the Company Parties or otherwise prevent any Company Party from performing its obligations under this Agreement.

Section 4.05 Permits; Compliance.

(a) Since January 1, 2021, (i) each Company Party and its Subsidiaries have operated and conducted their businesses in compliance with all Laws of any Governmental Authority applicable to their respective businesses or operations and all internal or posted policies and procedures and (ii) no Company Party nor Subsidiary of any Company Party has received any written notice alleging, or been charged by a Governmental Authority with, any violation of any Laws, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(b) Since January 1, 2021, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, (i) each Company Party and its Subsidiaries has obtained and holds all Company Permits necessary to conduct its respective business and all such Company Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole; (ii) there has occurred no material default under, or violation of, any such Company Permit; (iii) no material suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened; (iv) each Company Party and its Subsidiaries have taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any Company Permit to prevent the expiration thereof to the extent applicable, (v) no Company Permits will be adversely affected by the consummation of the Transactions, (vi) all such Company Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and (vii) no Related Party of any Company Party, or any other person, firm or corporation owns or has any proprietary, financial or other interest (direct or indirect) in any Company Permit which any Company Party or any Subsidiary of a Company Party owns, possesses or uses in the operation of the business as now or previously conducted.

Section 4.06 Financial Statements; Undisclosed Liabilities.

(a) Section 4.06(a) of the Company Disclosure Letter contains true, complete and correct copies of (i) the audited consolidated balance sheets and related statements of operations and comprehensive income, members’ equity and cash flows of the Audit Subsidiary and its consolidated Subsidiaries for the years ended December 31, 2022 and 2021; and (ii) the unaudited interim condensed consolidated balance sheets and related statements of operations and comprehensive income and cash flows of the Audit Subsidiary and its consolidated Subsidiaries as of and for the elapsed portion of the fiscal year ended June 30, 2023 (and in each case for the corresponding prior year period) (collectively, the “Existing Financial Statements”), in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments). Each of the Existing Financial Statements does, and each other financial statements to be delivered pursuant to Section 7.14 and Section 7.16 will, fairly present, in all material respects, the consolidated financial condition, results of operations, changes in members’ equity and cash flows of the Audit Subsidiary and its consolidated Subsidiaries or the Company and its consolidated Subsidiaries, as applicable, as of the respective dates indicated therein and for the respective periods indicated therein (subject, in the case of interim financial statements, to the absence of footnotes and normal year-end adjustments). Any financial statements delivered pursuant to Section 7.14 and Section 7.16 will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) (subject, in the case of interim financial statements, to the absence of footnotes and customary year-end adjustments that are not material in amount).

(b) The Company owns no assets (other than cash and the equity interests as set forth on Section 4.01(b) of the Company Disclosure Letter), engages in no other business or operations and has no liabilities, in each case other than (i) assets, activities or liabilities, as applicable, that are incidental to directly owning such equity interests set forth on Section 4.01(b) of the Company Disclosure Letter, (ii) insurance policies or (iii) assets or liabilities that are described on Section 4.06(b) of the Company Disclosure Letter.

(c) The Company Parties and their respective Subsidiaries maintain a system of internal controls over financial reporting to provide reasonable assurance regarding (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company Parties and their respective Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (iii) that transactions are executed only in accordance with the authorization of management; and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d) The books, records and accounts of the Company Parties and their respective Subsidiaries have been maintained in material compliance with applicable legal and accounting requirements and in accordance with sound business practices, and such records are accurate in all material respects and reflect actual, bona fide transactions.

(e) Neither the Audit Subsidiary nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Audit Subsidiary as of December 31, 2022, included in the Existing Financial Statements, (ii) incurred after December 31, 2022 in the ordinary course of business consistent with past practice, (iii) described on Section 4.06(e) of the Company Disclosure Letter or incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Agreements (for clarity, any liability caused by or resulting from a breach by the Company of this Agreement shall not be deemed a liability “incurred in connection” with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement), (iv) to perform in accordance with their terms, any Contract to which the Audit Subsidiary or any of its Subsidiaries is party, (v) that constitute Expenses or (vi) that would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(f) None of the Blockers or Management Holdings has ever had any employees or other operations and its only activities have consisted of (i) holding, directly or indirectly, Company Securities, (ii) activities in connection with this Agreement and the Transactions, (iii) engaging in transactions related to its equity interests and (iv) activities ancillary thereto or required thereby. As of the Closing Date, none of the Blockers or Management Holdings owns any assets other than the Company Securities. Except for liabilities incurred in connection with its incorporation, organization or pursuant to holding the Company Securities and the Transactions, none of the Blockers or Management Holdings has any liabilities. Other than its Organizational Documents, none of the Blockers or Management Holdings is party to any Contract other than those incident or related to (A) the maintenance of its corporate or other legal status, (B) the investment in it by its owners and (C) its ownership of equity, directly or indirectly, in the Company.

(g) Since January 1, 2021, none of the Company Parties, the Audit Subsidiary or their independent accountants has received any written, or to the knowledge of the Company, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of any Company Party or Subsidiary of any Company Party; (ii) “material weakness” in the internal controls over financial reporting of any Company Party or Subsidiary of any Company Party; or (iii) fraud, whether or not material, that involves management or other employees of any Company Party or Subsidiary of any Company Party who have a significant role in the internal controls over financial reporting of the Audit Subsidiary. Since January 1, 2021, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of any Company Party or Subsidiary of any Company Party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 – Communicating Internal Control Related Matters Identified in an audit, as in effect on the date hereof.

(h) Since January 1, 2021, (i) no Company Party or any Subsidiary of any Company Party has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of any Company Party or Subsidiary of any Company Party, or accounting or auditing matters with respect to any Company Party or Subsidiary of any Company Party, and (ii) no attorney representing any Company Party or Subsidiary of any Company Party, whether or not employed by a Company Party or Subsidiary of any Company Party, has reported evidence of a breach of fiduciary duty or similar violation by any Company Party or Subsidiary of any Company Party or any of their respective officers, directors, employees or agents.

(i) No Company Party or any Subsidiary of any Company Party is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or similar Contract (including any Contract relating to any transaction or relationship between or among any Company Party and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Audit Subsidiary or any of its Subsidiaries in the Existing Financial Statements.

(j) Section 4.06(j)(i) of the Company Disclosure Letter sets forth the outstanding amount (including any prepayment penalties, breakage costs or similar amounts, but excluding attorneys’ fees) of the Payoff Debt as of June 30, 2023. Since June 30, 2023 through the date hereof, the Company has not made any draws under its revolving credit facilities set forth on

Section 4.06(j)(i) of the Company Disclosure Letter. As of June 30, 2023, the aggregate amount of the items of Indebtedness specifically listed on Section 4.06(j)(i) of the Company Disclosure Letter does not exceed the set forth on Section 4.06(j)(ii) of the Company Disclosure Letter (with the amounts of operating and capital leases calculated based on the amount thereof required to be set forth on the face of a balance sheet in accordance with GAAP).

Section 4.07 Absence of Certain Changes or Events. Since December 31, 2022, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, that has had or would have been reasonably expected to have a Company Material Adverse Effect. From December 31, 2022 to the date of this Agreement, (a) the Company Parties and their respective Subsidiaries have conducted their businesses in all material respects in the ordinary course of business and in a manner consistent with past practice; and (b) no Company Party or Subsidiary of any Company Party has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b), except Section 6.01(b)(xv) and as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

Section 4.08 Absence of Litigation. There is no Action pending or threatened in writing or, to the knowledge of the Company, orally (a) against or involving any Company Party, any Subsidiary of a Company Party or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with any Company Party) that, individually or in the aggregate, has or would reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, or (b) that seeks to restrain or enjoin the consummation of the Transactions. There is no Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, any Company Party, any Subsidiary of any Company Party or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect any Company Party or Subsidiary of any Company Party) that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole. There is no material Action pending by any Company Party or Subsidiary of any Company Party, or which any Company Party or Subsidiary of any Company Party intends to initiate, against any other Person.

Section 4.09 Employee Benefit Plans.

(a) Section 4.09(a) of the Company Disclosure Letter lists each material Plan as of the date hereof, other than any individual employment or consulting agreements that do not restrict the ability of the Company or any of its Subsidiaries to terminate (x) the employment or engagement of such Person and (y) such agreement without material liability (including with respect to severance obligations). To the extent applicable, with respect to each material Plan in respect of employees in the United States in effect as of the date hereof, true, complete and correct copies of the following have been delivered or made available to the Parent Parties by the Company Parties: (i) all Plan documents (including all amendments and attachments thereto), or written summaries of any such Plan not in writing; (ii) all related trust documents, insurance Contracts or other funding arrangements and the two (2) most recent actuarial reports; (iii) the two (2) most recent annual reports (Form 5500) or similar reports filed with the IRS or other applicable Governmental Authority; (iv) the most recent determination or opinion letter from the IRS or other applicable Governmental Authority; and (v) the most recent summary plan description and any summary of material modification thereto.

(b) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, the terms of each Plan comply in all material respects with applicable Law and each Plan has been operated in all material respects and funded in accordance with its terms, applicable Law and the terms of all collective bargaining agreements or similar Contracts. No material Action is pending or threatened in writing or, to the knowledge of the Company, orally with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, there are not any facts that would be reasonably expected to give rise to any material liability in the event of any such Action.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the knowledge of the Company, there are no facts or circumstances that, individually or in the aggregate, would reasonably be expected to adversely affect such qualification or cause the imposition of a material liability, penalty or Tax under ERISA, the Code or other applicable Laws.

(d) No Company Party or Subsidiary of any Company Party has incurred any liability (actual or contingent) under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course) and no fact or event exists that would result in the incurrence by any Company Party or Subsidiary of any Company Party of such liability, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole. No Company Party nor any Subsidiary of any Company Party has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(e) Neither the execution of this Agreement nor the consummation of the Transactions could (either alone or in connection with any other event, including a termination of employment or service of any current or former Service Provider following, or in connection with the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any additional increase in severance pay or benefits upon any termination of employment or service with any Company Party or Subsidiary of any Company Party; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider or (iii) limit or restrict the right of any Company Party or Subsidiary of any Company Party or, after the consummation of the Transactions, any Parent Party or Parent Party Subsidiary, to amend, modify or terminate any of the Plans.

(f) No Company Party or Subsidiary of any Company Party has any obligations to provide health or other welfare benefits following any termination of employment under any Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

(g) No current of former Service Provider is entitled to any gross-up, make-whole or other additional payment from any Company Party or any other Person in respect of any Tax (including federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(h) With respect to each Non-U.S. Benefit Plan:

(i) all employer and employee contributions to each Non-U.S. Benefit Plan required by Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any contractual obligation (including contributions to all mandatory provident fund schemes) have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole;

(ii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole; and

(iii) each Non-U.S. Benefit Plan is in compliance with applicable funding requirements as required by applicable Laws.

Section 4.10 Labor and Employment Matters.

(a) As of the date hereof, no Company Party nor any Subsidiary of any Company Party is a party to any collective bargaining agreement or similar Contract applicable to any current or former Service Provider. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, (i) from January 1, 2021 through the date of this Agreement, there have not been any strikes or other material labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider and (ii) there are no such strikes or other material labor disputes or work stoppages or campaigns, petitions or other activities ongoing, pending or, to the knowledge of the Company, threatened. As of the date hereof, no Company Party nor any Subsidiary of any Company Party is the subject of any ongoing or pending proceeding alleging that any Company Party or Subsidiary of any Company Party has engaged in any unfair labor practice under any Law.

(b) Section 4.10(b)(i) of the Company Disclosure Letter contains a true, complete and correct list for each current employee (such list, the “Employee Census”) setting forth such employee’s (i) name (or where such information is prohibited by law, a unique identification number), (ii) primary work location, (iii) job title, (iv) current base salary or wage rate (or in the case of individual independent contractors, including individuals engaged through a corporate alter ego, fee arrangements), (v) for domestic employees, accrued benefits under all nonqualified deferred compensation plans, (vi) start date and service reference date (if different from the start date), (vii) vacation or paid time off opportunity, (viii) employing entity, (ix) part-time, full-time, temporary or other status, (x) for domestic employees, exempt or non-exempt status and (xi) whether or not any such employee is on a leave of absence, including type of leave and expected return date.

(c) Section 4.10(b)(ii) of the Company Disclosure Letter contains a true, complete and correct list for each current domestic employee (such list, the “2022 Bonuses and Commissions”) setting forth such employee’s (i) annual cash bonus for fiscal year ending December 31, 2022 and (ii) commission earned for fiscal ending December 31, 2022.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, each Company Party and each of its Subsidiaries are currently in compliance in all material respects with all applicable Laws related to the engagement of all current and former Service Providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety and collective bargaining. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, no current or former individual independent contractor (including individuals engaged through a corporate alter ego) that provides or provided personal services to any Company Party or Subsidiary of any Company Party (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees or payments) pursuant to any Plan. To the knowledge of the Company, neither the execution of this Agreement nor the consummation of the Transactions shall trigger any consultation or similar obligations of any Company Party or Subsidiary of any Company Party with any work council or similar body required by applicable Law.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole, no investigation, review, complaint or proceeding by or before any Governmental Authority with respect to any Company Party or Subsidiary of any Company Party in relation to the employment or alleged employment of any individual is ongoing, pending or threatened in writing or, to the knowledge of the Company, orally, nor has any Company Party or Subsidiary of any Company Party received any written notice indicating an intention to conduct the same.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company Parties and their respective Subsidiaries, taken as a whole, every person who has been paid or otherwise treated as an independent contractor by any Company Party or Subsidiary of any Company Party has been properly classified as an independent contractor.

(g) Since January 1, 2021 through the date hereof, no Company Party or Subsidiary of any Company Party has received, been involved in or been subject to any Actions or any other material complaints, claims or actions alleging sexual harassment, sexual misconduct, bullying or unlawful discrimination committed by any director, officer or other senior managerial employee of any Company Party or any Subsidiary of any Company Party or alleging a workplace culture that encourages or is conducive to the foregoing, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(h) The Company has received, from each current and former Service Provider who holds Existing Company Class B Units or Management Holdings Class B Units that were subject to a substantial risk of forfeiture at grant a copy of the election(s) made under Section 83(b) of the Code, and, to the knowledge of the Company, such elections were made and filed with the IRS in a timely fashion.

(i) Each of the Existing Company Class B Participation Units, Existing Company Class B Units and Management Holdings Class B Units are evidenced by written award agreements, in each case in substantially the same form that has been made available to Parent, subject to alternate negotiated vesting schedules and related provisions (all of which will be vested in connection with the Transactions). Each Existing Company Class B Participation Units and Existing Company Class B Units may, by its terms, be treated in accordance with Article II hereof.

Section 4.11 Real Property; Title to Assets.

(a) No Company Party or Subsidiary of any Company Party owns any real property.

(b) Section 4.11(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all real property leased, subleased, licensed or similarly occupied by each Company Party and Subsidiary of any Company Party for a base annual rent in excess of $500,000.00 (collectively, the “Leased Real Property”) and each Real Property Lease with respect to the Leased Real Property (the “Material Real Property Leases”). With respect to the Material Real Property Leases, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, (i) each Material Real Property Lease is valid and binding on the Company Party or Subsidiary of a Company Party that is a party thereto and, to the knowledge of the Company, each other party thereto and is full force and effect (subject to expiration in accordance with its terms between the date hereof and the Closing Date), (ii) all rent and other sums and charges payable by any Company Party or Subsidiary of any Company Party as tenants thereunder are current and all obligations required to be performed or complied with by any Company Party or any Subsidiary of any Company Party thereunder have been performed, (iii) no early termination event or condition or uncured default of a material nature on the part of any Company Party or, if applicable, Subsidiary of a Company Party or, to the knowledge of the Company, the landlord thereunder, exists under any such Material Real Property Lease, (iv) each Company Party and each Subsidiary of a Company Party has a good and valid leasehold interest in any underlying Leased Real Property free and clear of all Encumbrances, except Permitted Encumbrances (subject to expiration in accordance with its terms between the date hereof and the

Closing Date), and (v) no Company Party or Subsidiary of any Company Party has received any written notice from any landlord under any such Material Real Property Lease that such landlord intends to terminate such Material Real Property Lease (subject to expiration in accordance with its terms between the date hereof and the Closing Date). No Company Party nor any Subsidiary of any Company Party has received written notice of any pending and there is no threatened in writing or, to the knowledge of the Company, orally threatened condemnation with respect to the Leased Real Property. No Company Party nor any Subsidiary of any Company Party has subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, (i) a Company Party or Subsidiary of a Company Party, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all personal property owned or leased by it and necessary for the conduct of its business as it is now being conducted, free and clear of all Encumbrances, except Permitted Encumbrances and (ii) no termination event or condition or uncured default on the part of any Company Party or, if applicable, any Subsidiary of a Company Party or, to the knowledge of the Company, any Person thereunder, exists under any lease of any personal property.

Section 4.12 Intellectual Property.

(a) Section 4.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true, complete and correct list of all (i) Registered Company IP, indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance; (ii) material Software included in the Company Owned IP; and (iii) all social media accounts used by the Company Parties.

(b) The Company IP is subsisting and, to the knowledge of the Company, valid and enforceable and each Company Party and its Subsidiaries possesses all right, title and interest in and to the Company Owned IP and possesses sufficient right, title and interest in and to all other Company IP that is necessary for the conduct of its business as it is now being conducted, free and clear of any Encumbrances other than Permitted Encumbrances. The Company Owned IP constituting Registered Company IP is in compliance with any and all formal legal requirements necessary to record, perfect and maintain the Company Parties’ or any of their respective Subsidiaries’ interest therein.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, and since January 1, 2021 through the date hereof, the operation of the business of the Company Parties and their respective Subsidiaries has not infringed, misappropriated or otherwise violated (including with respect to the development, manufacture, distribution, marketing, use or sale by any Company Party or any Subsidiary of any Company Party of their respective products or of their respective Intellectual Property) the Intellectual Property of any third party and to the knowledge of the Company, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating the Company IP. Since January 1, 2021, there have been no, and there are currently no pending, Actions or Actions threatened in writing against any Company Party or any Subsidiary of any Company Party

regarding: (i) the licensing or use by any Company Party or any Subsidiary of any Company Party of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation, or other violation by any other Person of the Company IP; (iii) any actual or potential infringement, dilution, misappropriation, or other violation of any other Person’s Intellectual Property by any Company Party or any Subsidiary of any Company Party; or (iv) the ownership, validity, registrability, enforceability or use of any Company IP, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, no valid basis exists for any Action in connection with any of the foregoing items (i) through (iv) of this Section 4.12(c).

(d) The Company Owned IP constitutes all of the Intellectual Property owned or purported to be owned by the Company Parties and their respective Subsidiaries that is used, held for use or planned for use in the operation or conduct of the business as currently conducted of the Company Parties, and the Company IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of the business of the Company Parties in the manner in which it is currently being conducted, except where failure to own or otherwise possess rights to any such Intellectual Property, would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole. The consummation of this Agreement and compliance by each Company Party and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance, other than a Permitted Encumbrance, in or upon, any Company Owned IP. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, after the Closing, Parent will indirectly (through the Company and its Subsidiaries) exclusively or jointly own all right, title and interest in and to all Company Owned IP and otherwise have valid rights and licenses to use all Company IP.

(e) Since January 1, 2021, each Company Party and its Subsidiaries have used commercially reasonable efforts to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and other confidential information and prevent the misuse or misappropriation of their Trade Secrets and other confidential information included in the Company IP. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, (i) each current and former employee, consultant or independent contractor of any Company Party who has had access to Trade Secrets or confidential information included in the Company Owned IP has entered into a written agreement with such Company Party that requires such employee, consultant or contractor to protect the secrecy and confidentiality of such Trade Secrets and confidential information and, to the knowledge of the Company, no current or former employee, consultant or independent contractor of any Company Party has breached any such agreement and (ii) there has been no misappropriation or unauthorized disclosure or use of any of the Company’s Trade Secrets or other confidential information.

(f) No current or former director, officer, employee, contractor or consultant of any Company Party or Subsidiary of any Company Party owns any rights in or to any Company Owned IP. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, all current and former directors, officers, employees, contractors and consultants of each Company Party and its Subsidiaries who contributed to the creation or development of any Company Owned IP did so either or both (i) within the scope of his or her employment such that it constituted a work made for hire and all Intellectual Property arising therefrom became the exclusive property of such Company Party or Subsidiary of a Company Party or (ii) pursuant to an executed, enforceable, valid written agreement which assigned or transferred all of his or her rights in such Company Owned IP to a Company Party or Subsidiary of a Company Party. No current or former directors, officers, employees, contractors or consultants of any Company Party or Subsidiary of any Company Party has made or threatened to make any claim of ownership or right, in whole or in part, to any Company Owned IP or asserted in an Action against any Company Party or any Subsidiary of any Company Party such claim of ownership or right.

(g) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties or their respective Subsidiaries, taken as a whole, the IT Assets operate and perform in accordance with their documentation and functional specifications and otherwise as required to permit the operation of the business of the Company Parties as currently conducted. The Company Parties and their respective Subsidiaries maintain the IT Assets in good working condition in all material respects. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, since January 1, 2021, (i) there has been no actual breach or unauthorized access to or use of any of the IT Assets and (ii) the IT Assets have not malfunctioned or failed, and do not contain any viruses, worms, trojan horses, bugs, or faults, and have not experienced breakdowns, errors, contaminants, or continued substandard performance that has caused or reasonably would be expected to cause any disruption or interruption in or to the use of any such IT Assets or to the business of the Company Parties. The Company Parties and their respective Subsidiaries have implemented reasonable backup, security and disaster recovery technology consistent with industry practices and are in compliance in all material respects with applicable Privacy and Data Security Requirements for the IT Assets used in the business, including regular backup and prompt recovery of data and information.

(h) There is no Public Software included in the Company IP that is subject to any open source, public source, freeware or other third party license agreement that: (i) requires any Company Party or Subsidiary of any Company Party to license, disclose or distribute any proprietary source code, IT Asset or Company Owned IP to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any Software included in the Company Owned IP, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Software included in the Company Owned IP, (iv) requires the licensing of any Software included in the Company Owned IP to any other Person for the purpose of making derivative works or (v) otherwise limits any Company Party’s or their respective Subsidiaries’ right to require royalty payments for the use or restrict further distribution of such Software. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, each Company Party and its Subsidiaries are in compliance with all of the terms and conditions of any licenses applicable to any Public Software used by the Company Parties and their respective Subsidiaries in the operation of the business as currently conducted or as conducted since January 1, 2021.

(i) The Company Parties and their respective Subsidiaries are in actual possession of, and have exclusive control over, the source code for all proprietary Software included in Company Owned IP. All proprietary Software included in the Company Owned IP has been created, and the associated source code written, only by individuals, who, at the time they created and developed such Software, were current employees, contractors or consultants of any Company Party or Subsidiary of any Company Party, or a predecessor company thereof. No Company Party or Subsidiary of any Company Party has disclosed, delivered or licensed to any Person, or obligated themselves to disclose, deliver or license to any Person, any Software source code included in Company Owned IP other than to a current or former employee, contractor or consultant who is subject to enforceable confidentiality obligations to any Company Party or Subsidiary of any Company Party restricting the use and disclosure of such source code. To the knowledge of the Company, there has been no unauthorized use, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code owned by any Company Party or its Subsidiary of any Company Party.

(j) Section 4.12(j) of the Company Disclosure Letter lists all agreements pursuant to which a university, or other educational institution, research institution or agency, Governmental Authority, or other organization (each, an “R&D Sponsor”) has sponsored research or development conducted in connection with the businesses of the Company Parties and their respective Subsidiaries. No R&D Sponsor has any claim of right or license to, ownership of, or other Encumbrance (other than a Permitted Encumbrance) on, any Company Owned IP.

(k) The Company Parties and their respective Subsidiaries, and the Processing of any Personal Data by or on behalf of the Company Parties and their respective Subsidiaries, have not violated, and do not violate, in any material respect, any Privacy and Data Security Requirements, or any Person’s right of privacy or publicity. Without limiting the foregoing, the Company Parties and their respective Subsidiaries have ensured that all appropriate consents (as may be required by applicable Privacy and Data Security Requirements) have been obtained from data subjects or other Persons whose Personal Data is Processed thereby except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole. The Company Parties and their respective Subsidiaries have further obtained all rights and licenses necessary to Process Personal Data in the manner it is now Processed thereby or by any Person on their behalf except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole. There is no Action pending, asserted in writing or threatened in writing against a member of any Company Party or Subsidiary of any Company Party alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, and, to the knowledge of the Company, no valid basis exists for any such Action. The Company Parties and their respective Subsidiaries have not (i) received any written communications from or (ii) to the knowledge of the Company, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data.

(l) With respect to all Personal Data gathered or accessed by or on behalf of the Company Parties and their respective Subsidiaries, the Company Parties and their respective Subsidiaries have at all times since January 1, 2021 taken reasonable measures designed to ensure that such information is protected against loss and unauthorized access, use, modification, disclosure or other misuse.

(m) To the knowledge of the Company, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure, use, or access to, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company Parties and their respective Subsidiaries, or held thereby or by any other Person on its behalf; or (ii) any IT Assets that Process Personal Data related to the business of and owned or maintained by the Company Parties and their respective Subsidiaries, its respective personal data processors, customers, subcontractors or vendors, or any other Persons on its behalf, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole. Neither the Company Parties nor any of their respective Subsidiaries has notified or plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements, any affected individual, any third party, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Data of the Company Parties and their respective Subsidiaries. The Company Parties and their respective Subsidiaries do not, and do not permit any third party to, sell, rent, or otherwise make available to any Person any Personal Data, except as stated in the applicable written privacy policies and in compliance with the applicable Privacy and Data Security Requirements, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(n) The execution and performance of this Agreement will not materially breach or otherwise cause any material violation on the part of any Company Party or any Subsidiary of any Company Party of any applicable Privacy and Data Security Requirements. The Personal Data Processed by the Company and its respective Subsidiaries can be used after the Closing Date in a manner substantially the same as currently used by the Company and its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

Section 4.13 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to any Company Party or Subsidiary of any Company Party have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate in all material respects.

(b) All material Taxes of the Company Parties and their respective Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved, in accordance with GAAP and, where applicable, on the Existing Financial Statements. There are no Tax Encumbrances on the assets of any Company Party or their respective Subsidiaries other than Permitted Encumbrances.

(c) Each of the Company Parties and their respective Subsidiaries has paid or withheld all material Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d) No Company Party or Subsidiary of any Company Party has executed any outstanding waiver of any statute of limitations for the assessment or collection of any material Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of any Company Party or Subsidiary of any Company Party is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority against any Company Party or Subsidiary of any Company Party that has not been settled, paid or withdrawn.

(e) No Company Party or Subsidiary of any Company Party has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f) No Company Party or Subsidiary of any Company Party has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b), or any similar provision of state, local or foreign Tax Law.

(g) No Company Party or Subsidiary of any Company Party (i) is a party to or is bound by any Tax Sharing Agreement (other than a Commercial Tax Agreement), (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement (other than a Commercial Tax Agreement), (iii) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is a Company Party or a Subsidiary of a Company Party) or (iv) has liability for the Taxes of any Person (other than another Company Party or a Subsidiary of a Company Party) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by Contract (other than a Commercial Tax Agreement).

(h) Section 4.13(h) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of the jurisdiction of organization and U.S. federal income tax classification of each of the Company Parties and their respective Subsidiaries.

(i) Each of the Company Parties and their respective Subsidiaries that is treated as a partnership for U.S. federal income tax purposes, has in effect an election under Section 754 of the Code.

(j) No Company Party nor Subsidiary of any Company Party has been treated as a corporation for U.S. federal income tax purposes as a result of Section 7704 of the Code.

(k) No claim has been made in writing by any Governmental Authority within the previous three years that could give rise to a material Tax liability in a jurisdiction where any Company Party or Subsidiary of any Company Party does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(l) No Company Party or Subsidiary of any Company Party has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(m) No election has been made under applicable state or local income Tax Law by or with respect to Management Holdings, the Company or any Subsidiary of the Company pursuant to which Management Holdings, the Company or any Subsidiary of the Company will incur or otherwise be liable for any state or local income Tax liability under applicable state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of Management Holdings, the Company or any Subsidiary of the Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

(n) No Company Party, beneficial owner thereof or any Subsidiary of any Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that is effective on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 965(h) of the Code or similar provision of state, local or foreign Law.

(o) All material related-party transactions involving the Company Parties and their respective Subsidiaries are in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder in all material respects. Each of the Company Parties and their respective Subsidiaries has maintained documentation (including any applicable transfer pricing studies) in connection with such related party transactions in accordance with Sections 482 and 6662 of the Code, the Treasury Regulations promulgated thereunder and any other applicable Law except as would not reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(p) To the knowledge of the Company, the Existing Company Class B Units are eligible to be treated as “profits interests” within the meaning of the Code, Treasury Regulations promulgated thereunder, and any published guidance by the Internal Revenue Service with respect thereto, including, without limitation, Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Internal Revenue Service Revenue Procedure 2001-43, 2001-2 C.B. 191.

(q) None of the Company Parties or any of their Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or would be reasonably likely to, prevent the Transactions from qualifying for the Intended Tax Treatment.

(r) Notwithstanding anything herein to the contrary, the representations and warranties contained in this Section 4.13 and Section 4.09 are the sole representations and warranties of the Company Parties and their Subsidiaries being made with respect to Taxes and Tax matters.

(s) Each Company Party as of the date hereof has paid, and as of the Closing will pay, any franchise Taxes due by it.

Section 4.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole: (a) the Company is and, since January 1, 2021, has been in compliance with all Environmental Laws and possesses and is and, since January 1, 2021, has been in compliance with all Environmental Permits, (b) there is no Action, Order or notice of violation or liability, in each case pursuant to Environmental Law pending or, to the knowledge of the Company, threatened in writing against any Company Party or Subsidiary of any Company Party; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other facts or conditions, in each case that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving the Company Parties or their respective Subsidiaries; (d) No Company Party or Subsidiary of any Company Party has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving any Company Party or any Subsidiary of any Company Party; and (e) there are no underground or aboveground storage tanks containing Hazardous Materials or any known or suspected asbestos-containing materials on, at or under any real property leased pursuant to any of the Real Property Leases.

Section 4.15 Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Letter contains a true, complete and correct list of the following Contracts to which any Company Party or Subsidiary of any Company Party is a party as of the date of this Agreement (such Contracts, whether or not set forth on Section 4.15(a) of the Company Disclosure Letter and including any Contract entered into after the date hereof in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.15(a) of the Company Disclosure Letter if it had been entered into as of the date of this Agreement, the “Material Contracts”):

(i) all joint venture Contracts, partnership arrangements or other agreements involving a sharing with any third party of profits, losses, costs or liabilities by any Company Party or Subsidiary of any Company Party of more than $100,000 in any fiscal year (or its equivalent at prevailing exchange rates in another currency);

(ii) all Contracts (A) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2021 or (B) pursuant to which any Company Party or Subsidiary of any Company Party has any outstanding indemnification, earnout or deferred or contingent payment obligations that would reasonably be expected to involve payments, by or to any Company Party or any Subsidiary of a Company Party after December 31, 2022 (in each case, excluding, for the avoidance of doubt, acquisitions or dispositions of assets or properties in the ordinary course of business);

(iii) all Contracts relating to Indebtedness for borrowed money (including commitments to provide such Indebtedness) of any Company Party or Subsidiary of any Company Party;

(iv) all Contracts (A) that limit, or purport to limit, in any material respect, the ability of any Company Party or Subsidiary of any Company Party to compete in any line of business or with any Person or entity (other than the Company Parties and their respective Subsidiaries) or in any geographic area or during any period of time or in any customer segment; (B) that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case in favor of any Person other than any Company Party or Subsidiary of any Company Party; or (C) granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than any Company Party or Subsidiary of any Company Party;

(v) voting or other Contracts governing how any Company Securities, Management Holdings Securities or Blocker Securities shall be voted;

(vi) all Contracts to allocate, share or otherwise indemnify for Taxes, other than Commercial Tax Agreements;

(vii) all Material Real Property Leases;

(viii) all Company IP Agreements relating to material Company IP, except for (A) shrink-wrap or click-wrap licenses for off the shelf Software; (B) non-exclusive licenses of Company Owned IP granted in the ordinary course of business; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business; and (E) agreements exclusively among any of the Company Parties or one or more of their respective Subsidiaries, on the one hand, and one or more of the Subsidiaries of the Company Parties, on the other hand or pursuant to which employees or contractors have assigned their rights in and to Company Owned IP to a Company Party or a Subsidiary of a Company Party in the ordinary course of business.

(ix) all Contracts involving the settlement of any Action pursuant to which any Company Party or Subsidiary of any Company Party has any ongoing material obligations (other than customary confidentiality obligations); and

(x) all Contracts (not covered by any of the other clauses in this Section 4.15(a)) requiring aggregate payments in excess of $500,000 per annum which cannot be canceled by any Company Party or any of its Subsidiaries without penalty or without more than 90 days’ notice.

(b) Except as would not, individually or in the aggregate, be reasonably expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms against the Company Parties and their respective Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto, except that the failure to renew upon expiration in ordinary course of any such Contract shall not be deemed to be a termination. True, complete and correct copies of each Material Contract (and, as applicable, a written summary of the terms of any oral Material Contracts) have been made available to Parent Parties, in each case, as of the date hereof. None of the Company Parties, any Subsidiary of any Company Party or, to the knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same.

(c) Section 4.15(c) of the Company Disclosure Letter lists the 10 largest customers of the Company Parties and their respective Subsidiaries (measured by revenues recognized by the Company Parties and their respective Subsidiaries) for the calendar year ended 2022 (the “Material Customers”).

(d) Section 4.15(d) of the Company Disclosure Letter lists the 10 largest suppliers of the Company Parties and their respective Subsidiaries (measured by aggregate amounts paid or payable by the Company Parties and their respective Subsidiaries) for the calendar year ended 2022 (the “Material Suppliers”).

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, since January 1, 2023, no Material Customer or Material Supplier has (i) canceled or otherwise terminated its relationship with respect to the Company Parties and their respective Subsidiaries or (ii) provided written notice to the Company Parties or any of their Subsidiaries of its intent to cancel or otherwise terminate its relationship with the Company Parties and their respective Subsidiaries.

Notwithstanding anything to the contrary in this Agreement, it is agreed that (x) Material Contracts that are statements of work, purchase orders, order acknowledgements, invoices or similar documents for the purchase or sale of products or services entered into in the ordinary course of business shall not be required to be listed on Section 4.15(a) of the Company Disclosure Letter and (y) true, correct and complete copies of Material Contracts that are statements of work, purchase orders or invoices for the purchase or sale of products or services entered into in the ordinary course of business shall not be required to have been made available to Parent if they do not deviate in any material respect from the standard forms for such counterparty or that otherwise do not impose terms on the Company or its Subsidiaries that are not customary for the industries in which the Company and its Subsidiaries operate.

Section 4.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company Parties and their respective Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. There is no material claim pending under the Company’s or any Subsidiary of any Company Party’s insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except as would not reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole. The Company Parties and their respective Subsidiaries are in compliance with the terms of such policies and bonds and the Company has no knowledge, of any threatened termination of, or material premium increase with respect to, any of such policies or bonds, except as would not reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

Section 4.17 Brokers. No broker, finder, financial advisor or investment banker (other than Goldman Sachs and J.P. Morgan (or their respective Affiliates)) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The fees and expenses of all brokers, finders, financial advisors, or investments bankers (including Goldman Sachs and J.P. Morgan (or their respective Affiliates)) incurred or to be incurred by any Company Party or Subsidiary of any Company Party in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 4.17 of the Company Disclosure Letter.

Section 4.18 Prohibited Payments.

(a) No Company Party, any Subsidiary of any Company Party or any of their respective directors, officers or employees, any supplier, distributor, licensee or agent or any other Person acting on behalf of any Company Party or Subsidiary of any Company Party, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of any Law (including the United States Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption or anti-bribery Law) (collectively, “Anti-Corruption Laws”), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). There are no material internal investigations and, to the knowledge of the Company, no pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described in this Section 4.18(a). Since January 1, 2018 through the date hereof, no Company Party or any Subsidiary of any Company Party has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws.

(b) The operations of the Company Parties and their respective Subsidiaries are and have been conducted at all times since January 1, 2018 in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act. No action, claim, suit or proceeding by or before any Governmental Authority involving any Company Party or Subsidiary of any Company Party with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving any Company Party or Subsidiary of any Company Party with respect to the Money Laundering Laws pending or threatened.

(c) None of the Company Parties, any Subsidiary of any Company Party or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is (“Sanctioned Person”), (i) the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, or His Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory subject to comprehensive Sanctions (at the time of this Agreement the Crimea region of Ukraine, the so-called “Donetsk Peoples Republic” and “Luhansk Peoples Republic” regions of Ukraine, the non-government controlled areas of Ukraine in the oblasts of Kherson and Zaporizhzhia, Cuba, Iran, North Korea, and Syria). No Company Party is knowingly engaged in any dealings or transactions with any Sanctioned Person. No action, claim, suit or proceeding by or before any Governmental Authority involving any Company Party or Subsidiary of any Company Party with respect to any Sanctions is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving any Company Party or Subsidiary of any Company Party with respect to any Sanctions pending or threatened.

(d) Since January 1, 2018, the Company Parties and their respective Subsidiaries have conducted their transactions in material compliance with all applicable export and re-export control Laws, including without limitation the International Traffic in Arms Regulations and the Export Administration Regulations (collectively, “Export Control Laws”). No licenses or approvals pursuant to the Export Control Laws are necessary for the transfer of any export licenses or other export approvals to the Parent Parties in connection with the consummation of the Transactions, including the Mergers except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole. No action, claim, suit or proceeding by or before any Governmental Authority involving any Company Party or Subsidiary of any Company Party with respect to the Export Control Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving any Company Party or Subsidiary of any Company Party with respect to the Export Control Laws pending or threatened except as would not, individually or in the aggregate, reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(e) The Company has and has implemented policies and procedures reasonably designed to promote compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws.

Section 4.19 Operations of Bondco. Immediately prior to the Blocker Mergers Effective Time, Bondco will be a wholly owned Subsidiary of the Company and was formed solely for the purpose of engaging in this Agreement and the Transactions (including the Debt Financing) and, prior to the Closing, Bondco will have engaged in no other business activities other than incidental to this Agreement and the Transactions and has not incurred any liabilities or obligations other than in relation to this Agreement and the Transactions.

Section 4.20 Antitakeover Statutes. Neither the restrictions on business combinations set forth in Section 203 of the DGCL nor any other “control share acquisition”, “fair price”, or “moratorium” or Laws enacted under U.S. state or federal Laws apply due to the acquisition of the equity of any Company Party or any of their respective Subsidiaries pursuant to this Agreement, any other Transaction Agreement or any of the Transactions. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which any Company Party or any of its Subsidiaries is subject, party or otherwise bound.

Section 4.21 Transactions with Affiliates.

(a) Section 4.21(a) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all Contracts or transactions between any Company Party or any of its Subsidiaries, on the one hand, and any Securityholder or any director, officer or Related Party of any Securityholder or of any Company Party or any of its Subsidiaries, on the other hand, which is currently in effect, other than (i) the Company LLCA and other Organizational Documents of the Company or its Subsidiaries, (ii) employment or board service agreements, noncompetition and confidentiality agreements, issuances of Existing Company Class B Units, issuances of Management Holdings Class B Units, issuances of Existing Company Class B Participation Units, equity compensation related documents and the payment of compensation and benefits and reimbursement and advancement of business expenses, in each case, in the ordinary course of business (and agreements documenting such arrangements), (iii) Contracts or transactions solely between or among the Company and its Subsidiaries or among Subsidiaries of the Company or (iv) commercial agreements with portfolio companies of Ridgemont Equity Partners or EVE Partners or their respective Affiliates entered into on customary, arm’s length terms in the ordinary course of the Company’s business consistent with past practice (any such Contract or transaction, for the avoidance of doubt, whether or not listed in Section 4.21(a) of the Company Disclosure Letter and excluding any Contracts or transactions of the type described in clauses (i) through (iv), an “Affiliate Agreement”).

(b) Except for the Affiliate Agreements listed in Section 4.21(a) of the Company Disclosure Letter (or in the exceptions described in clauses (i), (ii), (iii) and (iv) above), (i) no Company Party or any of its Subsidiaries is indebted to, or is a party to any Contract with, any Securityholder or Related Party of any Securityholder or Company Party or its Subsidiaries; (ii) no such Securityholder or Related Party (A) is indebted to the Company or its Subsidiaries other than with respect to advances made in the ordinary course of business for business purposes and consistent with past practices; or (B) provides or causes to be provided any assets, services (other than services as an officer, director, manager or employee) or facilities to the Company or its Subsidiaries; and (iii) no Company Party or any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any Securityholder or Related Party of a Securityholder or the Company Parties or their respective Subsidiaries other than for the purposes of their employment as directors, officers or employees of the Company or its Subsidiaries. The Company Parties have made available to Parent, prior to the execution of this Agreement, a true, complete and correct copy of each Affiliate Agreement, in each case, as amended to the date of this Agreement.

Section 4.22 Transportation Matters.

(a) To the extent applicable for motor carrier operating companies, each Company Party and its Subsidiaries maintains Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories as assessed by the United States Department of Transportation (the “DOT”) and maintain a “Satisfactory” safety rating issued by the DOT or are unrated, and have not since January 1, 2021 maintained an “Unsatisfactory” or “Conditional” safety rating. There are no issues, deficiencies or violations that would materially adversely affect any such rating or CSA Scores, or of any notice of any intended, pending or proposed audit of operations by the DOT or any other similarly-situated Governmental Authority having jurisdiction over any of the operations of the Company Parties or any of their respective Subsidiaries, except as would not reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole.

(b) Since January 1, 2021, all motor carriers with which any Company Party or any Subsidiary of a Company Party has contracted for transportation of freight comply in all material respects with the minimum qualifications applicable to all motor carriers with which the applicable Company Party or Subsidiary currently contracts for brokered transportation of freight, and the procedures employed by the applicable Company Party or Subsidiary to confirm each such motor carrier’s continuing compliance with such requirements (the “Carrier Selection Requirements”).

(c) The written agreements and other understandings of the Company Parties and their respective Subsidiaries with independent contractors providing transportation and delivery services on behalf of such Company Party or Subsidiary comply in all material respects with the Federal Leasing Regulations under 49 CFR Part 376.

(d) Except as would not reasonably be expected to be material to the Company Parties and their respective Subsidiaries, taken as a whole, each Company Party’s and their respective Subsidiaries’ operations, written agreements, and dealings with independent contractors constitute a bona fide arrangement whereby such contractors are independent contractors to, and not employees of, the Company Parties and their respective Subsidiaries and there are not any disputes, claims, charges or allegations pending or threatened in writing or, to the knowledge of the Company, orally, at law or in equity before any governmental entity that challenge (i) any Company Party’s or its Subsidiaries compliance under any applicable rule, regulation or law relating to or arising out of the Company’s independent contractor status, (ii) the independent contractor nature of such written agreements, or (iii) other understandings or arrangements between the Company Party or their respective Subsidiaries and contractors of any nature whatsoever.

Section 4.23 No Implied Representations and Warranties. The representations and warranties of the Company Parties contained in this Article IV or in the certificate delivered pursuant to Section 8.02(d) of this Agreement constitute the sole and exclusive representations and warranties of the Company Parties to Parent Parties in connection with this Agreement or the Transactions, and all other representations and warranties of any kind or nature whether expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Company Parties), whether made by the Company Parties, any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by the Company Parties and the Parent Parties, and the Parent Parties represent and warrant that they have not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of the Company Parties contained in this Article IV or in the certificate delivered pursuant to Section 8.02(d) of this Agreement. Except for the representations and warranties contained in this Article IV or in any certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by the Company Parties or any their respective Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Company Parties and their respective Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

As an inducement to the Company Parties to enter into this Agreement, except (i) as disclosed in the Parent SEC Reports (including exhibits and other information incorporated by reference therein) filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Reports”) (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as set forth in the Parent Disclosure Letter (it being agreed that disclosure of any item in any section of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Parent Parties hereby, jointly and severally, represent and warrant to the Company Parties:

Section 5.01 Corporate Organization.

(a) Each of the Parent Parties is a corporation or limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate, limited liability company or similar power and authority or equivalent and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to possess such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Each Parent Party and each of its Subsidiaries is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.02 Organizational Documents. Parent has made available to the Company, prior to the execution of this Agreement, a true, complete and correct copy of the Organizational Documents of each of the Parent Parties, each as amended to the date of this Agreement. Such Organizational Documents are in full force and effect. No Parent Party or Subsidiary of any Parent Party is in violation of any of the provisions of its Organizational Documents in any material respect.

Section 5.03 Capitalization.

(a) As of the date hereof, the authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of August 7, 2023, (A) 25,687,887 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (B) there are no shares of Parent Common Stock are held in the treasury of Parent, (C) 596,244 shares of Parent Common Stock are subject to outstanding equity-based awards granted pursuant to Parent’s stock incentive plans and (D) there are no outstanding shares of preferred stock.

(b) The authorized capital stock of Holdco consists of 100 shares of common stock, no par value, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. The authorized capital stock of each Blocker Merger Sub consists of 1 share of common stock, $0.01 par value, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. The membership interests of each of Parent Merger Sub, Management Merger Sub and Opco are 100% owned by Parent and are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof.

(c) Except as set forth in this Section 5.03 and except for stock options granted pursuant to the stock option plans of Parent, there are no options, calls, warrants, convertible debt or other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by any Parent Party relating to the issued or unissued capital stock of any Parent Party or obligating any Parent Party to issue, deliver or sell any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of any Parent Party.

(d) Each outstanding share of equity of Holdco and each Merger Sub is owned directly or indirectly by Parent free and clear of all Encumbrances (other than restrictions on the transfer of securities arising under federal and state securities Laws, as set forth in the Organizational Documents or Encumbrances arising as a result of or in connection with the Debt Financing or Alternative Financing). Each outstanding share of equity of Opco is owned directly or indirectly by Parent free and clear of all Encumbrances (other than restrictions on the transfer of securities arising under federal and state securities Laws, as set forth in the Organizational Documents or Encumbrances arising as a result of or in connection with the Debt Financing or Alternative Financing).

(e) The shares or units, as constituting any Merger Consideration being issued hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable, and free of any Encumbrances on transfer other than restrictions under the Transaction Agreements, the Charter Amendment and Resolutions, any Organizational Documents and under applicable Law, including Blue Sky Laws and the Securities Act. The shares of the Parent Common Stock issuable upon conversion of Parent Series C Preferred Units or in exchange for Opco Class B Units (and corresponding Parent Series B Preferred Units), including those Opco Class B Units (and corresponding Parent Series B Preferred Units) received upon conversion of Opco Series C-2 Preferred Units under the Opco LLCA, being issued pursuant to this Agreement, have been duly and validly reserved for issuance and, upon issuance, including following receipt of the Conversion Approval and in accordance with the terms of the Charter Amendment and Resolutions, will be duly and validly issued, fully paid, and nonassessable and will be free of any liens or restrictions on exchange or transfer, other than restrictions under the Transaction Agreements, the Charter Amendment and Resolutions, any Organizational Documents and under applicable Law, including Blue Sky Laws and the Securities Act.

Section 5.04 Authority Relative to This Agreement and Transaction Agreements; No Vote Required.

(a) Each Parent Party has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of the Transaction Agreements by the Parent Parties party thereto and the consummation by the Parent Parties of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action or equivalent, and no other proceedings on the part of any Parent Party are necessary to authorize this Agreement and the Transaction Agreements to which a Parent Party is party or to consummate the Transactions (other than, with respect to any Merger, filing the applicable Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL or DLLCA, as applicable, or which such other jurisdiction as necessary to consummate the Transactions and, for the avoidance of doubt, the Conversion Approval). This Agreement has been and each other Transaction Agreement will be duly and validly executed and delivered by each Parent Party thereto and, assuming due authorization, execution and delivery by each Company Party thereto, constitutes or, in the case of the other Transaction Agreements will constitute, as a legal, valid and binding obligation of each Parent Party, enforceable against the applicable Parent Party in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No vote of the stockholders of any Parent Party is required by Law, its Organizational Documents or otherwise in order for each Parent Party to consummate the Transactions (other than for the shares of the Parent Common Stock issuable upon conversion of Parent Series C Preferred Units or Opco Class B Units (and corresponding Parent Series B Preferred Units) received upon conversion of Opco Series C-2 Preferred Units under the Opco LLCA, in each case, pursuant to the Conversion Approval).

Section 5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Transaction Agreements by each applicable Parent Party thereto does not, and the performance of the Transaction Agreement by each applicable Parent Party thereto, and the consummation of the Transactions, will not, (i) conflict with or violate the Organizational Documents of any Parent Party, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to any Parent Party or by which any property or asset of any Parent Party is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of any Parent Party pursuant to, any material loan or credit agreement, note, bond, debenture, mortgage, indenture, deed of trust, Contract, agreement, lease, Parent Permit or other material instrument or obligation to which any Parent Party is a party or by which any Parent Party or any of their respective assets or properties is bound, except, with respect to clauses (ii) and (iii) of this Section 5.05(a), for any such conflicts, violations, breaches, defaults, required consents, loss of benefit, creation of Encumbrance or other occurrences which would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by the Parent Parties or otherwise prevent any Parent Party from performing its obligations under this Agreement.

(b) The execution and delivery of the Transaction Agreements by each applicable Parent Party thereto do not, and the performance of the Transaction Agreements by each applicable Parent Party thereto, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with the rules and regulations of NASDAQ, the pre-merger notification requirements of the HSR Act, the requirements of the Antitrust Laws listed on Section 8.01(b) of the Company Disclosure Letter, (ii) for the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL or the DLLCA, as applicable and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) have a Parent Material Adverse Effect or (y) prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Transactions by the Parent Parties or otherwise prevent any Parent Party from performing its obligations under this Agreement.

Section 5.06 Financing. Parent has delivered to the Company true, complete and fully executed copies of (i) the Debt Commitment Letter and (ii) the Debt Fee Letter, with only the fee amounts, “market flex” or “securities demand” provisions related thereto, pricing caps and other commercially sensitive terms set forth in the Debt Fee Letter redacted in a customary manner. As of the date of this Agreement, each of the Debt Financing Letters is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)). As of the date of this Agreement, no event has occurred or circumstances exists which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the knowledge of Parent, any other Person, under any of the Debt Financing Letters. There are no conditions precedent directly or indirectly related to the funding of the full amount of the committed debt financing under the Debt Commitment Letter other than as expressly set forth in the Debt Financing Letters. As of the date of this Agreement, other than the Debt Financing Letters, there are no contracts, arrangements or understandings (written or oral) entered into by Parent or any Affiliate thereof (directly or indirectly) or, to the knowledge of Parent, any other Person related to the funding of the Debt Financing that could adversely affect the amount, timing, conditionality or availability of the Debt Financing. Assuming (x) the Debt Financing is funded in accordance with the Debt Financing Letters and (y) the satisfaction of the conditions set forth in Section 8.01 and Section 8.02, Parent will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds that, taken together with the proceeds of any Debt Financing, will enable it to pay the Aggregate Gross Cash Consideration and other amounts payable by a Parent Party under this Agreement and to finance the refinancing of Indebtedness contemplated by the Debt Commitment Letter and this Agreement. All commitments and other fees required to be paid under the Debt Financing Letters prior to the date hereof have been paid in full, and Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to cause the Debt Financing to not be available at the Closing in accordance with the Debt Financing Letters. Assuming the satisfaction of the conditions set forth in Sections 8.03(a) and 8.03(b), and based upon facts and events known by Parent as of the date hereof, Parent is not aware of any fact or event as of the date hereof that would reasonably be expected to cause the conditions to the funding contemplated by the Debt Financing Letters not to be satisfied. Notwithstanding the foregoing, Parent affirms that it is not a condition to the Closing that any Parent Party obtains financing for or related to any of the Transactions.

Section 5.07 SEC Filings; Financial Statements; Absence of Changes.

(a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2021 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c) The Parent Parties maintain a system of internal controls over financial reporting to provide reasonable assurance regarding (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Parent Parties; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied; (iii) that transactions are executed only in accordance with the authorization of management; and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d) Parent is in compliance in all material respects with the rules of NASDAQ and there is no Action pending or, to the knowledge of Parent threatened, against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on NASDAQ. Since January 1, 2023, Parent has taken no action that is designed to terminate the registration of the Parent Common Stock under the Exchange Act.

(e) Between January 1, 2023 and the date of this Agreement, there have been no formal investigations instituted regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, principal accounting officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act. Between January 1, 2023 and the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Reports.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Parent SEC Report and, to the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review. As of the date of this Agreement, there has been no material correspondence between the SEC and Parent since January 1, 2023.

Section 5.08 Absence of Certain Changes or Events. Since December 31, 2022, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, that has had or would have been reasonably expected to have a Parent Material Adverse Effect. From December 31, 2022 to the date of this Agreement, (a) the Parent Parties and their respective Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice; and (b) no Parent Party or Subsidiary of any Parent Party has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02(b).

Section 5.09 Absence of Litigation. There is no Action pending or, to the knowledge of any Parent Party, threatened in writing (a) against or involving any Parent Party, any Subsidiary of a Parent Party or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with any Parent Party) that, individually or in the aggregate, has or would reasonably be expected to have a Parent Material Adverse Effect, or (b) that seek to restrain or enjoin the consummation of the Transactions. There is no Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of any Parent Party, investigation by any Governmental Authority involving, any Parent Party, Subsidiary of any Parent Party or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect any Parent Party or Subsidiary of any Parent Party) that would, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 5.10 Operations of Certain Parent Parties.

(a) Each of Merger Sub (other than Opco Merger Sub), Holdco and Parent Merger Sub is a wholly owned Subsidiary of Parent. Opco Merger Sub is a wholly owned Subsidiary of Opco. Each of the Blocker Merger Subs, Parent Merger Sub, Management Merger Sub and Opco Merger Sub were formed solely for the purposes of effectuating the Transactions, and as of the Closing, shall not hold any assets and has not engaged in any activities other than in connection with the Transactions. As of immediately prior to the Closing, Holdco will not hold any assets nor engage in any activities other than in connection with the Transactions. In each case for U.S. federal (and applicable state and local) income tax purposes, (i) immediately prior to the Closing and through the completion of the Transactions, Parent and Holdco will be classified as associations taxable as corporations under subchapter C of the Code, (ii) at all times from and after the Pre-Closing Up-C Restructuring through the completion of the Transactions, all Subsidiaries of Parent (other than Holdco and the entities listed on Schedule 7.18(a) of the Parent Disclosure Letter) will be disregarded from their owners (and treated as wholly owned by Parent), and (iii) at all times prior to the applicable Effective Times, each of the Blocker Merger Subs will be classified as associations taxable as corporations under subchapter C of the Code and each of Parent Merger Sub, Management Merger Sub and Opco Merger Sub will be treated as entities that are disregarded from their owners (and treated as wholly owned by Parent).

(b) Opco and each Merger Sub has been formed solely for the purpose of engaging in this Agreement and the Transactions and, prior to the Closing, Opco has not engaged in any other business activities other than incidental to this Agreement or the Transactions and will have incurred no liabilities or obligations other than in relation to this Agreement or the Transactions (including the Parent Pre-Closing Up-C Restructuring). As of immediately prior to the Closing, Holdco will not engage in any other business activities other than incidental to this Agreement or the Transactions.

Section 5.11 Antitakeover. No restrictions on business combinations or any other “control share acquisition”, “fair price”, or “moratorium” or Laws enacted under U.S. state or federal Laws apply due to the acquisition of the equity of any Parent Party or any of their respective Subsidiaries pursuant to this Agreement, any other Transaction Agreement or any of the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Parent or any of its Subsidiaries is subject, party or otherwise bound.

Section 5.12 Brokers. No broker, finder, financial advisor or investment banker (other than Morgan Stanley & Co. LLC and Citi Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Parent Party. The fees and expenses of all brokers, finders, financial advisors, or investments bankers (including Morgan Stanley & Co. LLC and Citi Global Markets Inc.) incurred or to be incurred by any Parent Party in connection with this Agreement or the Transactions will not exceed the amount set forth in Section 5.12 of the Parent Disclosure Letter.

Section 5.13 Solvency. Assuming (a) satisfaction of the conditions to the obligation of the Parent Parties to consummate the Transactions, and after giving effect to the Transactions, the Debt Financing and the payment of the Merger Consideration, any repayment or refinancing of debt contemplated in this Agreement (including the payment of the Payoff Debt) or the Financing Documents, (b) the accuracy of the representations and warranties of the Company Parties set forth in Article IV and (c) the Company Parties and their respective Subsidiaries are Solvent as of immediately prior to the Closing, the Parent Parties and their respective Subsidiaries will be Solvent immediately after the completion of the Closing. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 5.14 Tax Treatment. None of the Parent Parties or any of their Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would, or would be reasonably likely to, prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.15 No Implied Representations and Warranties. The representations and warranties of the Parent Parties contained in this Article V and in the certificate delivered pursuant to Section 8.03(d) of this Agreement constitute the sole and exclusive representations and warranties of the Parent Parties to Company Parties in connection with this Agreement or the Transactions, and all other representations and warranties of any kind or nature whether expressed or implied (including, but not limited to, the future or historical financial condition, results of operations, prospects, business, assets or liabilities of the Parent Parties), whether made by the Parent Parties, any of their respective Affiliates or any of their respective managers, partners, officers, directors, employees, advisors, consultants, agents or representatives, whether in any individual or any other capacity, are specifically disclaimed by the Company Parties and the Parent Parties, and the Company Parties represent and warrant that they have not relied on and should not rely on and will not rely on any such other representations and warranties other than the representations and warranties of the Parent Parties contained in this Article V or in the certificate delivered pursuant to Section 8.03(d) of this Agreement. Except for the representations and warranties contained in this Article V or in the certificate delivered pursuant to this Agreement, no exhibit to this Agreement, nor any other material or information provided by or communications made by the Parent Parties or any their respective Affiliates, or by any Representative thereof, whether by use of a “data room” or in any information memorandum or otherwise, will cause or create any warranty, express or implied, as to the title, condition, value or quality of the Parent Parties and their respective Subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01 Conduct of Business by the Company Parties Pending the Mergers.

(a) Each Company Party covenants and agrees that, between the date of this Agreement and the Closing or such earlier date as this Agreement may be validly terminated in accordance with its terms, except (i) as set forth in Section 6.01(a) of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), each Company Party shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business (A) in the ordinary course and (B) to the knowledge of the Company, in material compliance with applicable Law. For the avoidance of doubt, any failure to take any action prohibited by Section 6.01(b) will not be a breach of this Section 6.01(a).

(b) By way of amplification and not limitation, except (v) as set forth in Section 6.01(b) of the Company Disclosure Letter, (w) as expressly contemplated by this Agreement or the other Transaction Agreements (including, for the avoidance of doubt, completing the Pre-Closing Up-C Restructuring and the Blocker Restructuring), (x) as required by applicable Law, (y) the grant of the Transaction Bonuses or (z) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), no Company Party or any Subsidiary of any Company Party shall, between the date of this Agreement and the Closing or such earlier date as this Agreement may be validly terminated in accordance with its terms, do any of the following:

(i) amend or otherwise change its Organizational Documents, or the Organizational Documents of any Subsidiary of any Company Party, other than amendments to Organizational Documents for foreign Subsidiaries in the ordinary course of business, or create any new Subsidiaries;

(ii) merge or consolidate any Company Party with any other Person or restructure, reorganize or completely or partially liquidate;

(iii) issue, deliver, sell, grant, pledge, dispose of (other than forfeitures following cessation of employment) or grant an Encumbrance (other than a Permitted Encumbrance) on any shares of any class of equity of any Company Party or any Subsidiary of any Company Party, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of any Company Party or Subsidiary of any Company Party;

(iv) other than in the ordinary course of business, (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on any material properties or assets (other than Intellectual Property, which is the exclusive subject of Section 6.01(b)(v)) or any interests therein of any Company Party or any Subsidiary of any Company Party, in each case other than Permitted Encumbrances;

(v) sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any Company Owned IP (except for non-exclusive licenses granted in the ordinary course of business consistent with past practice) or transfer, cancel, abandon, or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any Company Owned IP (except for patent and trademark portfolio management in the ordinary course of business, consistent with past practices, but excluding abandonment of patent applications);

(vi) declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any Company Party’s direct or indirect wholly owned Subsidiaries to such Company Party or any of such Company Party’s other wholly owned Subsidiaries (other than dividends or distributions by the Company or Management Holdings in respect of Taxes or estimated Taxes pursuant to the Company LLCA or Management Holdings LLCA);

(vii) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests, other than in connection with an employee’s cessation of employment;

(viii) acquire any business by acquiring its assets, equity interests or otherwise acquire by merger, consolidation or any other business combination or by any other manner outside the ordinary course of business consistent with past practice from any other Person in any individual transaction or series of related transactions, other than in connection with an employee’s cessation of employment;

(ix) make any loans, advances, guarantees or capital contributions to or investments in any Person, except to employees, managers and directors of the Company Parties or any of their respective Subsidiaries in the ordinary course of business and in a manner consistent with past practice;

(x) make any payments or distributions to any stockholders, directors, officers or Affiliates of any Company Party or any Subsidiary of any Company Party, or any of their respective Affiliates (or any directors, managers or employees of such Affiliates), other than payments to employees of salary and expense reimbursement in the ordinary course of business;

(xi) incur any Indebtedness, or issue or sell any debt securities or warrants or other rights to acquire any debt security of any Company Party, in each case, in excess of $1,000,000 in the aggregate (excluding any undrawn amounts under credit lines), other than draws under revolving (or similar) credit facilities in existence on the date hereof;

(xii) make or authorize any capital expenditure in excess of $1,000,000 in the aggregate during any 12-month period beginning on or after the date hereof unless otherwise made in accordance with the budget made available to Parent;

(xiii) modify in any material respect any accounting policies, other than as required by GAAP or Law;

(xiv) except as required by applicable Law or with respect to a Specified Tax Return, (A) make any material change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment or enter into any closing agreement relating to a material amount of Taxes; (D) file any amended Tax Return; (E) file any claim for refund of a material amount of Taxes; (F) waive or extend the statute of limitations in respect of material Taxes other than ordinary course filing extensions;

(xv) except as expressly contemplated by the terms of a Plan or Contract, in each case, as in effect on the date hereof, (A) adopt, enter into, terminate, modify or amend any collective bargaining agreement or similar Contract; (B) adopt, enter into, terminate, modify or amend any Plan (except (1) in connection with annual renewals or (2) as would not result in any material additional liability under this Agreement or otherwise to Parent or any of its Affiliates, in each case of the foregoing (1) and (2), in the ordinary course of business and in a manner consistent with past practice); (C) other than annual base salary raises in the ordinary course of business and in a manner consistent with past practice not to exceed 3.5% in the aggregate or in connection with ordinary course promotions for employees with a combined annual base salary and bonus and commission opportunity that is less than $300,000, increase in any manner the compensation, bonus or fringe or other benefits (other than as allowed under clause (B) above), or pay any discretionary bonus (other than discretionary bonuses paid in the ordinary course consistent with past practice that do not exceed $5,000 per recipient) to any current or former Service Provider; (D) grant or pay any transaction bonus or change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of, any current or former Service Provider, except severance paid in the ordinary course of business and in a manner consistent with past practice to any Service Provider with a combined annual base salary and bonus and commission opportunity that is less than $300,000; (E) grant or modify (excluding any accelerated vesting pursuant to the Transaction) any awards to any current or former Service Provider (including grants of any stock or stock-based awards) or remove existing restrictions in any Plans or existing awards made thereunder; (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Plan or awards made thereunder (other than with respect to the Existing Company Class B Units, Management Holdings Class B Units or the Existing Company Class B Participation Units); (G) except as may be required for continued compliance with generally accepted accounting principles in the relevant jurisdiction, materially change any actuarial or other assumption used to calculate funding obligations with respect to any Plan or change the manner in which contributions to any Plan are made or the basis on which such contributions are determined; or (H) terminate or hire any Service Provider (other than terminations for “cause” (as reasonably determined by the Company in accordance with its past practice)) with a combined annual base salary and bonus and commission opportunity that is more than $300,000; provided that the Company may hire additional Service Providers with combined annual base salary and bonus and commission opportunity that is more than $300,000 (I) to replace departed Service Providers, in the ordinary course of business consistent with past practice and (II) as set forth on Section 6.01(b)(xv)(H)(II) of the Company Disclosure Letter.

(xvi) except as required by Law or any judgment by a court of competent jurisdiction, (A) discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $250,000 individually or $2,000,000 in the aggregate, excluding any payment, discharge, settlement or satisfaction (i) in the ordinary course of business and in a manner consistent with past practice of liabilities disclosed, reflected or reserved against in the Existing Financial Statements (or the notes thereto) of the Audit Subsidiary (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business and in a manner consistent with past practice, (ii) fully insured (subject to applicable deductibles which shall count against the foregoing baskets), (iii) relating to ordinary course cargo claims and disputes; (B) cancel or compromise any material Indebtedness; or (C) waive or assign any claims or rights of material value other than in the ordinary course of business;

(xvii) terminate (except in the event the term thereof ends or termination for breach by the counterparty), cancel or materially modify or materially amend (other than ordinary course renewals) any Material Contract or Real Property Lease, or any Contract or lease that, if existing on the date hereof, would have been a Material Contract or Real Property Lease, or waive, release or assign any material rights or claims thereunder, in each case other than in the ordinary course of business consistent with past practice;

(xviii) enter into, modify, amend or terminate any Contract, or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would (A) reasonably be expected to impair in any material respect the ability of any Company Party to perform its obligations under this Agreement, (B) reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions or (C) be an Affiliate Agreement;

(xix) enter into any Contract that is material to the Company Parties and their respective Subsidiaries, taken as a whole, to the extent the consummation of the Transactions would reasonably be expected to trigger, conflict with or result in a violation of any “change of control” or similar provision of such Contract;

(xx) amend any material Company Permit in any material respect, or allow any material Company Permit to lapse, expire or terminate, other than (A) amendments, renewals or extensions of Company Permits in the ordinary course of business consistent with past practice or (B) termination, non-renewal or non-extension of Company Permits that are not necessary to conduct the Company’s business as then conducted; or

(xxi) authorize, commit or agree to do any of the foregoing.

In the event the Company requests in writing the written consent of Parent (for the avoidance of doubt, in accordance with Section 10.02) to take certain actions otherwise prohibited by this Section 6.01 absent such consent, Parent will be deemed to have given consent to the Company to take such actions if Parent has not expressly objected to such request in writing (email to suffice) within 15 Business Days (or within such later date as the Company may agree to in writing, acting reasonably) of Parent’s receipt of such request.

(c) Nothing contained in this Agreement is intended to give the Parent Parties, directly or indirectly, the right to control or direct the operations of the Company Parties or their Subsidiaries prior to the Closing in violation of applicable Law.

Section 6.02 Conduct of Business by Parent Parties Pending the Mergers.

(a) Each Parent Party covenants and agrees that, between the date of this Agreement and the Closing or such earlier date as this Agreement may be validly terminated in accordance with its terms, except (i) as set forth in Section 6.02(a) of the Parent Disclosure Letter, (ii) as expressly contemplated by this Agreement, (iii) as required by applicable Law or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), each Parent Party shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course and (B) to the knowledge of Parent, in material compliance with applicable Law. For the avoidance of doubt, any failure to take any action prohibited by Section 6.02(b) will not be a breach of this Section 6.02(a).

(b) By way of amplification and not limitation, except (w) as set forth in Section 6.02(b) of the Parent Disclosure Letter, (x) as expressly contemplated by this Agreement or the other Transaction Agreements, (y) as required by applicable Law or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), no Parent Party or any Subsidiary of any Parent Party shall, between the date of this Agreement and the Closing or such earlier date as this Agreement may be validly terminated in accordance with its terms, do any of the following:

(i) amend or otherwise change its Organizational Documents, except for any amendments or changes that would not (x) materially delay, materially impede or prevent the consummation of the Transactions or (y) adversely affect the equityholders of the Company Parties in any material respect differently than the equityholders of any Parent Party; provided, however, that in no event shall any Parent Party or its Subsidiaries be permitted to amend or otherwise change its Organizational Documents in a manner that would be prohibited under the terms of the Charter Amendment and Resolutions or the Opco LLCA as if then in effect; provided further that if Parent adopts a rights plan or similar plan, Parent shall take all appropriate actions so that the Applicable Securities comprising the Merger Consideration appropriately include any rights or other securities issued to holders of shares of Parent Common Stock so that Securityholders, in respect of the Merger Consideration, are not diluted by the adoption of such rights plan or similar plan;

(ii) declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than a quarterly cash dividend at times and in amounts consistent with past practice and in no event in excess of $0.24 per share per quarter;

(iii) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Parent Party’s capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for such capital stock, voting securities or other ownership interests, other than in connection with an employee’s cessation of employment, in each case in a manner that would be prohibited under the terms of the Charter Amendment and Resolutions or the Opco LLCA as if then in effect;

(iv) issue, deliver, sell, grant, pledge or dispose of (other than forfeitures following cessation of employment), any shares of any class of equity (A) of any Parent Party or any Subsidiary of any Parent Party (including, for the avoidance of doubt, Opco), any other voting securities or other ownership interests of Parent, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests of Parent, in each case that would be prohibited under the Charter Amendment and Resolutions or the Opco LLCA (including the “Parity Protections” referred to therein) as if then in effect, (B) of Holdco or the Merger Subs or (C) of Opco other than as expressly contemplated in connection with the contribution contemplated by Section 7.18(a) or issued as Merger Consideration hereunder or, solely in the event of issuances of stock of Parent following the date hereof that is not Parent Common Stock, as otherwise permitted by the Opco LLCA (including the “Parity Protections” referred to therein);

(v) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, amalgamation, consolidation, restructuring, recapitalization or other reorganization of or involving any Parent Party or any of its Subsidiaries (other than dormant Subsidiaries or, with respect to any merger, amalgamation or consolidation, other than among wholly owned Subsidiaries of Parent Parties); or

(vi) authorize, commit or agree to do any of, the foregoing.

In the event Parent requests in writing the written consent of the Company (for the avoidance of doubt, in accordance with Section 10.02) to take certain actions otherwise prohibited by this Section 6.02 absent such consent, the Company will be deemed to have given consent to Parent to take such actions if the Company has not expressly objected to such request in writing (email to suffice) within 15 Business Days (or within such later date as the Parent may agree to in writing, acting reasonably) of the Company’s receipt of such request.

Section 6.03 No Interfering Transactions. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, no Parent Party or Company Party shall, and no Parent Party or Company Party shall permit any of its Subsidiaries to, enter into any agreement to acquire another business or effect any transaction that is reasonably likely to prevent or impede, interfere with, hinder or delay, in each case in any material respect, the consummation of the Transactions.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Reasonable Best Efforts; Further Action.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Section 8.01 and Section 8.02 (in the case of the Company Parties) and Section 8.01 and Section 8.03 (in the case of the Parent Parties); (ii) the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, Governmental Authorities and the making of all necessary registrations, declarations and filings (including filings that are required or advisable under the HSR Act, and other registrations, declarations and filings with, or notices to, Governmental Authorities, that may be required under the HSR Act (which shall be made as soon as reasonably practical following the date hereof and in any event no later than 15 Business Days following the date hereof) or are required or advisable under other applicable antitrust, competition or pre-merger notification Laws of any jurisdiction (collectively, “Antitrust Laws”), if any); (iii) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Authority, including participating in meetings with officials of such entity in the course of its review of this Agreement or the Transactions, including the Mergers; (iv) the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority or Third Party that would otherwise have the effect of materially delaying or preventing the consummation of the Mergers; and (v) the defending or contesting of any Actions challenging this Agreement or the consummation of the Mergers including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall any Parent Party or its Subsidiaries (including after the Closing, the Surviving Company and its Subsidiaries) or any Company Party or its Subsidiaries be required to agree to or accept any actions that individually or in the aggregate would have, or would reasonably be expected to have, (A) an effect that, individually or in the aggregate, would or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Parent, its Subsidiaries and its Affiliates (including the Company Parties and their respective Subsidiaries), taken as a whole (after giving effect to the Transactions but before giving effect to such effect); or (B) a prohibition on Parent and its Affiliates owning, retaining, controlling, operating or managing a material portion of the business of the Company Parties and their respective Subsidiaries (including any requirement to implement a voting trust, proxy agreement or substantially similar arrangement in respect of the Company Parties and their respective Subsidiaries) (any such action, a “Burdensome Effect”). In no event shall (x) any Parent Party or any of its Subsidiaries commit or agree to any action that individually or in the aggregate would have or would reasonably be expected to have Burdensome Effect without the Company’s prior written consent or (y) any Company Party or any of its Subsidiaries commit or agree to any action in connection with the efforts contemplated by this Section 7.01(a) without Parent’s prior written consent. Nothing in this Section 7.01(a) shall require any Party to take or agree to take any action or agree to anything with respect to its business or operations pursuant to this Section 7.01(a) unless the effectiveness of such agreement or action is conditioned upon the Closing.

(b) Parent shall determine the strategy to be pursued for obtaining, and lead the effort to obtain, and communications regarding, all necessary actions or nonactions and consents from Governmental Authorities in connection with the Transactions and the Company shall take all reasonable actions to support Parent in connection therewith (subject to other express requirements set forth herein); provided, however, that Parent shall reasonably consult with the Company as to the strategy, positions and status of the actions referred to in this Section 7.01(b), including all substantive communications with any Governmental Authority relating to Antitrust Laws, and consider in good faith any comments made by the Company with respect thereto. Each of the Parties shall, and shall cause their respective Subsidiaries to, (i) reasonably cooperate with each other in connection with any filing or submission with any Governmental Authorities in connection with the Transactions and any consents from any Governmental Authority in connection therewith and any investigation or other inquiry related thereto and in connection with resolving any such investigation or inquiry with respect to any such filing or the Mergers; (ii) not extend any waiting or suspension period under any applicable Antitrust Laws (including any “pull and refile”) or enter into any agreement with any Governmental Authority not to consummate the Mergers except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed); (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation in connection with the Transactions; (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable in connection with the Transactions; and (v) promptly make any requisite filings or submissions required or advisable under any applicable Antitrust Laws in connection with the Transactions. Each of the Parties shall, and shall cause their respective Subsidiaries shall (A) promptly notify the other Parties of any written or oral communication to that Party or its Subsidiaries or Representatives from any Governmental Authority regarding the parties’ collaborative efforts to obtain consents to the Mergers under Antitrust Laws, (B) subject to applicable Law and to the extent reasonably practicable, permit the other to review and comment on any substantive written communication regarding such efforts prior to providing such communication to any Governmental Authority and (C) to the extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning consents to the Transactions under Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives the other party the opportunity to attend and participate. Without limiting the foregoing, no Parent Party, on the one hand, or Company Party, on the other hand, shall make any filings, submissions or substantive written communications to any Governmental Authority to obtain consents to the Transactions under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other (or as appropriate to such party’s outside counsel) and allowing the other a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Each of Parent and the Company covenant and agree to incorporate all reasonable comments of the other (or as appropriate such Party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any Governmental Authority. Any disclosure or provision of information or documents by one Party (or any of its Affiliates) to the other under this Section 7.01 may be made on an outside counsel only basis.

(c) During the period between the date of this Agreement and the Closing, to the extent reasonably requested by the other Party, each Party shall use its reasonable best efforts, and shall cooperate with each other, to obtain as soon as reasonably practicable the consents from third parties under Contracts required in connection with the consummation of the Transactions. Other than to the extent contemplated by Section 7.01(a)(v), no party shall have any obligation to commence or participate in any Action in order to obtain any such consents. Notwithstanding the foregoing, during the period between the date of this Agreement and the Closing, without the prior written consent of Parent, no Company Party or any of its Subsidiaries shall (i) agree to pay any consideration or offer or grant any financial accommodation to induce a waiver or obtain a consent from any Person, or (ii) agree to modify any terms of any Contract to induce any such waiver or obtain any such consent. Parent acknowledges, on behalf of itself and its Affiliates, that obtaining such consents is not a condition to Closing and that certain of such consents may not been obtained as of the Closing.

Section 7.02 Exclusive Dealing.

(a) During the period from the date hereof and through the earlier to occur of the Closing Date and the date that this Agreement is terminated in accordance with Article IX, each Company Party shall not, and shall cause its controlled Affiliates and Subsidiaries and direct its and their respective Representatives not to, directly or indirectly, enter into any Contract with, solicit or knowingly encourage or facilitate offers or inquiries from, provide information, or access to properties or assets, to or discuss or negotiate with, any Person (other than the Parent Parties) relating, or reasonably expected to lead, to (i) any direct or indirect acquisition or purchase of a majority of the equity interests of, or all or substantially all of the assets of, any Company Party or Subsidiary of any Company Party; (ii) any merger, consolidation, amalgamation, take-over or business combination in respect of any Company Party or Subsidiary of any Company Party or (iii) the liquidation or dissolution (or the adoption of a resolution relating to liquidation or dissolution) of any Company Party or material Subsidiary thereof (clauses (i) – (iii), an “Alternative Transaction”). The Company Parties shall be jointly and severally liable for any breach of this provision by its Representatives. Each Company Party shall, and shall cause its Affiliates and Subsidiaries and shall direct its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective Representatives with respect to any Alternative Transaction, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Alternative Transaction previously granted to such Person.

(b) The Company shall promptly, and in any event within 24 hours of the Company obtaining knowledge of the receipt thereof, advise Parent in writing of any Alternative Transaction or any inquiry relating to or that could reasonably be expected to lead to any Alternative Transaction, the financial and other material terms and conditions of any such Alternative Transaction or inquiry (including any changes thereto) and the identity of the Person proposing any such Alternative Transaction or inquiry.

Section 7.03 Pre-Closing Access to Information; Confidentiality.

(a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Closing, each Company Party shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company Parties and their respective Subsidiaries and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to the extent reasonably required to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Closing); and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company Parties and their respective Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that (x) the Company Parties shall not be required to (i) provide access to or disclose any such information to the extent such access or disclosure would reasonably be expected to result in the loss of attorney-client or similar privilege of the Company Parties or any of their respective Subsidiaries, (ii) take any action which in the reasonable judgment of the Company would result in the violation of any applicable Law (including Antitrust Laws), violate any Company Party’s legally enforceable confidentiality obligations to third parties or unreasonably interfere with the business and operations of the Company Parties, (iii) permit Parent, its Affiliates or their respective Representatives to conduct any environmental testing or any “invasive” testing or soil, air or groundwater sampling, including, without limitation, any Phase I or Phase II environmental assessments, and (iv) disclose any Trade Secrets (provided that the Company Parties and their respective Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or similar privilege, violation of Law or such other obligations or result in the disclosure of Trade Secrets, as applicable) and (y) the Company Parties may limit physical access to the properties, offices and other facilities of the Company Parties and their respective Subsidiaries to the extent the Company reasonably determines that such access would jeopardize the health and safety of any employee of the Company or its Subsidiaries, including in light of COVID-19 (clauses (x) and (y), the “Access Limitations”).

(b) Except to the extent expressly set forth herein or with the prior written approval of the Parent (in the case of each Company Party) or the Company (in the case of each Parent Party), each Parent Party and Company Party agrees that, from the date of this Agreement until the Closing, it and its Representatives and Affiliates are not authorized to, and shall not, contact any employees, customers, suppliers and distributors of such other Parties or any of its Subsidiaries with respect to the business and operations of the Parent Parties or the Company Parties, as applicable, or their respective Subsidiaries (outside the ordinary course of business, consistent with past practice), any Transaction Agreement or the Transactions.

(c) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Closing, Parent shall, and shall cause its Subsidiaries to, provide to the Company and the Company’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Parent Parties and their respective Subsidiaries and to the books and records thereof, subject to the Access Limitations.

(d) All information obtained by the parties hereto in connection with or pursuant to the terms of this Agreement shall be kept confidential in accordance with the Confidentiality Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate and there shall be no further right or obligation thereunder.

(e) No investigation pursuant to this Section 7.03 shall affect any representation, warranty, covenant or agreement in this Agreement of any Party or any condition to the obligations of the Parties.

Section 7.04 Post-Closing Access to Information. From and after the Closing, Parent shall, and shall cause its Subsidiaries and their respective Representatives to, afford the Company, the Securityholders and their respective Affiliates reasonable access, during normal business hours, to the books and records of Parent and its Subsidiaries (and shall permit such Persons to examine and copy such books and records to the extent reasonably requested by such Party) that reasonably relate to any bona fide Tax obligations to the extent relating to the ownership or operations of the Company Parties (and their respective Subsidiaries) prior to the Closing or any inquiry, audit, investigation, dispute, litigation or other Action or similar matter by or with a Third Party; provided, however, that such access shall be subject to the Access Limitations. For a period of six years following the Closing, or such longer period as may be required by applicable Law or necessitated by applicable statutes of limitations, Parent shall, and shall cause its Subsidiaries to, maintain all such books and records in the jurisdiction in which such books and records were located prior to the Closing Date and shall not destroy, alter or dispose of any such books and records.

Section 7.05 Employee Benefits Matters.

(a) For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (or, if shorter, during the period of employment), Parent shall, or shall cause the Surviving Company and its Subsidiaries to, provide each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Company after the Closing Date (collectively, the “Continuing Employees”) with (i) (A) an annual base salary or hourly wage rate, as applicable, that is not less than the annual base salary or hourly wage rate, as applicable, provided to such Continuing Employee immediately prior to the Closing and (B) the annual cash target bonus, commission opportunity and other recurring cash incentive opportunity that is not less than the annual cash target bonus, commission opportunity and other recurring cash incentive opportunity, as applicable, provided to such Continuing Employee immediately prior to the Closing, (ii) health, welfare and retirement and other benefits that are substantially comparable in the aggregate to either, in Parent’s sole discretion, (A) the health, welfare and retirement and other benefits provided to such Continuing Employee immediately prior to the Closing or (B) the health, welfare and retirement and other benefits provided to similarly situated employees of Parent and its Affiliates, in each case, excluding equity-based compensation, defined benefit pensions, retiree health or retiree welfare benefits, retention, change in control and other one-off payments or benefits; and (iii) severance benefits that are no less favorable than either, in Parent’s sole discretion, (A) the Plan in effect for the Continuing Employees immediately prior to the Closing or (B) the practice, plan or policy provided to similarly situated employees of Parent and its Affiliates.

(b) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Closing (including the Plans, but excluding any retiree health or retiree welfare plans or programs, defined benefit pensions, retention, change in control and other one-off payments or benefits and (solely for purposes of vesting) any equity compensation arrangements) (the “New Plans”), Parent shall credit each Continuing Employee with his or her years of service with the Company Parties and their respective Subsidiaries and their respective predecessors before the Closing, to the same extent as such Continuing Employee was entitled, immediately prior to the Closing, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Closing; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause its Subsidiaries, including the Surviving Company and its Subsidiaries, to use commercially reasonable efforts to cause) (i) each Continuing Employee to become eligible to participate, as soon as reasonably practicable following Closing, in any and all New Plans to the extent coverage under such New Plan is replacing coverage under a Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions or limitations, evidence of insurability requirements, required physical examinations and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived or satisfied under the comparable Plans in which such Continuing Employee participated immediately prior to the Closing. Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) To the extent any payments could reasonably be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code in connection with any of the Transactions, the Company shall (i) no later than 15 days prior to the Closing (and in any event prior to obtaining the consent or waiver of any recipient of such payment in accordance with (ii) below), disclose its calculations with respect to the potential excess parachute payments to Parent, along with the underlying data and assumptions used to make the calculations, (ii) provide any other information reasonably requested by Parent that is necessary in order for Parent to review and understand such calculations (it being understood that the Company shall not be required to provide documents and information not in the Company’s possession or to prepare or draft any calculations or documents (other than the waivers, disclosure and solicitation documents and calculations of excess parachute payments otherwise referenced in this Section 7.05(c))), (iii) use reasonable best efforts to obtain from any disqualified individual a waiver of his or her rights to any such potential excess parachute payment absent approval by the Company’s equityholders in accordance with this Section 7.05(c), and (iv) no later than five days prior to the Closing (and following a reasonable time for receipt of any consent and waver described in clause (ii)), submit such payments for approval or disapproval by a vote of the equityholders of the Company entitled to vote on such matters in a manner intended to meet the requirements of Section 280G of the Code and the applicable treasury regulations thereunder. Parent shall have the right to review and comment on any form of waiver requested pursuant to clause (ii) and form of any disclosure and solicitation documents required by clause (iii) before such waiver or consent is sought or document is distributed, as applicable, and the Company shall consider any such comments in good faith. In the event that Parent does not, in its comments to the disclosure and solicitation documents provided to it for its review as described above, provide adequate descriptions of any Parent plans or arrangements that could result in the payment of any excess parachute payment that would be subject to the foregoing the Company shall not be obligated to include such Parent plans or arrangements in the waiver and stockholders voting materials for purposes of determining whether there has been a breach of the covenants set forth in this Section 7.05(c); provided, further, that in no event shall this Section 7.05(c) be construed to require the Company (or any of its Affiliates) to compel any disqualified individual to waive any existing rights under any Contract or agreement that such disqualified individual has with the Company or any of its Subsidiaries or any other Person or compel the Company or Parent to provide any additional value to such disqualified individual in order to receive such waiver.

(d) The Company shall not release any Service Provider from any confidentiality, noncompetition, nonsolicitation or similar agreement, or modify or waive any material provision of any such agreement.

(e) During the period between signing and the Closing, the Company shall determine the strategy to be pursued for retaining employees of the Company and its Subsidiaries beyond the Closing, and lead the efforts to prepare a list of intended recipients of Transaction Bonuses as soon as practicable following the date of the Agreement. The Company shall reasonably consult with Parent as to the form document to be used, identification of participants, dollar amounts, vesting schedules (if any) and inclusion of “good reason” waivers in such forms (if any), and consider in good faith any comments made by Parent with respect thereto; provided that to the extent that a disagreement is unresolved after good faith discussions between Parent and the Company, such terms will be determined by the Company after good faith consideration of the views of Parent.

(f) Without limiting the generality of Section 10.05, the provisions of this Section 7.05 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt, any Continuing Employee or other current or former Service Provider), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.05) under or by reason of any provision of this Agreement. Nothing contained in this Agreement, express or implied, shall (i) be treated as an amendment to any Plan, New Plan or other compensation or benefit plan, program, policy, agreement, arrangement or understanding for any purpose, (ii) obligate Parent or the Surviving Company or any of their Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) prevent Parent or the Surviving Company or any of their Subsidiaries from amending or terminating any particular benefit plan or arrangement.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent shall cause the Surviving Entities to assume, and shall cause the Surviving Entities to comply with (including by providing sufficient funds to comply with) the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Closing now existing in favor of the current or former directors, officers, or managers of the Company Parties as provided in the Organizational Documents of the Company Parties and their respective Subsidiaries or any indemnification Contract made available to Parent prior to the date hereof between such directors or officers, on the one hand, and the Company Parties and their respective Subsidiaries, on the other hand (in each case, as in effect on the date hereof), without further action, as of the Closing, and such obligations shall survive the Transactions and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification, advancement of expenses, and exculpation contemplated pursuant to the terms of the Organizational Documents of the Company Parties and their respective Subsidiaries as in effect at or prior to the Closing shall not be impaired by any modification of such terms in any amendment or restatement of such Organizational Documents following the Closing.

(b) With respect to any indemnification obligations of the Surviving Entities and their respective Subsidiaries contemplated by this Section 7.06, Parent hereby acknowledges and agrees that (i) the Surviving Entities shall be the indemnitors of first resort with respect to all indemnification obligations of the Parent or the Surviving Entities and their respective Subsidiaries pursuant to this Section 7.06 (i.e., their obligations to an applicable indemnified party are primary and any obligations of any other Person to advance expenses or to provide indemnification or insurance for the same expenses or liabilities incurred by such indemnified party are secondary) and (ii) it irrevocably waives, relinquishes and releases any such other Person from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof.

(c) Parent shall obtain, at Closing, and following the Closing not revoke and otherwise maintain in full force and effect, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Closing for six years after the Closing from an insurance carrier with the same or better credit rating as the Company’s current carrier, covering each Person currently covered by the Company Parties’ directors’ and officers’ liability insurance policies (a true and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amounts no less favorable to the directors and officers than those of such policy in effect on the date hereof; provided, however, that in no event shall Parent be required to expend pursuant to this Section 7.06(b) an aggregate amount in excess of the product of (x) the aggregate amount paid in respect of the last annual premiums paid by the Company Parties for such insurance and (y) 300%; provided, further, that, if the aggregate amount necessary to procure such insurance coverage exceeds such maximum amount, Parent shall only be obligated to provide as much coverage as may be obtained for such maximum amount.

(d) In the event the Surviving Company or any of their respective Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Company or any of their respective Subsidiaries, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.06.

(e) It is expressly agreed that Persons benefitted by this Section 7.06 and such Person’s respective estate, heirs and representatives are third party beneficiaries of this Section 7.06 and entitled to enforce the covenants contained herein, and this Section 7.06 shall not be terminated or modified in such a manner as to materially adversely affect any such Person without the written consent of such Person.

Section 7.07 R&W Policy. To the extent Parent or its Affiliates obtain any insurance policy with respect to representations and warranties in this Agreement, Parent shall (or shall cause its applicable Affiliate to) (a) obtain thereunder a customary waiver of subrogation against the Securityholders and their respective Affiliates and Representatives in connection therewith, except with respect to claims for Fraud, and shall not terminate or amend such waiver of subrogation in a manner adverse to the Securityholders without their consent and (b) to the extent Opco is not the named insured thereunder or does not receive any proceeds paid thereunder, assign such insurance policy and all proceeds thereof to Opco for no additional consideration.

Section 7.08 Conversion Approval.

(a) Parent shall use its reasonable best efforts to obtain the approval of its stockholders at Parent’s first annual meeting following the Closing (the “Next Annual Meeting”), for (i) the conversion of the Parent Series C Preferred Units into Parent Common Stock as described in the Charter Amendment and Resolutions, (ii) the issuance of Parent Common Stock issuable upon an exchange of Opco Class B Units (and corresponding Parent Series B Preferred Units) resulting from the conversion of Opco Series C-2 Preferred Units, in each case, pursuant to the terms of the Charter Amendment and Resolutions and the Opco LLCA and (iii) the issuance of additional Parent Series B Preferred Units contemplated by the Opco LLCA, in each case pursuant to and in accordance with the listing rules of NASDAQ, including for all applicable purposes of NASDAQ Listing Rule 5635 (the “Conversion Approval”), including by providing each stockholder entitled to vote a proxy statement meeting the requirements of Section 14 of the Exchange Act soliciting each such stockholder’s affirmative vote.

(b) If the Conversion Approval is not obtained at the Next Annual Meeting, Parent shall repeat the actions contemplated by Section 7.08(a) and continue to use its reasonable best efforts to obtain the Conversion Approval at every annual meeting of its stockholders thereafter until the Conversion Approval is obtained. The proxy statement for Next Annual Meeting (and any proxy statement for any subsequent annual meeting until such Conversion Approval is obtained) shall include the Parent Board’s recommendation that the stockholders of Parent vote in favor of the Conversion Approval. Parent shall use its reasonable best efforts to solicit from the stockholders proxies in favor of the Conversion Approval and to obtain the Conversion Approval.

Section 7.09 Listing.

(a) Parent shall use its reasonable best efforts to cause the shares of (i) Parent Common Stock to be issued in the Mergers and (ii) the Parent Common Stock to be issued upon conversion of the Opco Class B Units (and corresponding Parent Series B Preferred Units) issued in the Mergers, in each case, to be approved for listing on NASDAQ prior to the Closing, subject to official notice of issuance, and the Company Parties shall cooperate with Parent to the extent reasonably requested by Parent and necessary with respect to such listing.

(b) Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued upon conversion or exchange of (i) the Parent Series C Preferred Units following the Conversion Approval and (ii) the Opco Class B Units (and corresponding Parent Series B Preferred Units) resulting from the conversion of Opco Series C-2 Preferred Units following the Conversion Approval, in each case, to be approved for listing on NASDAQ prior to the Conversion Approval, subject to official notice of issuance, and the Company Parties shall cooperate with Parent to the extent reasonably requested by Parent and necessary with respect to such listing.

(c) If the Conversion Approval is not obtained on or prior to the date of Parent’s Next Annual Meeting, Parent shall use its reasonable best efforts to cause the Parent Series C Preferred Units issued in the Mergers and the Parent Series C Preferred Units issuable upon exchange of the Opco Series C-2 Preferred Units pursuant to the terms of the Opco LLCA to be approved for listing on NASDAQ prior to the six month anniversary of Closing, subject to official notice of issuance, and the Company Parties shall cooperate with Parent to the extent reasonably requested by Parent and necessary with respect to such listing.

Section 7.10 Public Announcements. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, each of Parent and the Company (on behalf of itself and the Company Parties) shall use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or notice to shareholders, or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions; provided, however, that each of Parent and the Company Parties may make public statements without consultation that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the Company Parties (in the case of Parent), the Parent Parties (in the case of the Company Parties) or the Securityholders as of immediately prior to the Blocker Mergers Effective Time. Parent and each Company Party shall cause their Affiliates and direct their and their Affiliates’ Representatives to comply with the terms of this Section 7.10. For the avoidance of doubt, nothing in this Section 7.10 shall restrict the ability of the Major Shareholders from providing (a) the financial results achieved by such Person with respect to its beneficial interest in the Company and its Subsidiaries or (b) a description of the Company and its Subsidiaries to the current and prospective limited partners, financing sources or other business associates of such Persons, in each case, in the ordinary course of business consistent with past practice and subject to customary confidentiality and non-use obligations.

Section 7.11 Certain Tax Matters.

(a) Transfer Taxes. All stock transfer, real estate transfer, sales, use, documentary, stamp, recording and other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne by Opco and the Parties shall reasonably cooperate to minimize any applicable Transfer Taxes and to timely prepare and timely file any Tax Returns relating to Transfer Taxes.

(b) Pre-Closing Tax Matters.

(i) During the period from the date of this Agreement to the Closing Date, the Company Parties and their respective Subsidiaries shall:

(A) prepare and timely file all income and other material Tax Returns of the Company Parties and their Subsidiaries that are due on or before the Closing Date (taking into account valid extensions) with respect to each jurisdiction and Tax which the Company Parties and their respective Subsidiaries have previously filed a Tax Return prior to the date of this Agreement (i.e., disregarding any Tax Return for any jurisdiction or Tax with respect to which the Company Parties and their respective Subsidiaries have not previously filed a Tax Return) and any jurisdiction in which the Company Parties and their respective Subsidiaries first becomes required to file a Tax Return as a result of actions or transactions taken or entered into after December 31, 2022 and prior to the Closing Date (“Pre-Closing Tax Returns”), and all Pre-Closing Tax Returns shall be prepared in a manner that is materially consistent with the past custom and practice of the Company Parties and their respective Subsidiaries, except as otherwise required by applicable Law or as provided herein; provided, however, that the Company Parties and their respective Subsidiaries shall adhere to the Section 704(c) methodology specified for the applicable period in the Opco LLCA (collectively, the “Tax Principles”); provided, further, that (x) Parent shall be entitled to review and comment on any Specified Tax Returns and (y) any disputes over the preparation of the Specified Tax Returns shall be subject to the dispute resolution provisions of Section 7.11(c)(iii);

(B) pay all material Taxes due and payable by the Company Parties and their Subsidiaries in respect of such Pre-Closing Tax Returns; and

(C) promptly notify Parent of any material Tax Contest that becomes pending against or with respect to the Company Parties or any of their respective Subsidiaries; and

(ii) Parent shall cause all Tax Sharing Agreements with respect to or involving any Parent Party or any of their Subsidiaries to be terminated at least one day prior to the Closing Date and from and after such time, no Parent Party or any of their Subsidiaries shall be bound thereby or have any obligation or liability thereunder.

(c) Flow-Through Tax Returns. From and after the Closing,

(i) the Designated Representative shall cause to be prepared, in a manner consistent with the Tax Principles, any Flow-Through Tax Returns with respect to any Pre-Closing Tax Period (other than a Straddle Period) of Management Holdings, the Company or any of its applicable Subsidiaries due to be filed following the Closing (“Pre-Closing Seller Returns”) and Opco shall bear any reasonable out of pocket costs and expenses associated with such preparation; provided that the Tax Principles shall not be binding to the extent any position therein is not supportable at a “more likely than not” or higher level of comfort based on the good faith determination of Parent’s Tax Return preparer. The Designated Representative shall provide a draft of any such Pre-Closing Seller Returns to Parent at least thirty days prior to the due date for such Pre-Closing Seller Returns (taking into account valid extensions) and shall reflect, subject to the dispute resolution provisions of Section 7.11(c)(iii), all reasonable and timely comments of Parent with respect to such Pre-Closing Seller Returns that are consistent with the Tax Principles; provided that, subject to the contrary determination of the Independent Accounting Firm pursuant to Section 7.11(c)(iii), Parent shall not be bound by the Tax Principles to the extent any position therein is not supportable at a “more likely than not” or higher level of comfort based on the good faith determination of Parent’s Tax Return preparer. Parent shall cause all Pre-Closing Seller Returns as prepared pursuant to this Section 7.11(c)(i), to be timely filed and shall promptly provide a copy of all filed Pre-Closing Seller Returns to the Designated Representative.

(ii) Parent shall prepare, or cause to be prepared in a manner consistent with the Tax Principles all other Flow-Through Tax Returns of Management Holdings, Opco or any of its applicable Subsidiaries with respect to any Straddle Period (“Straddle Period Returns”) and Opco shall bear any reasonable out of pocket costs and expenses associated with such preparation; provided that Parent shall provide a copy of such Straddle Period Returns to the Designated Representative at least thirty days prior to the due date for such Straddle Period Returns (taking into account valid extensions); provided, further that Parent shall not be bound by the Tax Principles to the extent any position therein is not supportable at a “more likely than not” or higher level of comfort based on the good faith determination of Parent’s Tax Return preparer. The Designated Representative shall have the right to review and comment on all such Straddle Period Returns, and Parent shall reflect, subject to the dispute resolution provisions of Section 7.11(c)(iii), such revisions to such Straddle Period Returns as are reasonably and timely requested by the Designated Representative; provided that, subject to the contrary determination of the Independent Accounting Firm pursuant to Section 7.11(c)(iii), Parent shall not be required to reflect comments to the extent they reflect a position that is not supportable at a “more likely than not” or higher level of comfort based on the good faith determination of Parent’s Tax Return preparer. Parent shall cause all Straddle Period Returns as prepared pursuant to this Section 7.11(c)(ii), to be timely filed and shall promptly provide a copy of all filed Straddle Period Returns to the Designated Representative.

(iii) if the Parties cannot resolve a dispute regarding the preparation of any Tax Return, the dispute shall be referred to an accounting firm of national reputation independent of the Parent Parties and the Company Parties mutually agreed upon by Parent and the Designated Representative (the “Independent Accounting Firm”). The Independent Accounting Firm shall, within thirty days after such submission, determine and report to Parent and the Designated Representative upon such remaining disputed items. The Independent Accounting Firm shall act as an expert and not as an arbitrator in conducting its analysis and may consider only those items which Parent and the Designated Representative are unable to resolve, it being agreed that such issues shall be limited to the application of any Tax Law relevant to this Agreement (and shall not include, for the avoidance of doubt, any disagreement as to any matter of contractual interpretation). In resolving any disputed item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Independent Accounting Firm incurred in connection with resolving any disputed item pursuant to this Section 7.11 shall be borne by Opco. The determination of the Independent Accounting Firm shall be consistent with this Section 7.11 and shall be final, binding and conclusive; provided, however, that unless mutually agreed to otherwise, Parent and the Designated Representative shall instruct the Independent Accounting Firm to determine and report to Parent and the Designated Representative upon the resolution of any such unresolved disputes no later than 10 days prior to the due date for any applicable Tax Return (taking into account valid extensions). In the event the Independent Accounting Firm is unable to render a decision prior to the due date for any applicable Tax Return (taking into account valid extensions), the Parties agree to file such Tax Return based on the position proposed by the party that prepared the initial draft of such Tax Return in accordance with this Section 7.11 and shall promptly amend any such Tax Return upon a contrary determination by the Independent Accounting Firm in order to reflect such determination, and

(iv) neither the Company, Management Holdings, the Parent Parties nor any of their Subsidiaries shall, to the extent such action could reasonably be expected to result in a Tax liability or the reduction of a Tax benefit of a Company Securityholder, Management Holdings Securityholder, or Blocker Securityholder (or their beneficial owners), (A) amend any Tax Returns (except state or local Tax Returns required by applicable Law to be amended to conform to federal Tax Returns), (B) make, change or revoke any Tax election, (C) change any accounting method or practice, (D) settle or compromise any Tax claim or other Tax action, (E) make or initiate any voluntary disclosure agreement or similar discussions with a Governmental Authority with respect to Tax, (F) request any Tax ruling or similar guidance, (G) extend or waive any statute of limitations with respect to Tax or (H) file any Tax Returns (other than as contemplated by Section 7.11(c)) in each case with respect to income Tax Returns of the Blockers or Flow-Through Tax Returns of the Company Parties or their Subsidiaries for Pre-Closing Tax Periods and Straddle Periods and except as contemplated by this Section 7.11(c) or Section 7.11(f), without the prior written consent of the Designated Representative (such consent not to be unreasonably withheld conditioned or delayed).

(d) Purchase Price Allocation. Within 90 days following the Closing Date, Parent and the Designated Representative shall use their reasonable best efforts to agree to a schedule (the “Tax Allocation”) establishing the allocation of any gain resulting from the receipt by Company Securityholders and Management Holdings Securityholders of the Aggregate Cash Consideration (as adjusted pursuant to this Agreement) among the assets of Management Holdings and Opco and the Subsidiaries of Opco (except, for the avoidance of doubt, the underlying assets of any Subsidiary treated as a C corporation for U.S. federal, and applicable state and local, income tax purposes), in each case in accordance with the principles of Section 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder. If the Designated Representative and Parent are unable to agree on the Tax Allocation within such 90-day period, any disputed items shall be determined by the Independent Accounting Firm, whose decision shall be based on the principles of Section 1060 of the Code, as applicable, and the Treasury Regulations promulgated thereunder and the procedures set forth in Section 7.11(c) (mutatis mutandis) and shall be final, binding and conclusive. The Parties shall, and shall cause their Affiliates to, report consistently with the Tax Allocation, as adjusted, on all Tax Returns, and the Parties shall not and shall cause their Affiliates not to take any position in any Tax Contest that is inconsistent with the Tax Allocation, as adjusted, unless otherwise required by a Final Determination.

(e) Partnership Tax Matters. In the event of any Tax audit or assessment with respect to an item on a Tax Return for any Pre-Closing Tax Period (or pre-Closing portion of any Straddle Period) of the Company, Management Holdings, Opco or any other entity treated as a partnership for U.S. federal income tax purposes in which Opco owns an interest, the Parties hereto (as applicable) shall, unless otherwise agreed to in writing by the Parties, cause an election to be made under Section 6226(a) of the Code (or any comparable provision of applicable state, local or foreign Law) with respect to any such Tax Return (or item) and shall take any action necessary to effectuate such an election. The Parties shall allocate the taxable income of the Company and Management Holdings for the taxable year of the Closing using the interim closing of the books method under Section 706 of the Code and the Treasury Regulations promulgated thereunder as of the end of the Closing Date.

(f) Tax Contests. Parent shall use reasonable best efforts to notify the Designated Representative in writing within 15 days of it (or any other Parent Party or a Subsidiary of any Parent Party) being notified of any Tax Contest relating to a Pre-Closing Tax Period that could reasonably be expected to result in a liability or the reduction of a Tax benefit of a Company Securityholder or Management Holdings Securityholder (or their beneficial owners). The Designated Representative shall control all Tax Contests with respect to a Flow-Through Tax Return of Management Holdings, Opco or any of its applicable Subsidiaries with respect to any Pre-Closing Tax Period (other than a Straddle Period) (a “Pre-Closing Tax Contest”) that could reasonably be expected to result in a liability or the reduction of a Tax benefit of a Company Securityholder or Management Holdings Securityholder (or their beneficial owners); provided that Parent shall be permitted, at Parent’s expense, to be present at, and participate in, any such Pre-Closing Tax Contest and no such Pre-Closing Tax Contest shall be settled without the prior consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Parent shall control all other Tax Contests with respect to Pre-Closing Tax Periods of Management Holdings, Opco or its Subsidiaries; provided that with respect to a Straddle Period Return, the Designated Representative, at the Designated Representative’s expense, shall be permitted to be present at, and participate in, any such Tax Contest and no such Tax Contest shall be settled without the consent of the Designated Representative (such consent not to be unreasonably withheld, conditioned or delayed).

(g) Intended Tax Treatment.

(i) None of the Parties shall knowingly take or omit to take any action if such action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment and the Parties hereto agree not to take any Tax position inconsistent with the Intended Tax Treatment unless otherwise required by a Final Determination.

(ii) For purposes of this Agreement, the “Intended Tax Treatment” means that, in addition to any Tax treatment described in Section 7.18(a) of the Parent Disclosure Letter, for U.S. federal income tax purposes,

(A) (I) each of the Blocker Mergers and the Parent Merger Sub Merger be treated as a single integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (II) Parent, the Blocker Merger Subs and the Blockers each be treated as a “party to such reorganization” within the meaning of Section 368(b) of the Code and (III) that this Agreement be treated as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code,

(B) (I) the Company Merger be treated as a contribution of the Subsidiaries of Parent to Opco in exchange for partnership interests in Opco governed by Section 721 of the Code and the assumption by Opco of certain “qualified liabilities” (within the meaning of Treasury Regulation § 1.707-5(a)(6)) of Parent, (II) Opco be treated as a continuation of the Company partnership following the Company Merger, and (III) Management Holdings be treated as a continuing partnership following the Management Holdings Merger,

(C) (I) the other changes to the capital structure of the Company and Management Holdings at Closing contemplated by Sections 2.05(a)(iv)(A) and 2.05(a)(vii)(A) hereof and (II) the conversion of the Opco Series C-2 Preferred Units to Opco Class B Units each shall be treated as a non-taxable amendment to their respective partnership agreements under Section 761(c) of the Code, or as otherwise nontaxable under Revenue Ruling 84-52, 1984-1 C.B. 157 (or otherwise under Section 721 of the Code),

(D) the Aggregate Cash Consideration (as adjusted pursuant to this Agreement) be treated as a debt-financed distribution by Opco to Company Securityholders (including the Blockers and Management Holdings) and further by Management Holdings to the Management Holdings Securityholders to the extent of such payments thereto, each under

Section 731 of the Code (and, for the avoidance of doubt, each Blocker’s debt basis in the Company for U.S. federal income tax purposes immediately before the distribution be calculated by treating the liabilities of the Company, including any liabilities that the Company is deemed to assume pursuant to the Transactions, as non-recourse liabilities to the maximum extent permitted by Treasury Regulation § 1.752-1(a)(2) and allocating such liabilities in accordance with the principles set forth in Treasury Regulation § 1.752-3),

(E) the Aggregate Cash Consideration (as adjusted pursuant to this Agreement) and any payments under the Tax Receivables Agreement (other than payments treated as “imputed interest” under Sections 483, 1272, 1274 or any other provision of the Code or any similar provisions of state or local Tax Law) paid to Blocker Securityholders be treated as “boot” received by Blocker Securityholders for purposes of Section 356 of the Code in connection with each reorganization described in Section 7.11(g)(ii)(A) (and treated as part of a redemptive exchange under Section 302(a) and (b) of the Code and not treated as a dividend pursuant to Section 304 or Section 356(a)(2)),

(F) the Bondco Merger be disregarded,

(G) (I) the conversion of Parent Series C Preferred Units into Parent Common Stock as described in the Charter Amendment and Resolutions be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, (II) Parent be treated as a “party to such reorganization” within the meaning of Section 368(b) of the Code and (III) that this Agreement be treated as a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code,

(H) (I) the conversion of applicable Subsidiaries of Parent to limited liability companies treated as disregarded entities for U.S. federal income tax purposes and the election of applicable Subsidiaries of Parent to be treated as disregarded entities for U.S. federal income tax purposes, in each case, be treated as liquidations to which Sections 332 and 337 of the Code apply, (II) the contribution by Parent of its Subsidiaries (other than Holdco) to Opco in exchange for interests in Opco and (III) the consummation of the Parent Pre-Closing Up-C Restructuring not result in income or gain recognized by any Parent Party (or any of its Subsidiaries) under any provision of U.S. federal, state, or local income Tax Law, and

(I) the pre-Closing distributions of Company Securities to each of the Blockers be treated as a series of tax-deferred redemptive partnership distributions governed by Section 731 of the Code, and the consummation of the Company Pre-Closing Up-C Restructuring not result in income or gain recognized by any Company Party (or any of its Subsidiaries) under any provision of U.S. federal, state, or local income Tax Law.

(h) 754 Election. The Company and Management Holdings shall and shall cause any of its Subsidiaries that are treated as partnerships for U.S. federal income tax purposes to have in effect an election under Section 754 of the Code.

(i) Tax Forms. Each Blocker shall deliver to Parent a properly executed statement signed by such Blocker to the effect that the shares of such Blocker are not “United States real property interests” within the meaning of Section 897 of the Code (the “Tax Forms”). Parent shall provide the Designated Representative with a proof of mailing to the IRS of a notice satisfying the requirements of Treasury Regulations § 1.897-2(h)(2) for each Blocker before the thirtieth day following the Closing Date. Notwithstanding anything in this Agreement to the contrary, Parent’s sole right upon any failure to provide the Tax Forms shall be to make an appropriate withholding under Sections 897 or 1445 of the Code, as applicable.

(j) Transaction Tax Deductions. To the extent permitted by applicable Law (including through the potential use of the safe harbor procedures of IRS Revenue Procedure 2011-29 with respect to any success-based fees), any and all items of loss, deduction, or credit resulting from or attributable to (I) the Expenses or the payment or accrual thereof, (II) the payment of any Expenses or amounts that would be Expenses except for the fact that such expenses were paid prior to Closing, (III) any payment of compensation, or vesting of compensation or property, in each case, that arises from or in connection with any of the Transactions (including the Participation Payment Amount and the Transaction Bonus Amount), and (IV) the payment of fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees or accelerated deferred financing fees) with respect to the payment of Indebtedness, in each case of the Company Parties and their Subsidiaries, shall be reported on applicable Tax Returns with respect to income Taxes solely as income Tax deductions of a Company Party (including a Blocker and Management Holdings) and allocable to the Company Securityholders and the Management Holdings Securityholders as applicable in accordance with Section 7.11(e) for a Pre-Closing Tax Period (or pre-Closing portion of any Straddle Period) and shall not be treated or reported as income Tax deductions for a taxable period beginning after the Closing Date.

(k) Cooperation. Following the Closing, the Parties shall use commercially reasonable efforts to cooperate, as and to the extent reasonably requested in writing by each other Party, in connection with the preparation and filing of Tax Returns and any audit or action with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s written request) the provision of records and information that are reasonably relevant to any such Tax Return, audit or action and making employees available on a mutually convenient basis during regular business hours to provide additional information and explanation of any material provided hereunder.

(l) Partnership Continuation. For the avoidance of doubt, all references to the Parties, the Company Parties, and the Company in this Section 7.11 shall include Opco as a continuation of the Company as a partnership for U.S. federal, and applicable state and local, income tax purposes.

Section 7.12 Termination of Affiliate Arrangements. Each Company Party and its Subsidiaries shall take actions necessary to (a) terminate with no continuing obligations or liabilities all Affiliate Agreements other than (i) the Affiliate Agreements set forth on Section 7.12(a) of the Company Disclosure Letter and (ii) any Transaction Agreement, and (b) cause any and all obligations and liabilities thereunder to be extinguished or paid at or prior to the Closing, without any payment by or obligation or liability of Parent (including any Company Party or any of its Subsidiaries) after the Closing.

Section 7.13 Resignations of Directors and Officers. At or prior to the Closing, the Company shall request that each of the directors and officers of the Company Parties and their respective Subsidiaries (to the extent such directors and officers are identified by Parent in writing at least five Business Days prior to the Closing) deliver to Parent written resignation letters, effective as of the Closing Date, effectuating his or her resignation from such position as a member of the applicable board of directors (or equivalent governing body) or as an officer. The Company shall cause such Persons that do not deliver such written resignation letters to be removed from such positions so requested pursuant to the applicable Organizational Documents and applicable Law.

Section 7.14 Financing.

(a) Each Parent Party shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions (including the “market flex” provisions applicable thereto) described or contemplated in the Debt Financing Letters pursuant to the terms thereof (or on such terms and conditions that are acceptable to each Parent Party and the providers of the Debt Financing so long as such other terms and conditions are not prohibited by this Section 7.14(a)) and, taking into account the expected timing of the Marketing Period, satisfy (or obtain the waiver of) the conditions to the Debt Financing as described in, and comply with the covenants applicable to the Parent set forth in, the Debt Financing Letters, and shall not permit any termination (other than in accordance with its terms as in effect on the date hereof), amendment or modification to be made to, or any waiver of any provision under, or any replacement of, the Debt Financing Letters if such termination, amendment, modification, waiver or replacement (A) reduces the aggregate amount of the Debt Financing from that contemplated by the Debt Commitment Letter as in effect on the date hereof unless after giving effect to such termination, amendment, modification, waiver or replacement, the representation and warranty set forth in the sixth sentence of Section 5.06 shall remain true, complete and correct, or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of Debt Financing in a manner that would reasonably be expected to (x) delay (taking into account the expected timing of the Marketing Period) or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) on the Closing Date or (y) materially and adversely impact the ability of any Parent Party to enforce its rights against other parties to the Debt Financing Letters or the definitive agreements, if any, with respect to the Debt Financing (the “Debt Financing Documents”) or, taking into account the expected timing of the Marketing Period, consummate the Transactions; provided that the Parent Parties may amend the Debt Financing Letters to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Debt Commitment Letter as of the date hereof provided the other terms to the Debt Financing Letters are unchanged. Parent shall use commercially reasonable efforts to cause any Debt Financing to permit the payments contemplated by the Tax Receivable Agreement.

(b) Each Parent Party shall use its reasonable best efforts (A) to maintain in effect the Debt Financing Letters, (B) taking into account the expected timing of the Marketing Period, to negotiate and enter into on the Closing Date the Debt Financing Documents on the terms and conditions (including the “market flex” provisions applicable thereto) described or contemplated in the Debt Commitment Letter (or on such terms and conditions that are acceptable to each Parent Party and the providers of the Debt Financing, so long as such terms and conditions are not prohibited by Section 7.14(a)), (C) to enforce its rights under the Debt Financing Letters, including its right to cause the Debt Financing to be funded following satisfaction of the conditions thereto, (D) to comply with its obligations under the Debt Financing Letters to the extent the failure to comply with such obligations would adversely impact the amount, timing, conditionality or, taking into account the expected timing of the Marketing Period, the availability of the Debt Financing at the Closing, (E) to pay or cause to be paid all commitment fees or other fees required by the Debt Commitment Letter to be paid as they become due and payable and (F) to draw upon and consummate the Debt Financing on the Closing Date as and to the extent necessary to ensure that Parent has sufficient funds, together with any cash, available lines of credit or other sources of immediately available funds, to enable it to pay the Aggregate Gross Cash Consideration and other amounts payable by a Parent Party under this Agreement and to finance the refinancing of Indebtedness contemplated by the Debt Commitment Letter and this Agreement. Parent shall keep the Company informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and, upon the reasonable written request to Parent, provide to the Company executed copies of the Debt Financing Documents, if any. Without limiting the generality of the foregoing, the Parent Parties shall give the Company prompt written notice (x) of any breach or default by any party to any of the Debt Financing Letters or, to the extent entered into and effective prior to the Closing Date, the Debt Financing Documents of which any Parent Party becomes aware, (y) of the receipt of any written notice or other written communication from any Financing Source with respect to any (1) actual or threatened breach, default, termination (other than in accordance with its terms) or repudiation by any party to any of the Debt Financing Letters or, to the extent entered into and effective prior to the Closing Date, the Debt Financing Documents of any provisions thereof or (2) material dispute or material disagreement relating to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of the Debt Financing to be funded at the Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Documents), and (z) if at any time for any reason any Parent Party believes in good faith that there is a reasonable possibility that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Letters. As soon as reasonably practicable, after the date the Company delivers the Parent Parties a written request, each Parent Party shall provide information reasonably requested by the Company relating to the circumstances referred to in clause (x), (y) or (z) of the immediately preceding sentence; provided that in no event shall any Parent Party be required to share any information with the Company that such Parent Party determines in its sole discretion is subject to attorney-client or other similar privilege. If any portion of the Debt Financing otherwise becomes unavailable, each Parent Party shall use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and cash on hand of the Parent Parties and of the Company Parties and their respective Subsidiaries that is available to the Parent Parties, to pay the Aggregate Gross Cash Consideration and other amounts payable by the Parent Parties under this Agreement and to finance the refinancing of Indebtedness contemplated by the Debt Commitment Letter or this Agreement (“Alternative Financing”); provided that in no event shall any Parent Party be required to, and in no event shall its reasonable best efforts be deemed or construed to require that any Parent Party, pay any fees in excess of those contemplated by the Debt Financing Letters or obtain Alternative Financing that (1) includes terms (including any “market flex” provisions applicable thereto) that are less favorable in any material respect to any Parent Party than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) in effect on the date hereof, (2) involves any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to prevent, impede, or delay the consummation of the Transactions. The Parent Parties shall promptly deliver to the Company true and complete copies of any debt commitment letter and related fee letter (in the case of any such fee letter, redacted in a manner consistent with the Debt Fee Letter) pursuant to which any such alternative source shall have committed to provide any Alternative Financing (the “Alternative Financing Commitment Letter”). The Company acknowledges and agrees that the Parent Parties shall not be required to consummate the Debt Financing before the final day of the Marketing Period. As applicable, references in this Agreement (other than with respect to representations in this Agreement made by the Parent Parties that speak as of the date hereof) (i) to “Debt Financing” shall include any such Alternative Financing; (ii) to “Debt Financing Letters” shall include any such Alternative Financing Commitment Letter; and (iii) to “Financing Documents” and “Debt Financing Documents” shall be to the definitive documents, if any, in respect of such Alternative Financing.

(c) The Company Parties shall use their respective reasonable best efforts to, and shall use reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to use its and their reasonable best efforts to, provide all cooperation and assistance reasonably requested by Parent in connection with the Debt Financing. The Company Parties shall (or, in the case of clauses (i), (ii), (iii), (iv), (vi), (xi) or (xii), shall use reasonable best efforts to):

(i) to the extent reasonably requested by Parent, provide Parent with pertinent information regarding the Company Parties as is customary to provide in connection with any Debt Financing;

(ii) (A) furnish to Parent the information described in clause (b) of the definition of “Required Company Financial Information”; (B) by November 14, 2023, furnish to Parent the information described in clause (a)(iii) of the definition of “Required Company Financial Information”; and (C) if the Closing Date occurs after February 12, 2024, furnish to Parent as soon as reasonably practicable, but in no event later than March 15, 2024, the information described in clause (a)(iv) of the definition of “Required Company Financial Information”;

(iii) to the extent reasonably requested by Parent, participate in a reasonable number of meetings, presentations and roadshows with, on the one hand, the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders, investors and purchasers of, the Debt Financing, and, on the other hand, management and Representatives (with appropriate seniority and expertise) of the

Company, due diligence sessions (including directing the Audit Subsidiary’s auditors to participate therein or in separate accounting due diligence calls), drafting sessions and sessions with rating agencies, and reasonably cooperate with the marketing efforts of Parent and its Financing Sources, in each case in connection with any Debt Financing and with appropriate advance notice and at times and locations to be mutually agreed between Parent and the Company;

(iv) to the extent reasonably requested by Parent, assist with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including a version that does not include material non-public information regarding the Company Parties and their respective Subsidiaries), private placement memoranda, prospectuses and similar documents required in connection with any Debt Financing;

(v) in connection with any offering of securities, direct the independent auditors for the Audit Subsidiary to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by Parent with respect to financial information of the Audit Subsidiary and the Company included in any offering documents relating to any Debt Financing in which the consolidated financial statements of the Audit Subsidiary and/or the Company are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Audit Subsidiary in any offering documents relating to any Debt Financing in which the consolidated historical financial statements of the Audit Subsidiary are included;

(vi) assist in the preparation of, and execute and deliver, one or more credit agreements, indentures, pledge and security documents, purchase agreements, other definitive financing documents and other customary certificates or documents (including the execution and delivery of customary authorization and representation letters with respect to the bank information memoranda) on terms that are reasonably requested by Parent in connection with any Debt Financing, and take organizational actions as may be reasonably requested by Parent in connection with any Debt Financing, in each case subject to the protective provisions in the proviso below;

(vii) cause Bondco (A) to take no actions whatsoever aside from (1) actions necessary to preserve its existence or (2) as set forth in this Agreement, including the succeeding clauses (B) and (C), (B) to comply with its obligations under this Agreement and the agreements contemplated herein and (C) upon Parent’s request, to issue non-convertible debt securities on terms mutually agreed between Parent and its Financing Sources and take actions reasonably related thereto or undertaken in connection therewith as specified by Parent (including entering into definitive agreements in respect of such issuance), in each case which are not reasonably likely to result in liability or cost to Bondco or the Company Parties that is not reimbursed or indemnified, as applicable, by Parent in accordance with Section 7.14(e), and the proceeds of which (together with any other amount required by the trustee or initial purchasers to be deposited into escrow) shall be pledged to secure such debt securities and held in escrow until the earlier of (x) the Closing, upon which all of such proceeds shall be applied as set forth in Section 2.05, to pay, in whole or in part, the Aggregate Gross Cash Consideration or to finance, in whole or in part, the refinancing of Indebtedness contemplated by the Debt Commitment Letter or this Agreement, and (y) the termination of this Agreement, whereupon such proceeds shall be applied to redeem all of such debt securities;

(viii) upon Parent’s request, form a Delaware corporation that is a wholly owned direct subsidiary of the Company ( “Corporate Co-Issuer”) and cause Corporate Co-Issuer (A) to take no actions whatsoever aside from (1) actions necessary to preserve its existence or (2) upon Parent’s request, serve as co-issuer of any non-convertible debt securities issued by Bondco pursuant to the above clause (vii) and take actions reasonably related thereto or undertaken in connection therewith as specified by Parent (including entering into definitive agreements in respect of such issuance), in each case which are not reasonably likely to result in liability or cost to Corporate Co-Issuer or the Company Parties that is not reimbursed or indemnified, as applicable, by Parent in accordance with Section 7.14(e);

(ix) upon Parent’s request, form a Delaware limited liability company that is a wholly owned direct subsidiary of the Company (“Loanco”) and cause Loanco (A) to take no actions whatsoever aside from (1) actions necessary to preserve its existence and (2) upon Parent’s request, borrow term loans on terms mutually agreed between Parent and its Financing Sources and take actions reasonably related thereto or undertaken in connection therewith as specified by Parent (including entering into definitive agreements in respect of such borrowing), in each case which are not reasonably likely to result in liability or cost to Loanco or the Company Parties that is not reimbursed or indemnified, as applicable, by Parent in accordance with Section 7.14(e), and the proceeds of which (together with any other amount required by the administrative agent or lenders to be deposited into escrow) shall be pledged to secure such term loans and held in escrow until the earlier of (x) the Closing, upon which all of such proceeds shall be applied as set forth in Section 2.05, to pay, in whole or in part, the Aggregate Gross Cash Consideration or to finance, in whole or in part, the refinancing of Indebtedness contemplated by the Debt Commitment Letter or this Agreement, and (y) the termination of this Agreement, whereupon such proceeds shall be applied to repay all of such term loans;

(x) no less than five Business Days prior to the Closing Date, furnish to Parent all documentation and information as is reasonably requested in writing by the Parent (on behalf of the Financing Sources) at least ten Business Days prior to the Closing Date about the Company Parties and their respective Subsidiaries that the Financing Sources reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and applicable beneficial ownership regulations;

(xi) amend or supplement, or cause their respective Subsidiaries to amend or supplement, any information supplied by or on behalf of the Company Parties or any of their respective Subsidiaries to Parent and the Financing Sources on a reasonably current basis to the extent such information, to the knowledge of the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not materially misleading;

(xii) update any Required Company Financial Information provided to Parent as may be necessary for such Required Company Financial Information to remain Compliant;

(xiii) to the extent reasonably requested by Parent, cooperate reasonably with the due diligence of the Financing Sources, to the extent customary and reasonable; and

(xiv) to the extent reasonably requested by Parent, assist Parent in procuring public corporate ratings and corporate family ratings in respect of the Company and public ratings of the facilities contemplated by any Debt Financing;

provided, however, that none of the Company Parties or any of their respective Subsidiaries or their respective Representatives shall be required under this Section 7.14 to (q) take any action that would encumber any of the assets of any Company Party or their Subsidiaries (other than an encumbrance of assets of Bondco and Corporate Co-Issuer in connection with the issuance of debt securities referred to and to the extent set forth in clauses (vii) and (viii) above and an encumbrance of assets of Loanco in connection with the borrowing of term loans referred to and to the extent set forth in clause (ix) above) prior to the Closing, it being understood that prior to the Closing, none of the Company Parties nor any of their Subsidiaries, other than Bondco, Corporate Co-Issuer and Loanco, shall be obligated to incur any obligations or liabilities in respect of any Debt Financing, including any debt securities issued in connection therewith, (r) prepare pro forma financial statements or provide any financial information of the type excluded from Required Company Financial Information, (s) prepare the initial draft of any definitive documents for the Debt Financing, including any pledge or security documents, guarantees, definitive financing documents or other certificates, incumbencies or other similar documents, (t) pay any commitment or other fee, reimburse any expenses or incur any other liability in connection with any Debt Financing prior to the Closing unless promptly reimbursed or indemnified, as applicable, by Parent in accordance with Section 7.14(e), (u) take any action that would unreasonably interfere with the ongoing business or operations of the Company Parties or any of their respective Subsidiaries, (v) enter into or approve any agreement or other documentation if such agreement or other documentation would be effective with respect to the Company Parties or any of their respective Subsidiaries prior to the Closing (except the authorization and representation letters referred to in clause (v) above and any agreement or documentation in respect of an issuance of debt securities pursuant to clauses (vii) and (viii) above and any borrowing of term loans pursuant to clause (ix) above), (w) require the Company Parties or any of their respective Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize any Debt Financing (other than an issuance of debt securities pursuant to clauses (vii) and (viii) above and any borrowing of term loans pursuant to clause (ix) above) unless Parent and such director or manager shall have determined that such directors and managers (or members of equivalent bodies) are to remain as directors and managers (or members of equivalent bodies) of the Company or such Affiliate on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (x) take any action that would conflict with or violate any provision of any of the Organizational Documents of the

Company Parties or any of their respective Subsidiaries or any applicable Law or Contract binding on the Company Parties or any of their respective Subsidiaries (provided that (A) in the case of information withheld in reliance on the exclusion in this clause (x) related to confidentiality obligations, the Company Parties and their Subsidiaries shall use commercially reasonable efforts to provide notice to Parent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such obligation of confidentiality) and (B) in the case of information proposed to be withheld in reliance on the exclusion in this clause (x) related to violations of Law or waiver of privilege, the Company Parties and their Subsidiaries shall use commercially reasonable efforts to provide such information in a manner that would not violate such Law or waive such privilege), (y) take any action that would subject any director, manager, officer, employee or other Representative of the Company Parties or any of their respective Subsidiaries to any personal liability or (z) provide access to or disclose information that would jeopardize any attorney-client privilege or other similar privilege of the Company Parties or any of their respective Subsidiaries or which is restricted or prohibited under applicable Law (provided that the Company Parties and their respective Subsidiaries shall use commercially reasonable efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such applicable Law). The Company hereby consents to the reasonable use of its logos in connection with any Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its reputation or goodwill.

(d) Notwithstanding any other provision set forth herein or in any other agreement between the Company Parties, on the one hand, and the Parent Parties (or their respective Subsidiaries), on the other hand, the Company Parties agree that the Parent Parties and their respective Subsidiaries may share customary projections and other non-public information provided pursuant to this Section 7.14 with respect to the Company Parties and their respective Subsidiaries on a customary basis with its Financing Sources, and that each Parent Party and its Affiliates and such Financing Sources may share such information with potential Financing Sources in connection with any marketing efforts in connection with any Debt Financing; provided that the recipients of such information agree to customary confidentiality arrangements.

(e) Parent shall promptly, upon written request by the Company (but in any case within five Business Days of such request), reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Company Parties, their Subsidiaries or any of their respective Affiliates in connection with the cooperation of the Company Parties and their respective Subsidiaries contemplated by this Section 7.14 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Affiliates and Representatives from and against any and all losses, liabilities, damages, claims, costs or expenses suffered or incurred by any of them in connection with the (i) cooperation contemplated by this Section 7.14 or the arrangement of any Debt Financing (including, for the avoidance of doubt, any interest accrued in connection with any Debt Financing prior to the Closing) and any information used in connection therewith (other than (A) historical financial information furnished by or on behalf of the Company Parties or their Subsidiaries in writing specifically for use in connection with any Debt Financing or (B) to the extent such losses, liabilities, damages, claims, costs or expenses result from the gross negligence or bad faith of any Company Party, its Subsidiaries or its or their respective Representatives) and (ii) any agreement or documentation entered into in respect of an issuance of debt securities as part of any Debt Financing (including, for the avoidance of doubt, interest, negative interest, underwriters’ fees and any amounts in connection with the redemption of such debt securities).

(f) For the avoidance of doubt, without limiting the terms of this Section 7.14, the obtaining of any Debt Financing, Alternative Financing or any other third-party financing, is not a condition to the Closing, and Parent shall consummate the Transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, any Alternative Financing or any other third-party financing, subject only to satisfaction or waiver of the conditions set forth in Section 8.01 and Section 8.02.

(g) Notwithstanding anything to the contrary set forth in this Agreement, neither the Company Parties nor their respective Subsidiaries (including Bondco, Corporate Co-Issuer and Loanco) shall be required to take any action or otherwise incur any Indebtedness (including Debt Financing, any Alternative Financing or any other third-party financing) unless the amount of funds funded into and then held in escrow pursuant to Section 7.14(c)(vii) or Section 7.14(c)(ix), as the case may be, includes, in addition to the proceeds of the applicable Indebtedness, the amount of interest and other expenses (if any) required to be pre-funded in respect of such Indebtedness under any special mandatory redemption or prepayment provisions thereof.

Section 7.15 Notification of Certain Matters. (a) Each Company Party shall give prompt notice to Parent to the extent such Company Party obtains knowledge thereof, and each Parent Party shall give prompt notice to the Company to the extent such Parent Party obtains knowledge thereof, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a) would not be satisfied; and (ii) any failure of any Party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.15 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Each Company Party shall give prompt notice to Parent, and each Parent Party shall give prompt notice to the Company, of (i) any material notice or other communication from any Governmental Authority in writing which challenges the Transactions or in writing from any Material Customer or Material Supplier, alleging that the consent of such Person is or may be required in connection with the Transactions the failure of which to be obtained would be material to the Company Parties and their respective Subsidiaries; and (ii) any Action commenced or, to its knowledge, threatened in writing, against it, which challenges the Transactions.

(c) Notwithstanding anything to the contrary in this Agreement, the conditions set forth in Section 8.02(b) and 8.03(b) as it relates to the obligations of this Section 7.15 shall be deemed satisfied unless a Company Party or a Parent Party, as applicable, has knowingly breached its obligations under this Section 7.15.

Section 7.16 Top-Up Financial Statements. (a)The Company Parties shall cooperate with and provide reasonable support to Parent and otherwise provide reasonably assistance to Parent, in each case to the extent reasonably requested by Parent and necessary for Parent to comply with its disclosure obligations under the Exchange Act. In furtherance of the foregoing, the Company Parties shall use reasonable best efforts to:

(i) deliver to Parent an audit of the combined financial statements of the Combined Audit Group and the audited consolidated balance sheets and related statements of operations and comprehensive income, members’ equity and cash flows of the Combined Audit Group as of and for the fiscal years ended December 31, 2022 and 2021, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the Combined Audit Group, together with the notes thereto;

(ii) deliver to Parent the unaudited interim condensed combined balance sheets and related statements of operations and comprehensive income, members’ equity and cash flows of the Combined Audit Group as of and for the elapsed portion of the fiscal year ended June 30, 2023, together with the corresponding period of the prior fiscal year, in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), together with the notes thereto; and

(iii) deliver to Parent (A) if the Closing Date occurs after November 14, 2023, the unaudited interim condensed combined balance sheet and related statements of operations and comprehensive income, members’ equity and cash flows of the Combined Audit Group as of and for the elapsed portion of the fiscal year ended September 30, 2023, together with the corresponding period of the prior fiscal year, together with the notes thereto; and (B) if the Closing Date occurs after March 25, 2024, the audited combined balance sheet and related statements of operations and comprehensive income, members’ equity and cash flows of the Combined Audit Group as of and for the year ended December 31, 2023, in each case prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), together with the notes thereto, and in the case of clause (B), accompanied by an audit report, without qualification or exception thereto, on such annual financial statements from the independent accountants for the Combined Audit Group; in each of the foregoing cases, on a timeline reasonably designed to permit Parent to comply with its obligations to provide financial information of the Company Parties under Rule 3-05 of Regulation S-X of the Securities Act (“Regulation S-X”) in connection with a filing made with the SEC on Form 8-K in connection with the consummation of the Transactions.

(b) The Parties hereby agree to the provisions set forth on Section 7.16(b) of the Company Disclosure Letter.

(c) The provisions set forth in Section 7.14(e) shall apply to this Section 7.16 and the information and cooperation provided hereby (and expenses thereof), mutatis mutandis.

Section 7.17 Payoff Letter. The Company shall (a) deliver to Parent at or prior to the Closing executed payoff letters in customary form reasonably satisfactory to Parent (the “Payoff Letters”) in respect of the Indebtedness listed on Section 7.17 of the Company Disclosure Letter (the “Payoff Debt”), which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or similar obligations, as applicable related to any obligations under the Payoff Debt as of the anticipated Closing Date (and the daily accrual thereafter) (the “Payoff Amount”); and (ii) state that upon receipt of the Payoff Amount, the applicable Payoff Debt and related instruments evidencing such Payoff Debt shall be terminated (except for provisions in the documentation relating to such Payoff Debt that, by their terms, survive such termination); (b) upon Parent’s reasonable request, assist with the payoff, discharge and termination of the Payoff Debt, including using reasonable best efforts to arrange for, and execute and deliver, customary prepayment notices and other similar notices; and (c) use reasonable best efforts to make arrangements for the holders of such Payoff Debt (or the administrative agent or similar agent therefor) to deliver to Parent at or as soon as practicable after the Closing all possessory collateral then in its possession (or make alternative arrangements in respect thereof) and all customary lien release documents and filings with respect to all liens in or upon the assets or properties of the Company Parties and their respective Subsidiaries securing such Payoff Debt; provided that this Section 7.17 shall not require the Company Parties or any of their respective Subsidiaries to cause such repayment, release and termination unless the Closing shall occur substantially concurrently therewith.

Section 7.18 Pre-Closing Up-C Restructuring; Blocker Restructuring. Prior to the Closing:

(a) Each Parent Party shall, and shall cause each of its applicable Affiliates to, cause the other actions contemplated to be performed by such Parent Party or its Affiliates by Section 7.18(a) of the Parent Disclosure Letter (the “Parent Pre-Closing Up-C Restructuring”) to occur by the applicable Person and in the manner in each case specified therein. Parent shall promptly notify the Company if Parent determines in good faith that any action that is part of the Parent Pre-Closing Up-C Restructuring cannot be completed using reasonable best efforts, taking into account, without limitation, any adverse tax consequences of such action. If Parent so notifies the Company, the Parties shall use commercially reasonable efforts to identify an alternative structure that takes into account the inability to complete such action and Parent shall modify Section 7.18(a) of the Parent Disclosure Letter to reflect such alternative structure. For the avoidance of doubt, as further described in Section 7.18(a) of the Parent Disclosure Letter, in exchange for the Contribution to Opco (as defined in Section 7.18(a) of the Parent Disclosure Letter), Opco will issue to Parent that number of Opco Class A Units equal to the number of shares of Parent Common Stock outstanding immediately prior to the Blocker Mergers Effective Time (for the avoidance of doubt, reflecting, to the extent appropriate to maintain one-to-one parity of Parent Common Stock and Opco Class A Units outstanding, any Parent Common Stock issued, delivered, sold, granted, pledged or disposed of (other than forfeitures following cessation of employment or redemptions) in accordance with Section 6.02(b)(iv)).

(b) Each Company Party and each of its applicable Affiliates shall be entitled to cause the actions contemplated to be performed by such Company Party or its Affiliates by Section 7.18(b) of the Company Disclosure Letter (the “Company Pre-Closing Up-C Restructuring”; and together with the Parent Pre-Closing Up-C Restructuring, the “Pre-Closing Up-C Restructuring”) to occur by the applicable Person and in the manner in each case specified therein; provided that the Company Parties shall obtain Parent’s consent (not to be unreasonably withheld, conditioned or delayed) with respect to any proposed restructuring described in Section 7.18(b) of the Company Disclosure Letter.

(c) The Contracts not attached hereto that are required to consummate the Pre-Closing Up-C Restructuring, other than customary Contracts that provide for conversion of entities, shall be in form and substance reasonably acceptable to the other Parties. The Parties shall keep each other reasonably apprised in writing with respect to the status of the Pre-Closing Up-C Restructuring matters required of it. Each Party shall use reasonable best efforts to obtain, in a form reasonably acceptable to the other Party, any approvals required under any of its or its respective Subsidiaries’ Organizational Documents to effect the Pre-Closing Up-C Restructuring matters required of it.

(d) The Company shall, and shall cause each of its applicable Affiliates to, undertake, and enter into agreements to consummate, a distribution as a result of which each of the Blockers will become a direct owner of the Company as contemplated by Section 7.18(d) of the Company Disclosure Letter (the “Blocker Restructuring”). The Company Parties shall promptly notify Parent of any changes to the Blocker Restructuring, including if a Company Party determines in good faith that any action that is part of the Company Blocker Restructuring cannot be completed using reasonable best efforts, taking into account, without limitation, any adverse tax consequences of such action. If the Company Parties so notify Parent, the Parties shall use commercially reasonable efforts to agree to a structure that avoids any adverse tax or other consequence to the Parties and the Company Parties shall modify Section 7.18(d) of the Company Disclosure Letter to reflect such alternative structure.

Section 7.19 Section 16 Matters. Prior to the Blocker Mergers Effective Time, the Parent Board (or a duly formed and duly authorized committee thereof) shall take all such actions as may be necessary or appropriate to cause any acquisitions or dispositions of (a) Parent Common Stock (including Parent Common Stock resulting from the conversion of Parent Series C Preferred Units into Parent Common Stock as described in the Charter Amendment and Resolutions), (b) Parent Common Stock resulting from the conversion or exchange of the Opco Class B Units and corresponding Parent Series B Preferred Units (including Opco Class B Units and corresponding Parent Series B Preferred Units resulting from the conversion of Opco Series C-2 Preferred Units following the Conversion Approval), pursuant to the terms of the Opco LLCA, and (c) Parent Series C Preferred Units (including on exchange of Opco Series C-2 Preferred Units) (and, for the avoidance of doubt, such conversions and exchanges themselves), by any individual who shall become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Transactions to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 7.20 Anti-Takeover Statutes. Each of Parent, the Company and their respective board of directors (or equivalent governing body) shall, and shall cause their applicable Subsidiaries to: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws become, due to the acquisition of such Party’s or its Subsidiaries’ equity, applicable to this Agreement, the Transaction Agreements or the Transactions, including the Mergers; and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions due to the acquisition of such Party’s or its Subsidiaries’ equity, grant such approvals and take all actions necessary so that the Transactions, including the Mergers, may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions, including the Mergers, including, if necessary, challenging the validity or applicability thereof.

Section 7.21 Transaction Litigation. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of any stockholder demands, litigations, arbitrations or other similar action (including derivative claims) commencing against any of the Parent Parties, the Company Parties and their respective directors or officers relating to this Agreement or any of the Transactions (collectively, the “Transaction Litigation”) and shall keep each other informed regarding any Transaction Litigation. The Company and Parent shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation and shall in good faith consult with each other on a regular basis regarding the defense or settlement of such Transaction Litigation and shall give each other’s advice with respect to such Transaction Litigation reasonable consideration. The Company shall not settle any Transaction Litigation without the written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.22 Transaction Agreements.

(a) The Parties shall in good faith use reasonable best efforts to finalize and enter into (as applicable), concurrently with the Closing:

(i) a definitive agreement constituting the Opco LLCA reflecting the terms and conditions set forth on Exhibit C and such other customary terms and conditions as are not inconsistent with Exhibit C and as are agreed to by Parent and the Company; provided that in the event that the Opco LLCA is not finalized prior to or as of the Closing, (A) the Parties shall continue to in good faith use reasonable best efforts to finalize and, as applicable, enter into the Opco LLCA as soon as reasonably practicable thereafter and (B) the terms and conditions set forth on Exhibit C shall be binding on the Parties and shall be deemed to be such definitive agreement until the time that the Opco LLCA is executed and delivered; and

(ii) a definitive agreement constituting the Surviving Management Holdings LLCA reflecting the terms and conditions set forth on Exhibit K and such other customary terms and conditions as are not inconsistent with Exhibit K and as are agreed to by Parent and the Company; provided that in the event that the Surviving Management Holdings LLCA is not finalized prior to or as of the Closing, (A) the Parties shall continue to in good faith use reasonable best efforts to finalize and, as applicable, enter into the Surviving Management Holdings LLCA as soon as reasonably practicable thereafter and (B) the terms and conditions set forth on Exhibit K shall be binding on the Parties and shall be deemed to be such definitive agreement until the time that the Surviving Management Holdings LLCA is executed and delivered.

(b) On the Closing Date, (i) Parent, Holdco and, by virtue of the delivery of a Letter of Transmittal pre-Closing, the Securityholders as of immediately prior to the Closing who have so delivered a Letter of Transmittal pre-Closing shall enter into the Tax Receivable Agreement and, following the Closing, Securityholders as of immediately prior to the Closing shall automatically become a party thereto by virtue of the delivery of their respective Letter of Transmittal; (ii) Parent and the applicable Major Shareholders designated therein shall enter into the Shareholders Agreement in the form attached hereto as Exhibit E-1 in the case the Securityholders, by delivering a Letter of Transmittal; (iii) Parent and the applicable Major Shareholders designated therein shall enter into the Shareholders Agreement in the form attached hereto as Exhibit E-2; (iv) Parent and by virtue of the delivery of a Letter of Transmittal pre-Closing, the Securityholders as of immediately prior to the Closing who have so delivered a Letter of Transmittal pre-Closing shall enter into enter into the Investor Rights Agreement in the form attached hereto as Exhibit F and, following the Closing, Securityholders as of immediately prior to the Closing shall automatically become a party thereto by virtue of the delivery of their respective Letter of Transmittal; and (v) Parent shall cause the Charter Amendment to be filed with the Secretary of State of the State of Tennessee and use reasonable best efforts to cause the Charter Amendment and Resolutions to be accepted thereby and be in full force and effect as of the Closing.

Section 7.23 Written Consents. The Company shall, use reasonable best efforts to obtain, as soon as practicable after the date hereof, a duly executed written consent in the form of the Securityholder Consent Agreement from each Securityholder that has not delivered a written consent in such form as of the date hereof; provided that in no event shall such efforts require the Company (or any of its Affiliates) to provide any additional value to such Person in order to receive such Securityholder Consent Agreement.

ARTICLE VIII

CONDITIONS TO THE CLOSING

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Parties to consummate the Mergers are subject to the satisfaction or written waiver by Parent and the Company (where permissible under applicable Law) at or prior to the Closing of the following conditions:

(a) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions (collectively, a “Restraint”) or imposing a Burdensome Effect.

(b) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated; and (ii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(b) of the Company Disclosure Letter shall have been obtained or terminated or shall have expired, in the case of clauses (i) and (ii), without the imposition of any Burdensome Effect.

(c) Securityholder Approval. The Required Blocker Securityholders Approval shall have been obtained.

Section 8.02 Conditions to the Obligations of each Parent Party. The obligations of the Parent Parties to consummate the Mergers are subject to the satisfaction or written waiver by Parent (where permissible under applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. As of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of the Company Parties set forth in Sections 4.02(a) and 4.02(d) shall be true and correct in all respects (other than for de minimis inaccuracies); (ii) the representations and warranties of the Company Parties set forth in Sections 4.01(a) (only as it relates to the Company Parties), 4.01(d)(i), 4.02(b), 4.02(c), 4.02(e), 4.03, 4.04(a)(i), 4.06(j) and 4.17 shall be true and correct (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained therein) in all material respects; and (iii) the other representations and warranties of the Company Parties set forth in Article IV shall be true and correct (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained therein) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants; Pre-Closing Up-C Restructuring. The Company Parties shall have performed or complied, in each case, in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing. The Company Parties and their applicable Subsidiaries shall have performed or complied with all steps required by them to implement the Company Pre-Closing Up-C Restructuring and such actions shall be complete.

(c) No Company Material Adverse Effect. Since the date of this Agreement through the Closing Date, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, that has had or would have been reasonably expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by a duly authorized officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) Transaction Agreements. Each of the Shareholders Agreements, the Investor Rights Agreement, the Tax Receivable Agreement and the Opco LLCA (which, for the avoidance of doubt may be the Term Sheet attached as Exhibit C) shall have been duly executed and delivered by the Major Shareholders referred to therein as a party thereto.

Section 8.03 Conditions to the Obligations of each Company Party. The obligations of the Company Parties to consummate the Mergers are subject to the satisfaction or waiver by the Company (where permissible under applicable Law) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. As of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of the Parent Parties set forth in Sections 5.03(a) and (b) shall be true and correct in all respects (other than for de minimis inaccuracies); (ii) the representations and warranties of the Parent Parties set forth in Sections 5.01(a), 5.03 (other than Sections 5.03(a) and (b)), 5.04(a), 5.05(a)(i), and 5.12 shall be true and correct (without giving effect to any “material”, “materiality” or “Parent Material Adverse Effect” qualification contained therein) in all material respects; and (iii) the other representations and warranties of the Parent Parties set forth in Article V shall be true and correct (without giving effect to any “material”, “materiality” or “Parent Material Adverse Effect” qualification contained therein) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants; Pre-Closing Up-C Restructuring. The Parent Parties shall have performed or complied in all material respects with the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing. The Parent Parties and their applicable Subsidiaries shall have performed or complied with all steps required by them to implement the Parent Pre-Closing Up-C Restructuring and such actions shall be complete. The Parent Parties and their applicable Subsidiaries shall have performed or complied with all steps required by them to implement the appointments contemplated by Section 2.07(f) and such appointments shall be effective at the Closing.

(c) No Parent Material Adverse Effect. Since the date of this Agreement through the Closing Date, there has not been any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, that has had or would have been reasonably expected to have a Parent Material Adverse Effect.

(d) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by a duly authorized officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

(e) Charter Amendment. The Charter Amendment shall have been duly authorized and adopted and accepted by Secretary of State of the State of Tennessee, as applicable, and is in full force and effect in accordance with its term, without further amendment or modification.

(f) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Mergers and upon conversion or exchange of Opco Class B Units (and corresponding Parent Series B Preferred Units) to be issued in the Mergers shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(g) Transaction Agreements. Each of the Shareholders Agreements, the Investor Rights Agreement, the Tax Receivable Agreement and the Opco LLCA (which, for the avoidance of doubt may be the Term Sheet attached as Exhibit C) shall have been duly executed and delivered by the Parent Parties referred to therein as a party thereto.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Blocker Mergers Effective Time, as follows:

(a) by duly authorized mutual written consent of Parent and the Company (on behalf of itself and the other Company Parties); or

(b) by either Parent or the Company (on behalf of itself and the other Company Parties) if:

(i) the Closing shall not have occurred on or before 11:59 p.m., Eastern time on February 10, 2024 (the “Outside Date”); provided that if the conditions to the Closing set forth in Section 8.01(b)(i) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the

Closing (so long as such conditions are reasonably capable of being satisfied)), the Outside Date may be extended by either party to a date not beyond May 10, 2024, by providing a written notice thereof to the other party prior to 11:59 p.m., Eastern time on such date; provided that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to (A) Parent if any Parent Party’s failure to fulfill any obligation under this Agreement or other willful breach has been a material cause of, or resulted in, the failure of the Closing to occur on or before such time, or (B) the Company if any Company Party’s failure to fulfill any obligation under this Agreement or other willful breach has been a material cause of, or resulted in, the failure of the Closing to occur on or before such time; or (C) the Company (on behalf of itself and the other Company Parties) if any material breach by the Major Shareholders of their respective obligations under any the Securityholder Consent Agreement executed by it and such uncured breach has been a material cause of, or resulted in, the failure of the Closing to occur before 11:59 p.m., Eastern time, on the Outside Date; or

(ii) any Restraint having the effect set forth in Section 8.01(a) hereof shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to (A) Parent if such Restraint was primarily due to the failure of any Parent Party to perform any of its obligations hereunder or (B) the Company if such Restraint was primarily due to the failure of any Company Party to perform any of its obligations hereunder;

(c) by Parent:

(i) upon a breach by any Company Party of, or failure by any Company Party to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by the Company Parties within 30 days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if any Parent Party is in material breach of its representations, warranties or covenants as of the time of such purported termination such that the conditions in Section 8.03(a) and Section 8.03(b) would not be satisfied; or

(ii) if the Consenting Blocker Securityholders fail to duly execute and deliver to Parent the Blocker Securityholders Written Consent within 24 hours following the execution and delivery of this Agreement; provided that any such termination right pursuant to this Section 9.01(c)(ii) shall cease to be available following such time the Consenting Blocker Securityholders duly execute and deliver to Parent the Blocker Securityholders Written Consent; or

(d) by the Company (on behalf of itself and the other Company Parties) upon a breach by any Parent Party of, or a failure by any Parent Party to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by the Parent

Parties, as applicable, within 30 days of receipt by the Parent of written notice of such breach or failure; provided, however, that the Company (on behalf of itself and the other Company Parties) shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if (x) any Company Party is in material breach of its representations, warranties or covenants as of the time of such purported termination or (y) any Major Shareholder is in material breach of its representations, warranties or covenants under the Securityholder Consent Agreement executed by it has as of the time of such purported termination, in each case, such that the conditions in Section 8.02(a) and Section 8.02(b) would not be satisfied.

Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.03(c), Section 7.14(e), Section 7.16(d), Section 9.03, and Article X (other than any right to seek specific performance or other equitable remedies to cause the Closing to occur pursuant to Section 10.06), each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 shall relieve any Party from liability for Fraud committed prior to such termination or for any willful breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the parties agree that any award of damages sought against any party for any alleged breach of this Agreement by any other party occurring prior to the Closing shall not be limited to reimbursement of expenses or out-of-pocket costs and the parties shall be entitled to seek and may obtain any damages set forth in Section 10.05.

Section 9.03 Fees and Expenses.

(a) In the event that Parent terminates this Agreement pursuant to Section 9.01(c)(ii), the Company shall pay, or cause to be paid, within five Business Days of such termination and written notice from Parent of the amount thereof and all reasonable supporting information, by wire transfer of immediately funds to an account specified in writing by Parent in advance, the reasonable, documented out-of-pocket costs and expenses of Parent and its Affiliates (including costs of its Representatives) incurred in connection with, and diligence and negotiation of, the Transactions, in an aggregate amount not to exceed $20,000,000.

(b) If the Transactions are consummated, all Expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by Opco. If the Transactions are not consummated, except as otherwise set forth herein, all Expenses incurred in connection with the Transaction Agreements and the Transactions shall be paid by the party incurring such Expenses; provided that (i) Parent and the Company shall each bear 50% of all Filing Fees and, to the extent such Parties did not previously bear 50% of all Filing Fees, such applicable Party shall promptly reimburse such other Party up to 50% of such aggregate amount and (ii) Parent shall reimburse the Company for all reasonable out-of-pocket and documented costs and expenses (including reasonable and documented attorneys’ and accountants’ fees) incurred by the Company Parties or any of their respective Subsidiaries in connection with the cooperation and delivery of information of or by the Company Parties and their respective Subsidiaries contemplated by Section 7.14 and Section 7.16. For the avoidance of doubt, the foregoing shall in no way limit, the obligations of the Parent Parties set forth in Section 7.14(e) and Section 7.16(d).

Section 9.04 Amendment. This Agreement may not be amended except by an instrument in writing signed by Parent and the Company; provided, however, that this Agreement cannot be amended (i) during the period beginning at the Blocker Mergers Effective Time and ending as of the Closing or (ii) post-Closing without an instrument in writing signed by the Designated Representative.

Section 9.05 Waiver.

(a) Any Parent Party may (i) extend the time for the performance of any obligation or other act of any Company Party; (ii) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any Company Party contained in any Transaction Agreement; and (iii) to the extent permitted by applicable Law, waive compliance with any agreement of any Company Party or any condition to its own obligations contained in this Agreement.

(b) The Company pre-Closing, and the Designated Representative post-Closing, may (i) extend the time for the performance of any obligation or other act of any Parent Party; (ii) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any Parent Party contained in any Transaction Agreement; and (iii) to the extent permitted by applicable Law, waive compliance with any agreement of any Parent Party or any condition to its own or the Company Party’s obligations contained in this Agreement.

(c) No extension or waiver by any Party shall require the approval of its stockholders (or equivalent), unless required by applicable Law. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements; Releases.

(a) The Parties, intending to modify any applicable statute of limitations, agree that except (a) solely in the case of claims made for Fraud and (b) for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part at or after the Closing (the “Surviving Covenants”), the representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Closing. The Surviving Covenants shall survive the Closing in accordance with their respective terms, including with respect to any claims for breach thereof.

(b) Effective as of the Blocker Mergers Effective Time, each Securityholder that acknowledges and agrees to the provisions of this Section 10.01(b) pursuant to such Securityholder’s Securityholder Consent Agreement or Letter of Transmittal, for itself and on behalf of its Affiliates and its and their respective officers, directors, employees, partners, members, managers, agents, attorneys, Representatives, successors and permitted assigns (collectively, the “Securityholder Releasing Parties”), acknowledges and agrees that, to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any and all claims, controversies, actions, cross-claims, counter-claims, demands, rights and causes of action (“Claims”) they may have against the Parent Parties and the Company Parties, their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, partners, members, managers, agents, attorneys, other Representatives, any of their past, present or future successors and permitted assigns (in each of the foregoing cases, solely in their capacity as such) (collectively, the “Parent Released Parties”) based upon, arising out of or related to the Securityholder’s investment in or ownership of (or purported investment in or ownership of) the Existing Securities or any other equity interest held (or purported to be held) by the Securityholder with respect to any Company Party or their respective Subsidiaries (including any such Claims in such capacity against the directors, managers and officers of the Company Parties and their respective Subsidiaries, including Claims for breach of fiduciary duties) at, or prior to, the Effective Times (collectively, the “Released Claims”), whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except for (i) Claims for Fraud, (ii) Claims brought pursuant to and in accordance with the Transaction Agreements or the Letter of Transmittal executed by the Securityholder, (iii) the rights of a Securityholder Releasing Party to any salary, wages or other employment related compensation and related entitlements to expense reimbursements and contributions to Plans, or the rights of a Securityholder Releasing Party under any employment agreement entered into with the Company or any Subsidiary thereof, (iv) any rights under any other commercial relationships (other than with respect to Affiliate Agreements terminated pursuant to Section 7.12), or (v) any rights to indemnification, advancement of expenses, or reimbursement under indemnification and exculpation provisions under the Company’s or of its Subsidiaries’ Organizational Documents, as applicable, or in an applicable liability insurance policy (such clauses, collectively, the “Securityholder Excluded Claims”). Furthermore, without limiting the generality of this Section 10.01(b), except for the Securityholder Excluded Claims, from and after the Blocker Mergers Effective Time, no Claim shall be brought or maintained by, or on behalf of, the Securityholder Releasing Parties against any of the Parent Released Parties, and, except for the Securityholder Excluded Claims, no recourse shall be sought or granted against any of the Parent Released Parties, by virtue of, or based upon, any Securityholder Released Claim and the Securityholder, on behalf of itself and the other Securityholder Releasing Parties hereby waives the protection of any provision of any Law that would operate to preserve claims that are unknown as of the Effective Time. Except as set forth in Section 7.05, the Securityholder hereby agrees to the termination of the Organizational Documents of the Company Parties effective as of the Closing.

(c) Effective as of the Closing, each Parent Party and on behalf of its Affiliates and its and their respective officers, directors, employees, partners, members, managers, agents, attorneys, Representatives, successors and permitted assigns (including, after the Closing, each Company Party and its Subsidiaries) (collectively, the “Parent Releasing Parties”), acknowledges and agrees that to the fullest extent permitted under applicable Law, including by contractually shortening the applicable statute of limitations, any and all Claims it may have against the Securityholder Releasing Parties, their respective Affiliates and their and their Affiliates’ respective officers, directors, employees, partners, members, managers, agents, attorneys, other Representatives, any of their past, present or future successors and permitted assigns (in each of the foregoing cases, solely in their capacity as such) (collectively, the “Securityholder Released Parties”) based upon, arising out of or related to any Released Claim, whether arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages or any other recourse or remedy, including as may arise under common law) are hereby irrevocably waived, except for (i) Claims for Fraud, (ii) Claims brought pursuant to and in accordance with the Transaction Agreements and (iii) any rights under any other commercial relationships (other than with respect to Affiliate Agreements terminated or terminable pursuant to Section 7.12) (such clauses, collectively, the “Parent Excluded Claims”). Furthermore, without limiting the generality of this Section 10.01(c), except for the Parent Excluded Claims, from and after the Closing, no Claim shall be brought or maintained by, or on behalf of, the Parent Releasing Parties against any of the Securityholder Released Parties, and no recourse shall be sought or granted against any of the Securityholder Released Parties, by virtue of, or based upon, any Securityholder Released Claim, except Parent Excluded Claims, and each Parent Party, on behalf of itself and the other Parent Releasing Parties hereby waives the protection of any provision of any Law that would operate to preserve claims that are unknown as of Closing.

(d) Notwithstanding anything to the contrary contained in this Agreement, (i) this Section 10.01 shall survive the Closing and (ii) no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of any Party or Securityholder, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person; (b) when transmitted (except if not a Business Day, then the next Business Day) via email to the email address set out below (and sender shall bear the burden of proof of delivery, which shall be deemed satisfied if such notice is also delivered by hand, deposited in registered or certified mail (postage prepaid, return receipt requested), or delivered prepaid to a reputable national overnight air courier service on or before the date that is one Business Day after its transmission by email); and (c) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to any Parent Party:

Forward Air Corporation

1915 Snapps Ferry Road, Bldg. N

Greeneville, TN 37745

Attention:     Michael Hance

Email:          [***]

with a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Attention:  Thomas E. Dunn; Matthew L. Ploszek

Email:        tdunn@cravath.com; mploszek@cravath.com

if to any Company Party:

Omni Logistics, LLC

3200 Olympus Blvd., Suite 300

Dallas, TX 75019

Attention:  John J. Schickel, Jr.

Email:        [***]

with a copy to:

Ridgemont Equity Partners

101 S. Tryon Street, Suite 3400

Charlotte, NC 28280

Attn:         Chief Operating Officer

e-mail:      [***]

and:

Alston & Bird LLP

1120 South Tryon Street, Suite 300

Charlotte, NC 28203

Attention:   C. Mark Kelly; William B. Snyder, Jr, Daniel C. Rowe

Email:         mark.kelly@alston.com; william.snyder@alston.com; daniel.rowe@alston.com

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the Parties intend that the provisions of Section 10.01, including the remedies (and limitations thereon), and the limitations on representations, warranties, and covenants, be construed as integral provisions of this Agreement and that such provisions, remedies and limitations shall not be severable in any manner that diminishes a Person’s rights hereunder or increases a Person’s liability or obligations hereunder.

Section 10.04 Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Letter and the Parent Disclosure Letter), the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other Parties. Notwithstanding the foregoing, any assignment permitted by the terms and conditions of the Transaction Agreements, including the Opco LLCA, the Surviving Management Holdings LLCA and the Charter Amendment and Resolutions, shall not be prohibited by this Section 10.04, including the right for any Securityholder to assign his, her or its Merger Consideration.

Section 10.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (a) Section 7.05, Section 7.06, Section 9.02, Section 10.01, this Section 10.05, Section 10.11 and Section 10.13 (which is intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons) and (b) the right of Parent, on the one hand, and the Company on behalf of the Securityholders, on the other hand, to pursue and obtain losses (including claims for losses based on loss of the economic benefits of the Transactions to Parent, the Company or the Securityholders, as applicable) with respect to any claim permitted under Section 9.02 after this Agreement is validly terminated in accordance with 9.01, which right to bring such claims therefor (subject to any limitations set forth in this Agreement) is hereby expressly acknowledged and agreed by the Parent Parties and the Company Parties, respectively (and the Securityholders are express intended third party beneficiaries of this Section 10.05 to the extent necessary to implement the foregoing). For the avoidance of doubt, the Securityholders are third-party beneficiaries of the right to receive the applicable portion of the Merger Consideration to be delivered thereto pursuant to the terms of this Agreement and the Surviving Covenants; provided, that prior to the Closing, such rights may be exercised only by the Company (on behalf of the Securityholders).

Section 10.06 Specific Performance. The Parties agree that the Parties would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, including such Party’s failure to take all actions as are necessary on such Party’s part in accordance with the terms and conditions of this Agreement to consummate the Transactions, and each Party further waives any defense that a remedy at law would be adequate in any action or Action for specific performance or injunctive relief hereunder. Accordingly, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties’ rights in this Section 10.06 are an integral part of this Agreement.

Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any Party; (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named courts; and (c) agree that such Party will not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any federal court within the State of Delaware and the appellate court(s) therefrom). Service of process, summons, notice or document to any Party’s address and in the manner set forth in Section 10.02 shall be effective service of process for any such action (without limiting other means).

Section 10.08 Counterparts. This Agreement may be executed and delivered (including by electronic, facsimile transmission, DocuSign or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument will raise the use of electronic delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Section 10.09 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT

IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) IT MAKES THIS WAIVER VOLUNTARILY; AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.09.

Section 10.10 Concerning the Financing Sources Related Parties. Notwithstanding anything in this Agreement to the contrary, each Party hereby:

(a) agrees that any Action, whether in law or in equity, whether in contract, in tort or otherwise, against any Financing Sources Related Party arising out of or relating to this Agreement, any Transaction Agreement, any Financing Document, any Debt Financing or any of the Transactions or the performance of any services hereunder or thereunder (any such Action, a “Financing Related Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient;

(b) agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Financing Document;

(c) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan in the City and County of New York, and any appellate court thereof;

(d) expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Action;

(e) agrees that none of the Financing Sources Related Parties will have any obligation or liability, on any theory of liability, to the Company or any of its Affiliates, and none of the Company Parties or any of their respective Subsidiaries shall have any rights or claims against any of the Financing Sources Related Parties, in each case, in any way arising out of or relating to this Agreement, any Transaction Agreement, any Financing Document, any Debt Financing or any of the other Transactions or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise;

(f) agrees that, notwithstanding anything to the contrary in Section 10.05 or elsewhere in this Agreement or any Transaction Agreement, the Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 10.10; and

(g) agrees that the provisions in this Section 10.10 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 10.10) shall not be amended, waived or otherwise modified, in each case, in any way adverse to any Financing Sources Related Party without the prior written consent of such Financing Sources Related Party (and any such amendment, waiver or other modification without such prior written consent shall be null and void).

(h) For the avoidance of doubt, nothing in this Section 10.10 shall directly or indirectly qualify, modify or impair the obligations of any Financing Source Related Party under and pursuant to the Debt Commitment Letter or with respect to definitive agreements for any Debt Financing.

Section 10.11 Waiver of Conflicts; Privilege and Legal Representation Matters. Recognizing that each of Alston & Bird LLP and King & Spalding LLP has acted as legal counsel to the Designated Representative, the Securityholders and their respective Affiliates (including Ridgemont Equity Partners, EVE Partners and their respective Affiliates) and the Company and its Subsidiaries, the Blockers and Management Holdings prior to the Closing, and that each of Alston & Bird LLP and King & Spalding LLP intends to act as legal counsel to the Designated Representative, the Securityholders and their respective Affiliates (including Ridgemont Equity Partners, EVE Partners and their respective Affiliates) and the Company and its Subsidiaries, the Blockers and Management Holdings after the Closing, Parent (including, effective as of the Closing, on behalf of the Company and its Subsidiaries, the Blockers and Management Holdings) hereby waives, on its own behalf and on behalf of its Affiliates to waive, any conflicts that may arise in connection with Alston & Bird LLP or King & Spalding LLP representing the Designated Representative, the Securityholders and their respective Affiliates (including Ridgemont Equity Partners, EVE Partners and their respective Affiliates) and the Company and its Subsidiaries after the Closing in connection with the Transaction Agreements or the Transactions (including with respect to any disputes arising out of this Agreement or the other Transaction Agreements or the Transactions). In addition, all communications involving attorney-client confidences, work product or similar privilege between the Designated Representative, the Securityholders and their respective Affiliates (including Ridgemont Equity Partners, EVE Partners and their respective

Affiliates) and the Company and its Subsidiaries, the Company, the Blockers, Management Holdings, their respective Subsidiaries or their respective Affiliates and Alston & Bird LLP or King & Spalding LLP prior to the Closing, including, without limitation, in the course of the negotiation, documentation and consummation of the Transactions shall be deemed to be work product or attorney-client privileges or confidences that belong solely to the Designated Representative, the Securityholders and their respective Affiliates (including Ridgemont Equity Partners, EVE Partners and their respective Affiliates) and not the Company or any of its Subsidiaries. Accordingly, following the Closing, neither the Company nor any of its Subsidiaries nor the Blockers nor Management Holdings (or any of their respective successor entities) shall be entitled to (and Parent agrees to cause them not to) (a) waive any such privilege or confidence or have any access to any such communications, or to the files of Alston & Bird LLP or King & Spalding LLP relating thereto, (b) take any other action which could cause any such communications to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege or (c) assert any such privilege or confidence against the Securityholders or the Designated Representative. The Designated Representative on behalf of the Securityholders will have the exclusive right to control, assert, or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such communications. Parent further agrees that none of Parent or, following the Closing, any of the Company and its Subsidiaries, the Blockers or Management Holdings, will have any right to access or control any of the Alston & Bird LLP or King & Spalding LLP records relating to or affecting the Transactions, which, following the Closing, will be the property of (and be controlled by) the Designated Representative on behalf of the Securityholders. In addition, Parent agrees that it would be impractical to remove all transaction communications with Alston & Bird LLP and King & Spalding LLP from the records (including e-mails and other electronic files) of the Company and its Subsidiaries, the Blockers and Management Holdings. Accordingly, Parent will not, and will cause each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries, the Blockers and Management Holdings) not to, use any such transaction communication remaining in the records of the Company and its Subsidiaries, the Blockers and Management Holdings after Closing in a manner intentionally adverse to the Securityholders or any of their Affiliates.

Section 10.12 No Recourse. This Agreement and the other Transaction Agreements may only be enforced against, and all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement and the other Transaction Agreements, or the negotiation, execution, or performance hereof or thereof (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) may only be brought against the entities that are expressly identified as Parties in the preamble to this Agreement (but specifically excluding the Designated Representative) or, with respect to another Transaction Agreement, the parties thereto, as applicable (each such party to this Agreement and any other Transaction Agreement (to the extent a specific named party and signatory to another Transaction Agreement and then only to the extent of the obligations of such Person set forth therein), a “Contracting Party”), and then only with respect to the specific obligations set forth herein or therein with respect to such Contracting Party. No Person who is not a Contracting Party, including the Designated Representative, any current, former or future director, officer, employee, incorporator, member, partner, manager, controlling Person, direct or indirect equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, controlling Person, direct or indirect equityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing that is not itself a Contracting Party (collectively, “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement and the other Transaction Agreements or based on, in respect of, or by reason of this Agreement and the other Transaction Agreements, any representation or warranty made in, in connection with, or as an inducement to enter into, the Transaction Agreements, or the negotiation, execution, performance, or breach of the Transaction Agreements (other than to the extent a specific named party and signatory to another Transaction Agreement and then only to the extent of the obligations of such Person set forth therein) (collectively, the “Nonrecourse Matters”); and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such claims, causes of action, obligations or liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to Nonrecourse Matters. Without limiting any express rights pursuant to the Transaction Agreements against the Contracting Parties, (a) Parent shall not assert and, following the Closing, shall cause the Company and its Subsidiaries, the Blockers and Management Holdings not to assert, any claim against any present or former director, officer, employee, direct or indirect equityholder or agent of any Securityholder or their respective Affiliates, for or with respect to the Nonrecourse Matters, (b) Company Parties shall not assert, and shall cause their respective controlled Affiliates not to assert, any claim against any present or former director, officer, employee, direct or indirect equityholder or agent of any Parent Party or their respective Affiliates, for or with respect to the Nonrecourse Matters and (c) each Securityholder shall not assert, and shall cause their respective controlled Affiliates not to assert, any claim against any present or former director, officer, employee, direct or indirect equityholder or agent of any Parent Party or their respective Affiliates, for or with respect to the Nonrecourse Matters. Each of the Nonparty Affiliates is an intended third party beneficiary of this Section 10.12. Nothing in the Section 10.12 shall be deemed to limit claims for Fraud.

Section 10.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[signature pages follow]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FORWARD AIR CORPORATION

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CENTRAL STATES LOGISTICS, INC.

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CLUE OPCO LLC

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CLUE BLOCKER MERGER SUB 1 INC.

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CLUE BLOCKER MERGER SUB 2 INC.

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CLUE BLOCKER MERGER SUB 3 INC.

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

[Signature Page to Game Night Merger Agreement]

CLUE PARENT MERGER SUB LLC

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CLUE OPCO MERGER SUB LLC

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

CLUE MANAGEMENT MERGER SUB LLC

BY:	/s/ Thomas Schmitt
Name: Thomas Schmitt
Title: President and Chief Executive Officer

OMNI NEWCO, LLC

BY:	/s/ John J. Schickel, Jr.
Name: John J. Schickel, Jr.
Title: Chief Executive Officer

REP OMNI III BLOCKER, INC

BY:	/s/ Edward Balogh
Name: Edward Balogh
Title: Authorized Signatory

REP COINVEST III-A BLOCKER CORPORATION

BY:	/s/ Edward Balogh
Name: Edward Balogh
Title: Authorized Signatory

[Signature Page to Game Night Merger Agreement]

REP COINVEST III-B BLOCKER CORPORATION

BY:	/s/ Edward Balogh
Name: Edward Balogh
Title: Authorized Signatory

GN BONDCO, LLC

BY:	/s/ John J. Schickel, Jr.
Name: John J. Schickel, Jr.
Title: Authorized Person

OMNI MANAGEMENT HOLDINGS, LLC

BY:	/s/ John J. Schickel, Jr.
Name: John J. Schickel, Jr.
Title: Chief Executive Officer

[Signature Page to Game Night Merger Agreement]